UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.___)
_______________________

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒        Preliminary Proxy Statement
☐        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐        Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

Element Solutions Inc
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒    No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

500 East Broward Boulevard, Suite 1860 Fort Lauderdale, Florida 33394

April [XX], 2024

Dear Fellow Stockholders:
I am pleased to invite you to the 2024 Annual Meeting of Stockholders of Element Solutions Inc which will be held on Tuesday, June 4, 2024 at 11:00 a.m. (Eastern Time). You will find information about the meeting, including how to participate and the items to be voted on, in the Notice of Annual Meeting of Stockholders and the Proxy Statement that accompany this letter.
Your vote is important. Please vote your proxy promptly so your shares can be represented. You may vote by proxy via the Internet or telephone or, if you received paper copies of the proxy materials via mail, you may vote by mail by following the instructions on your proxy card. For detailed information regarding voting instructions, please refer to the accompanying Proxy Statement.
On behalf of our Board of Directors and management, thank you for your continued support.

Sincerely,

Benjamin Gliklich
President & Chief Executive Officer
i

500 East Broward Boulevard, Suite 1860 Fort Lauderdale, Florida 33394
PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time	June 4, 2024 at 11:00 a.m. (Eastern Time)

Place	Virtual meeting via the Internet at www.virtualshareholdermeeting.com/ESI2024*

Items of Business	1.	Election of eight directors for a one-year term
	2.	Advisory vote to approve our 2023 executive compensation
	3.	Approval of our 2024 Incentive Compensation Plan
	4.	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024
	5.	Consider other business properly brought before the meeting

The above matters are fully described in this Proxy Statement. We have not received notice of any other matters to be presented at the meeting.

Who Can Vote	Only stockholders of record as of the close of business on April 8, 2024 may vote at the 2024 Annual Meeting.

* You will need your 16-digit control number included on the Notice or proxy card in order to join the meeting. You will be able to listen to the meeting live, submit questions and vote online.

By Order of the Board of Directors,

John E. Capps
EVP, General Counsel and Company Secretary
April [XX], 2024

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting to be held on June 4, 2024: The Proxy Statement, our Annual Report to Stockholders for the year ended December 31, 2023 (the "2023 Annual Report") and the accompanying proxy card are available at www.proxyvote.com.
We are making this Notice of Annual Meeting of Stockholders, the Proxy Statement and the form of proxy first available on or about April [XX], 2024.
ii

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This Proxy Statement contains forward-looking statements that can be identified by words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "strategy," "objective" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding the Company's ability to drive sales and performance in terms of adjusted EBITDA, adjusted constant currency EBITDA compound annual growth rate ("EBITDA CAGR"), adjusted earnings per share ("EPS"), cash return on investment ("CRI") and free cash flow; the effective date of the Company's 2024 Incentive Compensation Plan; meeting financial and/or strategic long-term goals; expected key drivers of performance; probability of achievement of the performance target related to certain performance-based restricted stock units ("PRSUs"); outlook for the Company's markets and demand for its products; the effects of global economic conditions, including as a result of the war between Russia and Ukraine and the Israel-Hamas conflict and other hostilities in the Middle East; general views about the Company's future operating results, earnings growth, cash generation and capital allocation; environmental, social and governance ("ESG") initiatives, priorities and goals; risk management program; business and management strategies; and other factors that could affect the Company's future financial position or results of operations, including, without limitation, statements made in the Compensation Discussion and Analysis section of this Proxy Statement.
These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors, which we describe in the sections titled "Risk Factors," "Quantitative and Qualitative Disclosure about Market Risk," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our 2023 Annual Report and/or subsequent filings with the Securities and Exchange Commission (the "SEC"). Any forward-looking statement included in this Proxy Statement is based only on information currently available to us and speaks only as of the date on which it is made. In addition, some of the statements contained in this Proxy Statement may rely on third-party information that management believes to be reputable, though not independently verified. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Please consult any further disclosures we make on related subjects in the Company’s filings with the SEC.
This Proxy Statement includes references to our website and additional information and materials posted on it. Our website and such information or materials are not incorporated by reference in, and are not a part of, this Proxy Statement.
iii

500 East Broward Boulevard, Suite 1860 Fort Lauderdale, Florida 33394

PROXY STATEMENT

2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 4, 2024
The Board of Directors (or the "Board") of Element Solutions Inc ("Element Solutions," the "Company," "ESI," "our," "we" or "us") is soliciting your proxy to vote at the 2024 annual meeting of stockholders (the "2024 Annual Meeting"). In accordance with the SEC rules, we are providing stockholders with access to our proxy materials over the Internet, rather than in paper form, which reduces the environmental impact of the 2024 Annual Meeting and its related costs.
\

PROPOSAL 1	Election of Directors
☑ The Board recommends a vote FOR each of the director nominees
•75% independent Board (6 out of 8)
•Diverse set of backgrounds and skills relevant to the oversight of the Company
•Fully independent Board Committees
Upon recommendation of the Nominating and Policies Committee, our Board has nominated for election at the 2024 Annual Meeting seven of the Company's eight current directors as well as one new director nominee, Susan W. Sofronas, who will bring a unique strategic perspective to the Board. Current director Nichelle Maynard-Elliott will not be standing for reelection and will retire from the Board at the expiration of her current term, as of the date of the 2024 Annual Meeting. All director nominees are nominated for a one-year term ending at the time of the Company's 2025 annual meeting of stockholders, unless otherwise decided as indicated below. Except for Ms. Sofronas, all director nominees were elected to their present terms as members of the Board at the Company's 2023 annual meeting of stockholders (the "2023 Annual Meeting").

2024 Director Nominees
Sir Martin E. Franklin, KGCN (Executive Chairman)	Michael F. Goss (Independent Lead Director)
Benjamin Gliklich (President & CEO)	Christopher T. Fraser
Ian G.H. Ashken	E. Stanley O'Neal
Elyse Napoli Filon	Susan W. Sofronas
In accordance with our amended and restated by-laws (the "Amended and Restated By-Laws"), a majority of the votes cast at any meeting of stockholders is required for the election of directors, except in the case of a contested election where a plurality vote standard would apply. "A majority of the votes cast" means that the number of shares voted "For" a director nominee exceeds the votes cast "Against" such nominee. We believe this majority vote system enables stockholders to hold directors accountable in defeating or supporting their election.
Each director nominee has consented to being named in this Proxy Statement and to serve as a director if elected.

There is no arrangement or understanding pursuant to which any of the nominees was selected and there is no family relationship between any of them and any of the Company's officers or other directors.
We expect all director nominees to be available for election, but if any of them is unable to serve, or for good cause will not serve, the proxy holders named on the proxy card may exercise discretionary authority to vote for substitutes proposed by the Board.
Board Membership Criteria and Selection
Directors are elected annually. Our certificate of incorporation, as amended (the "Certificate of Incorporation"), provides that the Board should consist of one or more members as determined from time to time by the Board. In accordance with our Board Governance Principles and Code of Conduct (the "Board Governance Principles"), the Board believes that, given the size of the Company and the breadth of needed expertise and diversity, the optimal size of the Board is at least seven directors. Our Board is currently composed of eight members. Directors serve terms of one year expiring at the next annual meeting of stockholders of the Company or until their successors are duly elected and qualified or until their earlier death, resignation or removal.
The Nominating and Policies Committee of the Board is responsible for identifying, screening and recommending candidates to the Board for Board membership. In this role, the Committee strives to maintain a Board composed of individuals who bring diverse opinions, perspectives and backgrounds while maintaining an appropriate balance of tenure, turnover, diversity and skills on the Board.
When formulating its recommendations, the Committee considers various criteria, which may change over time as our business and/or industry evolve and as the composition of the Board changes. In accordance with its charter, the Nominating and Policies Committee selects candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who it believes would be most effective, in conjunction with the other Board members, at serving the long-term interests of our stockholders. In evaluating nominees, the Committee takes into consideration, at a minimum, the following attributes: leadership, integrity, independence, interpersonal skills, financial acumen, business experiences, industry knowledge, and diversity of viewpoints. The Committee believes that these general qualifications enable elected directors to contribute meaningfully to the leadership of our Board and effectively guide and supervise management in driving the Company’s growth as well as its financial and operational performance.
The Committee also considers experience that would best complement those already represented on the Board, the need for specialized expertise and anticipated retirements to define gaps that may need to be filled through the Board refreshment process. Once a candidate is identified, the Committee seeks input and participation from other Board members and other appropriate sources so that all points of view are considered and the best possible candidates selected.
Board Diversity, Tenure and Qualifications
The Board strives to foster an environment that encourages diverse critical thinking and innovative, strategic discussions to achieve a higher level of success for the Company. As part of its identification and selection process for director nominees, the Nominating and Governance Committee also considers racial, ethnic, age and gender diversity factors in order to promote a variety of backgrounds and consequently, a more constructive and effective decision-making process. As a testament to the effectiveness of this process, in the past five years, the Board selected three women as director nominees; two were elected by stockholders in the past and one is nominated for election at the 2024 Annual Meeting. This refreshment demonstrates the Board’s focus on maintaining an appropriate balance of attributes, viewpoints and experiences that align with the evolving needs of the Company’s long-term business strategy.
Currently, two of our directors are women, or 25% of the Board. 75% of our directors and of our director nominees are independent. As of today, the median tenure of our director nominees is 6.8 years.

Our Board Governance Principles do not impose tenure limits on the Company's directors, other than a mandatory retirement age of 73 and the requirement to stand for election annually at the annual meeting of stockholders. Considering the complexity and breadth of our industry and our businesses, the Nominating and Policies Committee and the Board recognize the importance of having a blend of longer-serving directors with a deep understanding of our operations and the markets we serve, and more recent additions who are able to provide fresh perspectives. We believe our director nominees as a group complement each other and each other’s respective experiences, skills and qualities. These qualifications help them provide valuable insights and contribute significantly to the success of our Company.
Our Board regularly evaluates desired attributes for directors in light of the Company's strategy and needs. For more information, see "Qualifications" for each director under "— Director Nominees" below. Key skills, qualifications and experience currently maintained on the Board include:

Skills, Qualifications and Experience
●	Experience as CEO and/or Chairman
●	Global operations / manufacturing
●	Chemicals industry
●	Public board experience
●	Finance and accounting
●	Risk management
●	M&A and capital market strategies
●	Sustainability
Candidates Nominated by Stockholders
The Nominating and Policies Committee will also consider director nominees recommended by stockholders. In accordance with our Amended and Restated By-Laws, stockholders who wish to nominate a candidate for consideration by the Committee for election at the Company's 2025 annual meeting of stockholders may do so by delivering written notice of such nominees’ names, no earlier than the close of business on February 4, 2025 and no later than the close of business on March 6, 2025, to Element Solutions Inc, 500 East Broward Boulevard, Suite 1860, Fort Lauderdale, Florida 33394, Attention: Company Secretary.
Any stockholder proposing a nomination must be a stockholder of record on the date such notice is given and on the record date for the determination of stockholders entitled to vote at the Company's 2025 annual meeting of stockholders, and must comply with the applicable notice procedures set forth in our Amended and Restated By-Laws. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s director nominees must comply with, and provide notice that sets forth the information required by, Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). For further information, see "OTHER MATTERS - Proposals by Stockholders" in this Proxy Statement.
No stockholder nomination was submitted in connection with the 2024 Annual Meeting.
Vote Required
Any director nominee who receives a greater number of votes "For" than votes "Against" his or her election will be elected to the Board. Abstentions will have no effect on the results of this vote.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR"
THE ELECTION OF EACH NOMINEE

Director Nominees
The Board of Directors believes that our director nominees as a group have backgrounds and skills important for our business. Below is a summary of the experience, qualifications, attributes and skills that qualify our nominees to serve on the Board:

Sir Martin E. Franklin, KGCN

Business Experience

Sir Martin, founder of ESI, was appointed as Executive Chairman of the Board in January 2019 after having served as Chairman of the Board since October 2013. He is the Founder and CEO of Mariposa Capital LLC, a Miami-based family office focused on long-term value creation across various industries ("Mariposa Capital"), and Chairman and controlling shareholder of Royal Oak Enterprises, LLC. He is also co-founder and co-chairman of Nomad Foods Limited, co-Chairman of APi Group Corporation, founder and director of Admiral Acquisition Limited and serves as principal and executive officer of a number of private investment entities and charities. Sir Martin was the founder and Chairman of Jarden Corporation ("Jarden") from 2001 until April 2016, serving also as its Chief Executive Officer from September 2001 until June 2011. Previously, he also served as the Chairman and Chief Executive Officer of three public companies: Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc. between 1992 and 2000. Sir Martin graduated from the University of Pennsylvania.

Qualifications

Sir Martin brings to the Board unique guidance and insight based on his ~30 years of CEO and Chairman experience across numerous public companies in various industries, including with respect to leadership, corporate strategies, culture, capital allocation as well as M&A and capital market strategies.

Committees
None
Public Company Boards
Admiral Acquisition Ltd
APi Group Corporation
Nomad Foods Limited
Age: 59
Director Since: 2013
Executive Chairman of the Board

Benjamin Gliklich

Business Experience

Mr. Gliklich was named Chief Executive Officer of Element Solutions in January 2019 and appointed as President of Element Solutions in July 2020. He previously served in several capacities for the Company, including Executive Vice President - Operations and Strategy from April 2016 to January 2019, Chief Operating Officer from October 2015 through April 2016 and VP - Corporate Development, Finance and Investor Relations from January to October 2015. He joined the Company as Director of Corporate Development in May 2014. Prior to joining the Company, Mr. Gliklich worked for General Atlantic, a global growth-oriented private equity firm, and Goldman Sachs & Co. Mr. Gliklich holds an A.B. Cum Laude from Princeton University and an MBA with distinction from Columbia Business School.

Qualifications

Based on his extensive managerial and operational experience at Element Solutions, Mr. Gliklich provides significant insight into our global business operations and markets we serve. He brings to the Board valuable expertise in the areas of business strategy, leadership development and talent management, business development, corporate development and capital markets, which are directly translatable to his work as President & CEO of the Company.

Committees
None
Public Company Boards
None
Age: 39
Director since: 2019
President & CEO of Element Solutions

Ian G.H. Ashken

Business Experience

Mr. Ashken is currently a member of the boards of directors of Nomad Foods Limited and APi Group Corporation. Previously, he was the co-founder of Jarden and served at various times as its Vice Chairman, President, Chief Financial Officer, Secretary and a director from June 2001 until the merger of Jarden with Newell Brands Inc. in April 2016. Prior to Jarden, Mr. Ashken served as the Vice Chairman and/or Chief Financial Officer of three public companies: Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc. between 1992 and 2000. Mr. Ashken is also a director or trustee of a number of private companies and charitable institutions.

Qualifications

Mr. Ashken brings to the Board significant knowledge in the areas of finance, public accounting, internal audit, risk management and M&A. His executive management positions as Vice Chairman and/or Chief Financial Officer also bring the Company significant leadership, planning and management skills and background.

Committees
Compensation
Nominating and Policies (Chair)
Public Company Boards
APi Group Corporation
Nomad Foods Limited
Age: 63
Director since: 2013
Independent

Elyse Napoli Filon

Business Experience

Ms. Filon acted as Strategic Advisor of GCP Applied Technologies Inc. (“GCP”) from November 2016 to June 2019 consulting on M&A, strategic planning and analysis and corporate structure. She co-led the spin-off of GCP from W.R. Grace & Co. (“W.R. Grace”). Ms. Filon worked at W.R. Grace for 20 years, assuming various international leadership roles, ultimately serving as Vice President – Finance from 2012 through June 2016. Ms. Filon has extensive experience in strategic planning and analysis, global M&A, tax planning, capital markets and currency management. Before joining W.R. Grace, she served as International Tax Counsel at Sterling Winthrop Pharmaceuticals and practiced law in the New York City office of Kelley, Drye & Warren LLP. Ms. Filon holds a J.D. degree from Harvard Law School and a B.A. degree from Rutgers University.

Qualifications

Ms. Filon brings to the Board her deep industry and business experience as well as leadership skills from having worked at a peer specialty chemicals company for 20 years. She also contributes her extensive experience in strategic planning and analysis, global M&A, international tax planning, foreign currency and risk management. Her legal background provides the Board additional support for review of general corporate matters.

Committees
Audit
Public Company Boards
None
Age: 63
Director since: 2021
Independent

Christopher T. Fraser

Business Experience

Mr. Fraser served as Chairman of the Board of KMG Chemicals Inc. ("KMG") from December 2012 to November 2018 and was a director of KMG from May 2008 to November 2018. He also served as CEO and President of KMG from September 2013 to November 2018 after serving as CEO and President of KMG on an interim basis from July 2013 to September 2013. From 2006 to 2009, Mr. Fraser was the President and CEO of Chemical Lime Company, a North American producer of calcium based (limestone), alkaline products with various industrial applications. Before joining Chemical Lime Company, Mr. Fraser was President and CEO of OCI Chemical Corporation, a wholly-owned subsidiary of DC Chemical Co. ("OCI") from 1996 to 2006. Prior to joining OCI, Mr. Fraser held various positions of responsibility in sales, marketing, business development, operations and general management. Most recently, Mr. Fraser served as a Senior Operating Director for SK Capital Partners from 2020 to December 2022. He is currently a director of Smart Chemical Solutions, LLC, a private oil & gas chemicals company. He was also a director of several private companies: NuCera Solutions LLC and Techmer PM, LLC from 2020 through 2022. During the past five years, Mr. Fraser served as a director of PHX Minerals Inc., fka Panhandle Oil and Gas Inc. (NYSE:PHX), from 2019 to 2022, where he was a member of their Audit and Compensation committees. From 2011 to 2018, he was also an Operating Partner of Advent International Corp., which he advised on transactions in the industrial sector. Mr. Fraser holds a Bachelor of Science in Chemistry and in Business Administration from the University of Connecticut as well as a Master of Business Administration from Pepperdine University.

Qualifications

Mr. Fraser's extensive work with multiple chemicals companies has provided him with significant industry, M&A and management experience, including in strategic planning and business development. His private equity experience is also an important asset to the Board, along with his 25 years of experience as a Chief Executive Officer and background in Chemistry.

Committees
Compensation (Chair)
Nominating and Policies
Public Company Boards
None
Age: 66
Director since: 2019
Independent

Michael F. Goss

Business Experience

Mr. Goss is currently a partner at Art Intelligence Global, a private art advisory firm ("AIG"). Prior to joining AIG in March 2023, he served as Chief Financial Officer of Condé Nast from January 2020 to December 2020 and Executive Vice President and Chief Financial Officer of Sotheby's, Inc. from March 2016 to October 2019. Prior to Sotheby's, he served in various senior management capacities at Bain Capital, LLC ("Bain Capital") for 13 years until December 2013, beginning in 2001 as Managing Director and Chief Financial Officer and assuming the additional role of Chief Operating Officer in 2004. Currently, Mr. Goss is a director of Whole Earth Brands, Inc. where he serves as a member of their Compensation Committee. From 2020 to 2021, he was a director of Sandridge Acquisition Corporation, a special purpose acquisition company. Mr. Goss graduated from Kansas State University with a BS in economics and received an MBA with Distinction from Harvard Business School.

Qualifications

Mr. Goss is an accomplished finance leader with extensive senior management experience as a Chief Financial Officer and managing director. His extensive financial insight, including with respect to internal audit, and deep understanding of global, complex businesses add considerable value and guidance to the Board and the Audit Committee.

Committees
Audit
Compensation
Public Company Boards
Whole Earth Brands, Inc.
Age: 64
Director since: 2013
Independent Lead Director

E. Stanley O' Neal

Business Experience

Mr. O’Neal served as Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc. ("Merrill Lynch") until October 2007. He became Chief Executive Officer of Merrill Lynch in 2002 and was elected Chairman of the Board in 2003. Mr. O’Neal was employed with Merrill Lynch for 21 years, serving as President and Chief Operating Officer from July 2001 to December 2002; President of U.S. Private Client from February 2000 to July 2001; Chief Financial Officer from 1998 to 2000 and Executive Vice President and Co-head of Global Markets and Investment Banking from 1997 to 1998. Currently, Mr. O’Neal is a board member of Clearway Energy, Inc. where he serves as a member of their Compensation Committee and Audit Committee. He is also a director and member of the Compensation and Benefits Committee and the Chair of the Governance and Nominating Committee of Arconic Corporation, an aluminum manufacturing company and the former parent of Alcoa Inc., and as a director and member of the Audit Committee of Hut 8 Corp. following its merger with US Bitcoin Corp. in November 2023. During the past five years, Mr. O'Neal was a director and member of Arconic Inc.'s Audit Committee from 2016 to 2020 and Finance Committee from 2017 to 2020. Mr. O’Neal graduated from Kettering University with a degree in industrial administration and received his MBA from Harvard Business School.

Qualifications

Mr. O'Neal brings to the Board his extensive executive experience, financial expertise, strong leadership skills and his experience as a board member of other public companies which enable him to provide unique guidance to our Board and management team.

Committees:
Nominating and Policies
Public Company Boards
Arconic Corporation
Clearway Energy, Inc.
Hut 8 Corp.
Age: 72
Director since: 2013
Independent

Susan W. Sofronas

Business Experience

Ms. Sofronas is currently a partner at Manchester Capital Management LLC, a leading private family wealth office in the United States. Prior to joining Manchester Capital in January 2024, Ms. Sofronas was a senior relationship executive at Geller Advisors from 2010 to 2023, most recently acting as Managing Director. In these leadership roles, she served entrepreneurs, business owners and financial executives as a dedicated partner and engaged advocate. She also strategically assisted Geller Advisors’ CEO in implementing a multi-year strategy for successful growth, reshaping reporting and enhancing technology. Prior to Geller Advisors, she also served in senior roles at BBR Partners, Citigroup Private Bank and Morgan Stanley. She is a National Association of Corporate Directors member and is affiliated with numerous professional and industry associations. Ms. Sofronas graduated from Babson College with a BS in finance and investments.

Qualifications

With over 30 years of experience as a valued, trusted and recognized strategic financial advisor, Ms. Sofronas brings a unique mixture of strategic perspectives and execution skills. She has extensive executive experience with strong leadership values and effective communication techniques. She also contributes her significant experience overseeing strategic investments and growth initiatives in markets worldwide.

Committees
None
Public Company Boards
None
Age: 61
New Director Nominee
Independent

CORPORATE GOVERNANCE

Corporate Governance Highlights
We are committed to sound corporate governance and high ethical standards which promote stockholders' long-term interests, strengthen Board and management accountability, and improve our standing as a trusted corporate citizen. Our corporate governance practices include:

Independent Oversight	●	75% independent Board (6 out of 8 directors or director nominees)
	●	3 fully independent Board Committees
	●	Only one Board member is a Company executive
	●	Separation of CEO and Chairman roles
	●	Independent Lead Director
	●	Regular executive sessions of independent directors at Board meetings (chaired by the independent Lead Director) and Committee meetings (chaired by independent Committee chairs)

Board & Committee Composition	●	Focus on diversity with 25% of our directors and director nominees being women
	●	Demonstrated director refreshment by nominating a new independent director nominee for election at the 2024 Annual Meeting
	●	1 woman serving in a Board leadership position (Chair of the Audit Committee)
	●	Executive and Board succession planning process
	●	Balance of new and experienced directors. 50% of director nominees have tenures of less than 6 years and average tenure of current directors is 6.8 years
	●	Annual Board and Committee assessments
	●	Mandatory retirement age of 73

Stockholder Rights	●	Annual election of all directors
	●	Majority-vote and director resignation policy for directors in uncontested elections
	●	One class of outstanding shares with each share entitled to one vote
	●	No controlling stockholder

Governance Practices	●	Formal corporate governance policies that apply to directors and all employees, including our NEOs (as defined in this Proxy Statement) and senior financial officers. See "— Corporate Governance Guidelines" below
	●	Meaningful "at-risk" portion of total executive compensation
	●	Clawback policy compliant with SEC requirements and NYSE listing standards
	●	Prohibition on hedging, pledging or short sales of Company stock
	●	Robust stock ownership requirements for executives (5x salary for our CEO)
	●	Regular stockholder communication and engagement

Risk Oversight	●	Risk oversight by the Board and its Committee
	●	Board and Committee oversight of sustainability and other environmental, social and governance (ESG) matters
	●	Board and Committee oversight of cybersecurity, human capital and climate change

Corporate Governance Guidelines
The Board has adopted a set of corporate principles to assist the Company and the Board in implementing effective governance practices. The Board Governance Principles, along with the Company's Certificate of Incorporation and Amended and Restated By-Laws, define the size and composition of the Board, and cover critical topics, such as director independence, qualifications and responsibilities, election, mandatory retirement age, stock ownership, Board structure and meetings, Board and management succession planning, director orientation and continuing education, CEO evaluation, annual Board and Committee self-evaluation, director compensation and access to management.
Additionally, to foster and sustain a culture of honesty and responsibility, the Board adopted a Business Conduct and Ethics Policy, which applies to our directors, officers, employees and contractors, and sets high standards of professional and ethical conduct with respect to various matters, such as compliance with applicable laws, competition, conflicts of interest, financial statements and external reporting, use of Company funds and assets, and confidentiality. This policy also provides a process for reporting violations designed to ensure accountability.
This overall corporate governance framework is in direct support of our Company's core values and gives our highly-experienced directors the structure necessary to provide the Company with sound and appropriate oversight. The Company’s key guidelines, practices and policies are available on the Company’s website at www.ir.elementsolutionsinc.com/Investors/governance, including:

Corporate Governance Framework
●	Board of Directors Governance Principles and Code of Conduct ("Board Governance Principles")
●	Business Conduct and Ethics Policy — Employees/Directors and Contractors/Consultants ("Ethics Policy")
●	Code of Ethics for Senior Financial Officers ("Financial Officer Code of Ethics")
●	Audit Committee Charter
●	Compensation Committee Charter
●	Nominating and Policies Committee Charter
Any waiver of our Ethics Policy or our Financial Officer Code of Ethics (applicable to our CEO, CFO and Chief Accounting Officer) may only be authorized by the Board and its Audit Committee, respectively. Any waiver will be disclosed on our website as promptly as practicable, as may be required under applicable NYSE and SEC rules.
Stockholder Engagement
We believe that effective corporate governance should include regular, constructive conversations with our stockholders to proactively seek their insights, answer their inquiries and consider a diversity of perspectives on various issues. This ongoing dialogue allows our management team to update investors on a range of topics and in turn, helps management to gain an understanding of the perspectives and concerns of investors. It also promotes greater alignment of our governance and executive compensation practices with our stockholder's interests.
Between April 2023 and April 2024, we engaged with stockholders representing approximately 85% of the outstanding shares of the Company. In addition, our CEO and CFO conducted multiple calls and non-deal roadshows to highlight our ongoing value creation activities and related ESG effort to current and potential investors. For more information, see " — Environmental, Social and Governance Initiatives" below.
In connection with our 2023 Annual Meeting, we invited stockholders to participate in calls and discuss our executive compensation program.  With respect to stockholders who did not support our 2023 Say-on-Pay vote, we conducted this engagement to ensure we fully understood stockholder feedback, concerns and perspectives. A detailed discussion of our engagement with stockholders regarding our compensation program and changes for the 2023 compensation year is included in "COMPENSATION DISCUSSION AND ANALYSIS" below.

Highlights of our stockholder engagement throughout 2023 and in early 2024
●	Conducting active outreach with investors and interested potential investors
●	Participating in investor conferences, one-on-one meetings, earnings calls and investors/analysts conversations
●	Hosting our 2023 Annual Meeting
●	Reviewing the vote results from our 2023 Annual Meeting, incorporating insights and addressing feedback
●	Publishing our 2022 ESG Report and related updates
●	Filing our 2023 Annual Report, proxy statement and other reports on a quarterly and periodic basis
●	Issuing press releases with material updates
●	Maintaining our Investor Relations website and phone line
We intend to continue to consider stockholder feedback and voting guidelines of certain proxy advisory firms in the context of our ongoing stockholder engagement programs or future "Say on Pay" votes and to make adjustments based upon evolving best practices, market compensation information and changing regulatory requirements.
Environmental, Social and Governance Initiatives
Chemical Technology Enabling Sustainability
We recognize that environmental, social and governance ("ESG") matters are important to long-term Company performance and stockholder value. Accordingly, we work to incorporate ESG factors, such as sound corporate governance, employee safety and well-being as well as diversity, equity & inclusion ("DE&I"), into our strategy and risk management approach in a manner that we believe will both mitigate risk and drive long-term success.
In addition, we are committed to operating responsibly, reducing our environmental impact and developing innovative technologies that address sustainability challenges. We focus on our sustainability value proposition as we assist customers in achieving their own ESG goals by offering an expanded suite of sustainable solutions to the markets we serve.
ESG Highlights
Our 2022 ESG Report, published in early 2023, includes updated ESG performance data and provide updates on our sustainability goals linked to our key ESG topics. Our 2022 ESG Report is available on our website at www.elementsolutionsinc.com/sustainability.
Highlights of our 2023 efforts included:
Environmental
We maintain a broad portfolio of sustainable solutions, including green chemistry (as defined by the United States Environmental Protection Agency) for the removal of hazardous chemicals, innovative solutions reducing environmental impact and products supporting the circular economy. We view the active management of environmental issues as not only our responsibility as a responsible corporate citizen, but also as an opportunity to create new revenue streams while reducing risk for our Company and our customers.
In 2022, we set a Company-wide goal to reach sustainable product sales of $1 billion by 2030. Our net sales from sustainable products were approximately $720 million in 2023 as compared to approximately $700 million and $650 million in 2022 and 2021, respectively. We intend to continue to invest behind the development of new sustainable products for our customers as many of them are increasingly interested in environmentally-friendly offerings.

Social
We believe DE&I allows us to compete more effectively with enhanced decision making, employee engagement and innovation. In 2023, ESI supported the formation of three employee-led employee resource groups (ERGs): the Asian Employee Network (AEN), the Element Career Network (ECN) and the Women’s Resource Group (WRG). With the assistance of their executive sponsors, our ERGs support diverse employees and aim to raise awareness of different cultures within the workplace, cultivate diversity as a business strength and support ESI’s talent acquisition strategy to attract and retain diverse candidates.
Governance
Throughout our history, we have been committed to excellence in governance and to diversity of experience and perspective throughout our organization. In 2023, we continued our commitment to good governance which starts with our Board and executive leadership team and is supported by a strong governance framework. Currently, 75% of our directors are independent. We are proud of our consistent record of gender and racial/ethnic diversity on the Board and Board Committee leadership positions.
More information on our Board oversight of ESG matters can be found under "— Corporate Responsibility and Sustainability" below. For more information on our ESG programs, performance and recognition, see our 2022 ESG Report and related updates on our website.
Board of Directors
The Board oversees the conduct of our day-to-day operations and risk management to ensure that long-term interests of stockholders are being served. In doing so, the Board seeks to provide leadership and advice to our senior management team. In addition, the Board oversees the Company's business strategy and planning, and evaluates the performance of our CEO and senior leadership team in executing such business strategy, assessing and mitigating risks, and managing the Company’s day-to-day operations.
Board Leadership Structure
CEO and Executive Chairman
The positions of CEO and Executive Chairman of the Board are separated in recognition of the differences between the two roles. This structure allows our CEO to focus on strategic planning and execution of our day-to-day performance while our Executive Chairman focuses on providing long-term strategic direction to the Board as well as our management team.
Sir Martin, our founder, currently serves as Executive Chairman. The Board believes this leadership structure is appropriate considering Sir Martin's role in founding our Company and his significant ownership. Also, as a long-standing member of our Board, Sir Martin has in-depth knowledge, expertise and experience to understand and clearly articulate to the Board the issues, challenges and opportunities facing our Company, and to lead discussion on long-term strategy and important matters of our business. In the context of the Board's primary purpose — representing stockholders and building long-term stockholder value — this structure helps the Company to operate in the long-term interests of stockholders.
Sir Martin's regular involvement is based on his ~30 years of CEO and Chairman experience across numerous public companies in various industries and access to the business network he has developed over time. His role enables decisive leadership, ensures clear accountability and enhances the ability to communicate our messages and strategy. Furthermore, we believe that his strong, long-term relationships help obtain favorable terms, including with respect to pricing, in certain negotiations with third parties, such as financial and legal advisors. His main contributions, which vary as needed, include:

●	Serving as a strategic advisor to the CEO and the rest of the management team
●	Guiding capital allocation strategy
●	Assisting in sourcing potential corporate development opportunities
●	Driving capital markets strategies
●	Increasing growth through sustainable chemistry solutions
●	Advising on and participating in key public relations and investor relations communication, including stockholder engagement
●	Advising on key commercial negotiations
●	Assisting with Board and Committee assessment process
●	Providing access to a broad network of executives, subject matter experts and suppliers
●	Leveraging his long-term relationships to improve procurement of external advisors
●	Participating in the recruiting and hiring of senior leaders
Independent Lead Director
The Board has appointed an independent Lead Director to preside over non-executive sessions and perform any duties more appropriately performed by an independent director which would otherwise be performed by the Chairman. The Board believes that the presence of a Lead Director with meaningful independent oversight responsibilities, coupled with an Executive Chairman and a separate CEO, provides the optimal leadership structure for the Company at this time.
The duties of our Lead Director, currently Michael F. Goss, include:

Independent Lead Director - Primary Responsibilities
●	Leads periodic non-executive sessions of the independent directors with focus on Board effectiveness
●	Serves as a liaison between our Executive Chairman and the independent directors
●	Facilitates communication between the Board and management
●	Serves as primary Board contact for stockholder communications with the independent directors
●	Such other functions as the Board may direct from time to time
The strong working relationships among the Executive Chairman, our CEO, the independent Lead Director and the other directors are supported by a Board governance culture that fosters open communications among the Board members. This approach helps to develop an understanding of issues, promotes appropriate oversight and encourages the discussion of matters essential to leading a complex and dynamic company such as ours.
Director Independence
Our Board Governance Principles require that a majority of our Board members satisfy the independence requirements of the NYSE and the SEC. The NYSE rules require the Board to evaluate the independence of its directors at least annually. In general, "independent" means that a director has no material relationship with the Company. In performing their duties, directors are expected to avoid any action, position, influence or relationship with respect to any activity that could impair their judgment or objectivity in the course of their service to the Company.

In evaluating these independence standards, our Board specifically considers, among other things, the present and past employments as well as other direct or indirect affiliations or relationships of each director with the Company, as described in the biographies of the director nominees provided under "PROPOSAL 1 - ELECTION OF DIRECTORS" above. Based on these standards, the Board has determined that each of the following non-employee directors is independent in accordance with the NYSE and SEC guidelines:

Independent Director Nominees (75% of the Board)
Ian G.H. Ashken	Michael F. Goss
Elyse Napoli Filon	E. Stanley O'Neal
Christopher T. Fraser	Susan W. Sofronas*
* Ms. Sofronas, our new independent director nominee, is expected to replace current independent director Ms. Maynard-Elliott, if elected at the 2024 Annual Meeting.
Based on these standards, the Board has also determined that neither Mr. Gliklich, who currently serves as President & CEO of the Company, nor Sir Martin, the Company's founder and Executive Chairman of the Board, is independent.
Risk Management and Oversight
Our Board of Directors provides risk oversight while management is responsible for the actual day-to-day management of risks the Company faces. In this role, the Board must satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed, including assessing major risk factors relating to the Company and its performance, and reviewing the measures implemented to address and mitigate these risks. We believe this division of responsibility is the most effective approach for addressing risk management.
The Board executes its oversight responsibility directly and through its three standing committees: Audit; Compensation; and Nominating and Policies (each, a "Committee and collectively, the "Committees"). The areas of risk reported to the Board may change based on business conditions and recent developments. Overall, the Board and its Committees focus on financial, operational, business, legal, regulatory, reputational, governance, managerial and sustainability risks that may affect the Company as well as the Company's general risk assessment and risk management strategies. Each of our directors has substantial experience managing and overseeing risks specific to complex, international organizations like ours which they leverage while serving on our Board. See "PROPOSAL 1 – ELECTION OF DIRECTORS" above.
The key oversight responsibilities of each of the Board's Committees are described in further detail below under "— Board Committees."
Director Attendance and Meetings
During 2023, the Board of Directors held a total of five meetings and acted by written consent four times. During 2023, each director attended over 75% of the total number of meetings of the Board during the period for which he or she was a director and the total number of meetings of all Committees of the Board on which he or she served. Three directors attended the 2023 Annual Meeting and were available to respond to questions.
Executive sessions or meetings of non-employee directors without management present are generally held as part of most regularly scheduled Board and Committee meetings. The discussion leader for executive sessions of the full Board is Mr. Goss in his capacity as independent Lead Director of the Board. In addition, Ms. Maynard-Elliott, Mr. Fraser and Mr. Ashken, as chairs of these Committees, generally preside over executive sessions of the Audit Committee, the Compensation Committee and the Nominating and Policies Committee, respectively.
Board Committees

Each Committee is comprised entirely of independent directors as determined under the independence requirements of the SEC, the NYSE corporate governance listing standards and our Board Governance Principles.
Copies of the written charters for each of the Committees setting forth their respective responsibilities can be found under the Investors – Corporate Governance – Governance Documents section of our website at www.elementsolutionsinc.com. Copies may also be obtained upon request, without charge, by writing to the Company Secretary at 500 East Broward Boulevard, Suite 1860, Fort Lauderdale, Florida 33394.
Below is a summary of our Committee membership, key oversight responsibilities and number of meetings in 2023. In anticipation of the 2024 Annual Meeting and assuming Ms. Susan W. Sofronas, our new independent director nominee, is appointed, the Board expects changes to the composition of its Committees to become effective as of the date of the annual meeting. See “—Anticipated New Committee Memberships” below.
AUDIT COMMITTEE

Members	Key Oversight Responsibilities
Nichelle Maynard-Elliott (Chair) Elyse Napoli Filon Michael F. Goss	•Reviews all accounting and financial reporting activities, including internal accounting and financial controls and annual audit of the Company's financial statements
•Approves the appointment, compensation, retention and oversees the work of our independent auditors, including review and pre-approval of all audit and non-audit services and related fees
•Reviews quarterly and year-end financial statements with management and our independent auditors
•Oversees our internal audit function, reviews any significant reports to management arising from such function and reports to the Board
•Reviews complaints under and compliance with the Company's corporate governance guidelines, in particular regarding questionable accounting, internal accounting controls or auditing matters
•Oversees the Company's policies and procedures with respect to risk assessment and risk management
•Reviews and approves related party transactions and related disclosures required to be disclosed pursuant to SEC rules
The Audit Committee met 5 times in 2023.
The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. As indicated above, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent auditors in accordance with procedures adopted by the Audit Committee. See "PROPOSAL 4 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024 - Pre-Approval Policies and Procedures for Audit and Permissible Non-Audit Services" below. See also the Report of the Audit Committee included in this Proxy Statement for information about our 2023 year audit.
Independence and Financial Expertise
Our Board of Directors has reviewed the background, experience and independence of the Audit Committee members and, based on this review, has determined that each of its members:
•meets the independence requirements of the NYSE corporate governance listing standards;
•meets the enhanced independence standards for audit committee members required by the SEC; and
•is financially literate, knowledgeable and qualified to review financial statements.

In addition, our Board has determined that Ms. Filon and Mr. Goss each qualifies as an "audit committee financial expert" within the meaning of the applicable SEC regulations.
COMPENSATION COMMITTEE

Members	Key Oversight Responsibilities
Christopher T. Fraser (Chair) Ian G.H. Ashken	•Assists the Board in developing and evaluating potential candidates for executive positions, including CEO, and oversees executive succession plans
Michael F. Goss	•Reviews and recommends to the Board with respect to CEO compensation and CEO corporate goals and objectives
•Recommends to the Board other non-CEO executives' compensation and oversees management's decisions concerning the performance and compensation of executives
•Reviews on a periodic basis compensation and benefits paid to directors

•Reviews the Company's incentive compensation and other stock-based plans and recommends changes to the Board as needed to assure the effective presentation of the interests of the Company's stockholders

•Prepares a Compensation Committee report on executive compensation required by the SEC to be included in the Company's annual proxy statements
The Compensation Committee met 2 times in 2023.
The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion. This Committee also has authority to retain compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion after taking into consideration all factors relevant to the independence of such consultants, counsel or advisors. The Compensation Committee has sole authority to approve related fees and retention terms, and is provided with appropriate funding, as determined by the Compensation Committee, for payment of compensation to such consultants, counsel or advisors.
Independence
The Board of Directors has reviewed the background, experience and independence of the Compensation Committee members and based on this review, has determined that each of these members:
•meets the independence requirements of the NYSE corporate governance listing standards;
•meets the enhanced independence standards for compensation committee members required by the NYSE and the SEC; and
•to the extent applicable, is an "outside director" pursuant to the criteria established by the Internal Revenue Service.
In addition, the Board has determined that each of Mr. Fraser, Mr. Ashken and Mr. Goss is independent pursuant to the enhanced independence standards for compensation committee members set forth in Section 303A.02(a)(ii) of the NYSE Listed Company Manual, based on evaluations conducted in accordance with and considering the factors set forth in that same section.
Role of Compensation Consultants
The Compensation Committee has sole authority to retain compensation consultants or advisors to discuss specific compensation matters or assess the overall competitiveness of the Company's compensation arrangements. Compensation consultants or advisors may also assist the Committee with the setting of executive and non-employee director compensation. From time to time, management also retains its own outside compensation consultants.

In 2023, the Compensation Committee relied on work performed in 2022 by its independent compensation consultant with respect to various compensation matters, and did not use additional services of a compensation consultant during the year.
Role of Management
Our executive compensation structure is periodically reviewed by our human resources ("HR") group and senior management based on their collective review of information about our Peer Group (as defined below) and recommendations provided by the Company’s compensation consultants, together with analysis of other general market trends and executive compensation data.
Our Compensation Committee relies on our management team for legal, tax, compliance, finance and HR recommendations, and data and analysis for the design and administration of the compensation, benefits and perquisite programs of our senior executives. The Compensation Committee considers this information in conjunction with the recommendations and information provided by its independent compensation consultants.
Our CEO and our Executive Vice President, General Counsel and Company Secretary ("GC") generally attend Compensation Committee meetings, with the head of human resources ("HR Lead") joining when applicable and as requested by the Compensation Committee. CEO performance and compensation are discussed by the Compensation Committee in executive session with advice and participation from the Compensation Committee’s independent compensation consultants, when applicable and as requested by the Compensation Committee. Our CEO and HR Lead, without the presence of any other members of senior management, actively participate in the compensation discussions of our senior executives, including making recommendations to the Compensation Committee as to the amount and form of executive compensation (other than their own).
Compensation Committee Interlocks and Insider Participation
During 2023, no member of the Compensation Committee was an officer, employee or former officer of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to SEC regulations. In addition, no executive officer of the Company served as a member of a compensation committee or a director of another entity under circumstances requiring disclosure under SEC regulations.
NOMINATING AND POLICIES COMMITTEE

Members	Key Oversight Responsibilities
Ian G.H. Ashken (Chair) Christopher T. Fraser E. Stanley O'Neal	•Leads the search for director nominees according to established criteria in its charter
•Reviews Committee structure and recommends membership
•Reviews corporate governance guidelines on a periodic basis and recommends changes to the Board as necessary
•Oversees self-evaluations of the Board and its Committees
•Reviews director nominations submitted by stockholders, if any
•Assures the effective representation of the Company's stockholders
•Reviews periodically the Company's sustainability and social responsibility efforts and related policies
The Nominating and Policies Committee met 2 times in 2023.
The Nominating and Policies Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more of its members or to sub-committees.

Independence
Our Board has reviewed the background, experience and independence of the Nominating and Policies Committee members and, based on this review, has determined that each member of the Committee meets the independence requirements of the SEC and the NYSE corporate governance listing standards.
Anticipated New Committee Memberships
Assuming Ms. Susan W. Sofronas, our new independent director nominee, is elected at the 2024 Annual Meeting, the Board intends to revise the Committee memberships described above as follows, effective as of the date of the meeting:

Board Committees	New Committee Assignments
Audit Committee	Elyse Napoli Filon (Chair) Christopher T. Fraser Michael F. Goss
Compensation Committee	Michael F. Goss (Chair) Ian G.H. Ashken Susan W. Sofronas
Nominating and Policies Committee	Ian G.H. Ashken (Chair) Christopher T. Fraser Stanley O’ Neal
Corporate Responsibility and Sustainability
ESG Governance
The Board oversees ESG matters generally as part of its oversight of our Company-wide risk management program. Directly and/or through its standing Board Committees (Audit, Compensation, and Nominating and Policies), the Board reviews strategic, operational, financial reporting, compliance, environmental (e.g., climate-related events), social (e.g., human capital management) and cybersecurity risks, leveraging the Company’s Risk Management framework. The Committees focus on risks relevant to their respective areas of responsibilities. In the context of its ESG responsibilities, as defined in its charter, our Nominating and Policies Committee oversees our sustainability and social responsibility efforts, and as such receives updates on progress towards our sustainability goals, ESG strategy, reporting of metrics and related disclosures. See "— Board Committees" above.
Our senior management team is primarily responsible for the Company's ESG strategy and for managing risks associated with operations, financials and disclosure. In that context, management considers a variety of risks to the Company, including environmental, social, financial, integration, strategic, IT, cybersecurity, technology, operational, compliance, legal/regulatory, and reputational risks.
Our formal governance structure is designed to ensure that our ESG efforts are appropriately managed and tracked throughout our organization:

ESG Executive Steering Committee ("ESG Committee")	The ESG Committee is comprised, among others, of our CEO, CFO, GC, HR Lead and Senior Director of ESG Strategy. Its duties and responsibilities include:
•Spearheading our ESG activities, including implementing our ESG strategy
•Developing, monitoring and working toward achieving our ESG goals and priorities, including our sustainability goals
•Identifying opportunities for improvement and monitoring progress against our commitments
•Steering supply chain sustainability

Sustainability Council
The Sustainability Council, which reports to the ESG Committee, consists of cross-functional representatives who lead our sustainable manufacturing practices by promoting the sustainable operation of our facilities and offices in order to reduce our environmental footprint.

Informed by the Sustainability Council, the ESG Committee provides periodic updates to the Nominating and Policies Committee, and as appropriate, to the Board on ESG matters and specific risks within the ESG realm, including risks pertaining to environmental regulation and compliance, the potential impacts of increased frequency and severity of extreme weather events, risks of employee health and safety incidents and related economic risks. We believe this governance structure provides appropriate risk oversight of ESG matters affecting the Company.
For more information on our ESG governance structure, see our 2022 ESG Report on our website at www.elementsolutionsinc.com/sustainability.
Cybersecurity Risk Management
As part of the Board’s oversight of the Company’s risk management program, our Chief Information Security Officer (CISO) provides periodic updates to the Board on the state of our cybersecurity management program in addition to, when needed, ad hoc information about any significant cybersecurity matters and/or strategic risk management decisions. We also have established policies and processes designed to manage cybersecurity defenses, controls and programs, including ISO 27001 compliant security procedures.
For more information on our cybersecurity and information security is available in Part I, Item 1C. Cybersecurity in the 2023 Annual Report.
Human Capital Management
The Board and its Committees oversee the Company’s human capital management strategy, talent development and corporate culture. To that end, the Board receives regular updates throughout the year on key talent metrics for the overall workforce, including those related to DE&I, recruiting and talent development.
For more information on human capital management, see Part 1, Item 1. Business in the 2023 Annual Report.
Climate Change Risk Management
As an official TCFD supporter since January 2022, we recognize that climate change is one of the most important issues currently facing the global community. We also see climate change as a risk multiplier increasing both the frequency and severity of natural disasters that may affect our global operations.
As an asset-light formulator, our greenhouse gas ("GHG") emission intensity rate is lower than that of other more traditional chemical manufacturers. Regardless, we monitor our electricity and energy consumption and are committed to driving our GHG emissions even lower, as demonstrated by our sustainability goals related to our emissions reduction.

We believe our business operational structure, flexible supply chain and comprehensive risk management procedures provide a strong foundation for managing potential climate-related risks. We also believe climate change presents robust commercial opportunities for our business, including in clean technology markets, such as vehicle electrification.
Board and Committee Assessment Process
During the year, our Executive Chairman receives input on the Board’s performance from the other directors and discusses this feedback with the full Board. The Executive Chairman, with the assistance of the Chair of the Nominating and Policies Committee, also oversees the review of the Board performance which includes annual self-assessments by each Committee, relying on a review process similar to that used by the Board with performance criteria for each Committee established on the basis of its responsibilities as listed in its charter. These self-evaluations are discussed with the full Board each year.
Succession Planning

To ensure continuity in our senior leadership, the Board oversees the development of executive talent and planning for the effective succession of our Board members, CEO, other executives and members of senior management. As part of this process, our CEO and other executive officers are required to prepare a detailed development and succession plan for themselves and for their direct reports on an annual basis. These plans are reviewed and discussed by the Board annually.
Certain Relationships and Related Transactions
Related Party Transaction Policy
The Board and the Audit Committee have adopted written policies and procedures relating to the approval or ratification of transactions with "related parties." Under such policies and procedures, the Audit Committee is to review the material facts of related party transactions that require its approval and either approve or disapprove of the entry into such transactions, depending on whether the particular transaction serves the best interest of the Company and its stockholders. In addition, pursuant to our Board Governance Principles and our Ethics Policy, all directors are expected to avoid any action, position or interest that conflicts with the interest of the Company or gives the appearance of conflict. No member of the Audit Committee may participate in any review, consideration or approval of any related party transaction with respect to which such member, or any of his or her immediate family members, is the related party.
Under our policies and procedures, a "related party transaction" represents any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, the Company is a participant and any related party has or will have a direct or indirect interest (other than solely as a result of being a director and/or a less than 10% beneficial owner of another entity). A "related party" is any person who is or was, since the beginning of the last year for which the Company has filed an annual report on Form 10-K and a proxy statement, even if they do not presently serve in that role, an executive officer, director or nominee for election as a director, any 5% or greater stockholder of the Company, or any immediate family member of any of the foregoing. Immediate family members include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).
Transactions with Related Parties
The following transactions were reviewed and approved in accordance with the policies and procedures discussed above:

Under an Advisory Services Agreement, dated October 31, 2013, with Mariposa Capital, an affiliate of Sir Martin, Executive Chairman of the Board, Mariposa Capital provides certain advisory services to the Company and is entitled to receive an annual advisory fee, payable in quarterly installments, and reimbursement for expenses, which in 2023 and the first quarter of 2024 totaled an aggregate of approximately $15,070. In 2019, based on enhanced responsibilities for our Executive Chairman in connection with our transition to a new management team, the advisory fee to Mariposa Capital was temporarily increased from $2 million to $3 million per year. In 2024, given the management team's demonstrated leadership skills and experience gained over the past five years under the guidance of Mariposa Capital, and in response to stockholders' feedback received in the follow-up to our Say-on-Pay vote in 2023, the Mariposa Capital advisory fee has been decreased to an annualized amount of $2 million.
The Advisory Services Agreement is automatically renewed for successive one-year terms unless prior 90-day notice is provided by either party and may only be terminated by the Company upon a vote of a majority of our Board members. In the event that this agreement is terminated by us, the effective date of the termination will be six months following the expiration of the applicable term.
As previously reported, we lease office space for our corporate offices in Miami, Florida, under two lease agreements covering different portions of the space. These leases have five-year terms, which commenced in April 2019 and July 2020, respectively. In June 2023, one of the leases was amended to reduce the base rent and our proportional share of certain operating expenses, taxes and insurance, effective July 2023 through the expiration of the initial term in 2025. Under these leases, as revised, we are required to pay a market-based rent in an aggregate amount of approximately $185,580 as of January 1, 2023 through the end of the terms, plus the proportionate share of costs mentioned above. Effective as of May 1, 2024, in connection with the expiration and renewal of the April 2019 lease, the Company expects to terminate the July 2020 lease (as amended in June 2023) and reduce its corporate office space, with the consent of the landlord and without penalty. These changes are expected to result in a net reduction of rent expense to the Company. The detailed lease renewal and termination documents are expected to be finalized and executed in April 2024. An affiliate of Sir Martin owns the leased premises.
Involvement in Certain Legal Proceedings
To our knowledge, no director, executive officer or person nominated to become a director or an executive officer has, within the past 10 years, been involved in legal proceedings that are material to the evaluation of the ability or integrity of any of our directors, director nominees or executive officers. We are not aware of any material proceedings to which any director, executive officer or affiliate of the Company, any owner of record or beneficial owner of more than 5% of any class of voting securities of the Company, or any associates of any such persons, is a party adverse to the Company or any of its subsidiaries, and none of such persons has a material interest adverse to the Company or any of its subsidiaries.

DIRECTOR COMPENSATION

Director Compensation Program
The Company uses both cash and stock-based incentive compensation to attract and retain qualified individuals to serve on its Board. Under our non-employee director compensation program, for the service year from the 2023 Annual Meeting to the 2024 Annual Meeting, each non-employee director received annual cash fees for Board and any Committee memberships (paid quarterly) and restricted stock units ("RSUs"). These RSUs were granted on June 6, 2023, the date of the 2023 Annual Meeting, and will vest on June 4, 2024, which date is the earlier of the one-year anniversary of their grant date and the date of the 2024 Annual Meeting.

We believe a meaningful portion of a director’s compensation should be provided in equity-based awards in order to align our directors' and stockholders' interests. In setting director compensation, we consider the significant amount of time directors expend in fulfilling their duties serving on the Board and its Committees, as applicable, the skill-level required for such service and the need to continue to attract highly-qualified candidates to serve on the Board. Director compensation arrangements are reviewed annually to maintain such standards.
The following table summarizes the components of our 2023 director compensation program, which remained unchanged as compared to our 2022 program:

Board Annual Fees
Board Membership Fee	$75,000
RSU Grant	$140,000 approx. value
Incremental Fees for Board Leadership
Lead Director Fee	$20,000
Committee Membership Fee	$7,500
Audit Committee Chair	$20,000
Compensation Committee Chair	$20,000
Nominating and Policies Committee Chair	$15,000
Dividend equivalents. Each 2023 RSU provides for cash dividends equivalents, which accrue when and as dividends are paid on our common stock. Dividend equivalents are subject to the same vesting, settlement and other terms and conditions as the RSUs to which they relate and are not distributed until the shares underlying these RSUs are issued.
Director expenses and other benefits. Our non-employee directors are reimbursed for expenses incurred in attending Board, Committee and stockholder meetings as well as for expenses associated with these and other Board activities.
Stock ownership guidelines. Non-employee directors with more than one year of service are expected to directly own at least 1,000 shares of our common stock. All qualifying directors meet these stock ownership guidelines. For complete beneficial ownership information relating to our directors, see "SECURITY OWNERSHIP" below.
Director Compensation in 2023
The following table sets forth the compensation earned and RSUs granted by the Company to our non-management directors for their services as directors for the year ended December 31, 2023:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

Sir Martin E. Franklin	—	0	3,000,000	3,000,000
Ian G.H. Ashken	97,500	140,009	2,037	239,546
Elyse Napoli Filon	82,500	140,009	2,037	224,546
Christopher T. Fraser	102,500	140,009	2,037	244,546
Michael F. Goss	110,000	140,009	2,037	252,046
Nichelle Maynard-Elliott	95,000	140,009	2,037	237,046
E. Stanley O’Neal	82,500	140,009	2,037	224,546
(1)As CEO of the Company, Mr. Gliklich receives no compensation for his services as a director nor does Sir Martin as our founder director and Executive Chairman.

(2)Reflects the annual non-executive Board membership fee and incremental Committee and Committee chair fees for each director, as applicable.
(3)Reflects the aggregate grant date fair value of RSUs granted to directors in 2023 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 ("ASC Topic 718"). Except for Sir Martin, each of the directors indicated above was granted 7,365 RSUs on June 6, 2023, the date of the 2023 Annual Meeting, as incentive compensation for their respective directorship in 2023-2024. In each case, these RSUs were unvested and outstanding at December 31, 2023 and will vest on June 4, 2024, subject to continuous directorship through and on such vesting date. For additional information on the valuation assumptions, refer to Note 8, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2023 Annual Report.
(4)With respect to Sir Martin, represents the annual advisory fee paid to Mariposa Capital, an affiliate of Sir Martin, pursuant to the Advisory Services Agreement described under "— Certain Relationships and Related Transactions — Transactions with Related Parties" above. For further detail on Sir Martin’s role and contributions, see "CORPORATE GOVERNANCE — Board of Directors — Board Leadership Structure" above. With respect to the other directors, the amounts shown represent the value of the accrued cash dividend equivalents settled in 2023 upon vesting of the RSUs granted in 2022 for their respective directorship in 2022-2023.
For complete beneficial ownership information relating to our directors, see "SECURITY OWNERSHIP" below.
Recent Development
In 2024, given the management team's demonstrated leadership skills and experience gained over the past five years under the guidance of Mariposa Capital, and in response to stockholders' feedback received in 2023, the Mariposa Capital advisory fee has been decreased to an annualized amount of $2 million. See "— Certain Relationships and Related Transactions — Transactions with Related Parties" above.
Indemnification
Our Certificate of Incorporation and our Amended and Restated By-Laws provide that we will indemnify any of our directors, to the fullest extent permitted by applicable law, against any and all costs, expenses or liabilities incurred by them by reason of being or having been a member of the Board. In addition, we entered into Director and Officer Indemnification Agreements with certain of our current directors in order for them to be free from undue concern about personal liability in connection with their services to the Company.

EXECUTIVE OFFICERS OF THE COMPANY

The following is a list of the Company's executive officers as of April [XX], 2024 and their respective biographical information. For the biography of Mr. Gliklich, President & CEO of the Company, see "PROPOSAL 1 – ELECTION OF DIRECTORS" above.

Name	Age	Title

Benjamin Gliklich	39	President & Chief Executive Officer ("President & CEO") and director nominee
John E. Capps	59	EVP, General Counsel and Company Secretary ("GC")
Carey J. Dorman	35	EVP, Chief Financial Officer ("CFO")
Joseph J. D'Ambrisi	65	EVP, Head of Electronics ("Head of Electronics")
Richard L. Fricke	53	SVP, Electronics
Matthew Liebowitz	36	EVP, Strategy and Head of Industrial & Specialty ("Head of I&S")

John E. Capps is Executive Vice President, General Counsel and Company Secretary of Element Solutions. Mr. Capps joined the Company in May 2016. Prior to joining the Company, Mr. Capps was with Jarden, a Fortune 500 broad-based consumer products company, where he most recently served as Executive Vice President – Administration, General Counsel and Secretary until April 2016 when Jarden merged with Newell. From 2003 to 2005, Mr. Capps was with American Household, Inc., which was acquired by Jarden in January 2005. Prior to 2003, Mr. Capps was in private law practice with the firm Sullivan & Cromwell LLP. Mr. Capps holds a J.D. from the University of Texas and a B.A. and M.B.A. from Vanderbilt University.
Carey J. Dorman is Executive Vice President, Chief Financial Officer of Element Solutions. Prior to being promoted to this role in March 2019, Mr. Dorman served as Corporate Treasurer and VP, Investor Relations of Element Solutions from February 2018 to March 2019 after having served as Senior Director, Corporate Development from April 2017 to February 2018 and as Director – Corporate Development from April 2015 to April 2017. In his prior roles, Mr. Dorman’s responsibilities included capital markets, corporate development, financial planning, investor relations and merger integration. Prior to joining Element Solutions in April 2015, Mr. Dorman worked for Taconic Capital Advisors, a global investment firm, from 2013 to 2015, and for Goldman Sachs & Co. from 2011 to 2013. Mr. Dorman holds Bachelor's degrees in Engineering and in Economics from Brown University.
Joseph J. D'Ambrisi is Executive Vice President, Head of Electronics of Element Solutions. Before being appointed in this role in November 2018, Mr. D’Ambrisi held multiple leadership roles across the Electronics organization in product management, marketing, innovation management and commercial management, including Senior Vice President – Electronics Solutions from September 2015 to November 2018, Vice President – Innovation and Marketing from 2000 to 2015, Managing Director – Final Finishes/Viatek from 1995 to 2000, Account Manager – Global Strategic Accounts from 1992 to 1995, Product Manager – Metallization from 1990 to 1992, Product Manager – Desmear and Full-Build Copper from 1989 to 1990, Senior Development Engineer from 1987 to 1989 and Research and Development Engineer from 1984 to 1987. Mr. D'Ambrisi joined MacDermid, Incorporated ("MacDermid") in 1984 which was acquired by the Company in October 2013. He serves on the Board of the Printed Circuit Board Association of America, a private industry consortium. Mr. D'Ambrisi holds a B.S. in Chemical Engineering from Lehigh University.
Richard L. Fricke is Senior Vice President, Electronics of Element Solutions. Prior to being appointed in this role in February 2024, Mr. Fricke had served in various leadership roles at Element Solutions: Senior Vice President, Electronic Solutions since January 2024; Senior Vice President, Semiconductor & Assembly Solutions from June 2022 to January 2024; and Vice President & General Manager, Semiconductor from April 2020 to June 2022. He joined Element Solutions with over 15 years of experience in the semiconductor industry, most recently as Vice President & General Manager of the Electronic Materials business of Honeywell International Inc. (“Honeywell”) from February 2017 to April 2020. Prior to this role, he served in various leadership positions at Honeywell, including as Vice President & General Manager of their Performance Materials and Technology (PMT) division for their Asia Pacific business. Before joining Honeywell in April 2011, Mr. Fricke was Senior Director, General Manager of the Implant & Advanced Material Solutions of ATMI, Inc. (now Entegris, Inc.) from 2006 to 2011 and Director, Global Marketing / Product Management at Danaher Corporation from 2002 to 2006. Mr. Fricke holds a B.A. in Biology from the University of Connecticut as well as an MBA from New York University’s Stern School of Business.
Matthew Liebowitz is Executive Vice President, Strategy and Head of Industrial & Specialty of Element Solutions. Prior to being promoted to this role in February 2024, Mr. Liebowitz had served as Senior Vice President of Strategy & Integration of Element Solutions since June 2021 and previously as Vice President, Strategy & FP&A from January 2019 to June 2021; Director of Global FP&A from April 2017 to January 2019; and Associate Director of Special Projects from November 2015 to April 2017. In his prior roles, Mr. Liebowitz’s responsibilities included strategy deployment, corporate development, merger integration, capital markets, financial planning, investor relations and capital planning. Prior to joining Element Solutions in April 2015, Mr. Liebowitz held investing and research analyst positions at Nomura and UBS Investment Bank. He holds a B.S. in Finance from the University of Maryland.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis ("CD&A") presents our overall executive compensation philosophy and the main components of our 2023 executive compensation program as it applied to our NEOs (as defined under "EXECUTIVE COMPENSATION TABLES – 2023 Summary Compensation Table" below):
The CD&A is organized as follows:

Section	Page	Section	Page

2023 Highlights	24	Components of our Executive Compensation Program	29
Compensation Philosophy and Objectives	24	Employment Arrangements	40
Compensation-Related Corporate Governance	26	Stockholder Engagement and 2023 Say-on-Pay Vote	41
Executive Compensation Setting Process	27	Report of the Compensation Committee	44

2023 HIGHLIGHTS
Element Solutions is a leading global specialty chemicals company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
In 2023, we demonstrated the resilience and quality of our businesses in a challenging backdrop for the electronics industry. We delivered on our through-the-cycle objective to outperform our end markets, preserve profitability and generate strong cash flow. Though sales and volumes declined, through proactive cost management and prudent pricing discipline, we saw no degradation in our margins. We seized the market dislocation to enhance our value proposition in the highest end of the electronics industry with two highly strategic transactions.

2023 Financial & Business Performance	●	Overall resilient operating model despite a challenging backdrop for several key end markets and geographies
Net income margin of 5.1%
Adjusted EBITDA* margin of 20.7%, flat year-over-year
Cash flows from operating activities of $334 million
Free cash flow* of $282 million
●
ViaForm Distribution Rights — Reacquired on June 1, 2023 the right to market and distribute directly our ViaForm® electrochemical deposition products by terminating a long-standing distribution agreement for $200 million. We now manage all aspects of the ViaForm® product line in-house, which we believe will result in a more efficient supply chain and improved customer outcomes for leading semiconductor fabricators.

●
Kuprion Acquisition — Acquired Kuprion, Inc. on May 19, 2023 for $15.9 million, net of cash with potential additional payments to be made upon the achievement of certain milestones associated with product qualification and revenue through December 31, 2030. Kuprion, Inc. is a developer of next-generation nano-copper technology for the semiconductor, circuit board and electronics assembly markets.

●
Syndication of $1.15 Billion Term Loans and Debt Reduction — Completed in December 2023 the syndication of $1.15 billion of new term loans B-2, which mature in December 2030. The proceeds of this transaction, together with cash on hand, were used to prepay our then existing $1.11 billion term loans B-1 and $150 million term loans A, reducing our gross debt by approximately $105 million. Taking into account the benefit of our swap structure, our effective interest rate was approximately 3.3% at December 31, 2023 with approximately 80% of its capital structure fixed through 2028.

	●	Cash Dividends — Returned approximately $77.4 million to stockholders.
* For definitions and reconciliations of these non-GAAP financial measures, see "APPENDIX B – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.
Recent Developments
Appointment of Executive Officers
On February 13, 2024, the Board appointed Richard L. Fricke as Senior Vice President, Electronics of the Company and Matthew Liebowitz as Executive Vice President, Strategy and Head of Industrial & Specialty of the Company, in both cases effective immediately. Mr. Liebowitz replaced Michael Goralski, former Executive Vice President, Head of Industrial & Specialty, who retired in 2023 — see below.
In connection with their appointments, Messrs. Fricke and Liebowitz entered into the Company's standard change in control agreement. See "— EMPLOYMENT ARRANGEMENTS" below.
For the biographies of Messrs. Fricke and Liebowitz, see "EXECUTIVE OFFICERS OF THE COMPANY" above.
Retirement of EVP, Head of Industrial & Specialty
Michael Goralski retired as Executive Vice President, Head of Industrial & Specialty of the Company, effective December 31, 2023. See "— EMPLOYMENT ARRANGEMENTS" below.

COMPENSATION PHILOSOPHY AND OBJECTIVES
The core of our executive compensation philosophy is that rewards should be linked to the achievement of financial and operating performance goals that are linked to stockholder value creation. We design our executive compensation program and benefit policies to attract, retain and reward effective executives and the team necessary to execute against our strategies and deliver value, both to our customers and stockholders. To this end, we believe executive compensation should be (i) aligned with the performance of multiple financial and operational metrics, both at the Company corporate level and segment level, and (ii) tied to drivers of stockholder return. In addition, our executive compensation program, for the NEOs as well as our employees in general, appropriately balances short-term objectives and long-term value creation with the ultimate goal of sustainably compounding intrinsic value per share.
The table below summarizes our compensation objectives, which guide our executive compensation program, structure and decisions and support our pay-for-performance philosophy:

Objectives	Our Actions

Attract and retain an effective leadership team
We offer total compensation packages that consist of both compensation and benefits designed to be competitive with the markets in which we operate. We seek to retain our executives by benchmarking their compensation packages relative to companies in our Peer Group (as defined under "Market Benchmarking" below), which are of similar size, scope and complexity, and other factors deemed relevant.

Motivate and reward our executives with a focus on pay-for-performance
A meaningful portion of total executive compensation is weighted toward financial performance and is not guaranteed.
Our typical compensation package includes a mix of base salary, short-term cash incentives and long-term equity incentives based on performance and retention — the balance of our compensation elements links directly to our objectives, motivating executives to outperform on our strategic goals. In line with our pay-for-performance compensation philosophy, when the Company outperforms or underperforms as compared to our pre-established goals, payouts can result in above or below target levels, respectively.

Create a strong financial incentive that aligns with our long-term objectives and stockholders' interests
Through a combination of appropriate performance metrics and targets, our executive officers are paid according to how the Company performs, at the corporate level and segment level.

In 2023, the performance metrics used in our incentive programs included:
Annual Bonus
Adjusted EBITDA, adjusted EPS and free cash flow

Long-term Incentive Plan
•3-year LTI Awards — Adjusted constant currency EBITDA compound annual growth ("EBITDA CAGR") and cash return on investment ("CRI")
•5-year LTI Awards — Adjusted EPS and total shareholder return ("TSR")
Management considers these measures as key indicators of the Company's operating performance and key drivers of long-term stockholder value.

In February 2023, based on management's recommendations the Compensation Committee made certain changes to our Annual Bonus Plan; which changes were aligned with stockholders' feedback. See " — Annual Bonus Plan" below:

COMPENSATION-RELATED CORPORATE GOVERNANCE
To ensure continued alignment of executive compensation with Company performance and creation of stockholder value on a long-term, sustainable basis, we strive to follow best practices and strong compensation-related corporate governance policies.
Our key policies for executive compensation are set forth below:

What We Do		What We Don't Do
✓	Pay for performance with total executive compensation largely weighted toward financial performance and not guaranteed	●	Offer fixed-duration employment agreements to executive officers
✓	Select performance measures that support strategic objectives creating long-term value for stockholders	●	Provide tax gross-ups for perquisites, severance or change-in-control payments
✓	Consider multiple performance metrics to encourage balanced focus	●	Guaranty pay increases or equity-based awards for executive officers
✓	Balance mixed and variable compensation as well as short- and long-term incentives	●	Allow hedging, pledging or short sales of Company stock
✓	Use multi-year vesting terms for all executive officer equity awards	●	Offer excessive perquisites to executive officers
✓	Clawback policy compliant with SEC requirements and NYSE listing standards	●	Allow stock option repricing or exchange without stockholder approval
✓	Engage independent compensation consultants when considered necessary or appropriate	●	Allow liberal share recycling

EXECUTIVE COMPENSATION SETTING PROCESS
Annual Review of the Compensation Committee
The Compensation Committee is generally charged with the oversight of our executive compensation and incentive programs. In this role, the Committee considers the proper alignment of executive pay policies with Company values and strategy by overseeing executive compensation policies, corporate performance measurement and our CEO performance assessment.
When making compensation decisions, with respect to our CEO or other executive officers, the Compensation Committee considers a variety of factors, including recommendations by our CEO, data from our Peer Group, the dynamics of the global specialty chemical industry in which we operate, alignment of our executive compensation program with stockholders' interests, stockholders' feedback and voting guidelines of certain proxy advisory firms. The Compensation Committee also considers other factors it deems appropriate, including individual and Company past-year performance, the impact of acquisitions, divestitures, restructurings and/or other unusual items, expected future contributions of the executive to the Company and past equity grants.
As it deems appropriate and in its sole discretion, the Compensation Committee may also retain the services of independent outside consultants to assist in the strategic review of our programs and arrangements relating to executive compensation and performance.
Market Benchmarking
We use a peer group (the "Peer Group") as a reference for our executive compensation program. The Compensation Committee believes that our Peer Group is representative of the labor market from which we recruit executive talent. Factors used to select our Peer Group include industry segment, sales, profitability, market capitalization and number of employees.
The Peer Group used in 2023 was as follows:

Peer Group
Albemarle Corporation	Ingevity Corporation
Ashland Global Holdings Inc.	Innospec Inc.
Avient Corporation	Minerals Technologies Inc.
Axalta Coating Systems Ltd.	Newmarket Corporation
The Chemours Company	Quaker Chemical Corporation
Diversey Holdings, Ltd.*	RPM International Inc.
Entegris, Inc.	Sensient Technologies Corporation
H.B. Fuller Company	Stepan Company

*Acquired by Solenis in July 2023
The companies included in the Peer Group consist of public companies from the same or related industries as ESI's and were selected on the basis of their median revenues, adjusted EBITDA and market capitalization which were similar to those of the Company. These metrics are commonly used to compare the relative size and performance of companies.
The graphic below illustrates ESI's position relative to the Peer Group companies with respect to these metrics at December 31, 2023 based on information available in their respective public filings:

Element Solutions v. Peer Group

Revenue
43rd percentile
Adj. EBITDA
43rd percentile
Market Capitalization
71st percentile
0
20
40
60
80
100

The Compensation Committee does not believe, however, that it is appropriate to make any compensation decisions, whether regarding base salary levels or incentive pay, primarily based upon benchmarking to a peer or other representative group of companies. From time to time, information from independent compensation consultants regarding pay practices at other companies is provided to the Compensation Committee as a resource for its deliberations relating to executive compensation. Such information is useful in at least two respects: first, the Compensation Committee recognizes that compensation practices must be competitive in the marketplace; and second, this marketplace information is one of the many factors that both management and the Compensation Committee consider in assessing the reasonableness and appropriateness of our executive compensation program.
Although we do not target executive compensation to any Peer Group median, we strive to provide a compensation package that is competitive in the market and that rewards each executive’s leadership and performance toward the achievement of the strategic and financial goals of the Company, thus translating to stockholder value creation.
Role of Management in Establishing Compensation
Each year, our CEO and our HR Lead evaluate the individual performance and the competitive pay positioning of senior management members who report directly to the CEO, including the NEOs. Our CEO and our HR Lead then make recommendations to the Compensation Committee regarding the target compensation, job leveling and grading for each NEO and other senior level employees of the Company. Our CEO follows the same process with regard to the target compensation of our HR Lead, without our HR Lead's input, and the Compensation Committee follows the same process with regard to the target compensation of our CEO, without our CEO's input.
On an annual basis, our executives, including the NEOs, set their individual performance objectives with our CEO. Each executive’s performance is reviewed throughout the year against his or her objectives. At the end of each year, our CEO conducts a final review of each executive and rates his or her performance. The performance evaluations are based on factors such as Company-wide and/or segment achievements, as applicable, and individual objectives. Individual performance is used by our CEO in consideration of individual merit-based salary increases.
The Compensation Committee also meets in executive session at which some of our executives may be present. Our CEO reviews meeting materials with the Compensation Committee chair prior to scheduled meetings. Under its charter, the Compensation Committee is required to review CEO compensation and evaluate CEO performance in light of the Company's corporate goals and objectives and to determine and approve CEO compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Compensation Committee considers the Company’s overall performance based on specific pre-established performance metrics, the value of similar incentive awards to chief executive officers at comparable companies, including companies within our Peer Group, and the awards granted to the Company’s chief executive officers in past years.

COMPONENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
Our executive compensation program is intended to attract, retain and reward a high caliber of executive talent, align incentives with stockholders' interests, and support the Company's pay-for-performance philosophy. From time to time, the Compensation Committee may also approve discretionary awards to executives in connection with their initial employment or for extraordinary Company performance, a significant individual contribution to the Company’s strategic objectives or retention purposes.
Our typical compensation package includes a mix of base salary, short-term cash incentives under our Annual Bonus Plan and long-term equity-based incentives under our long-term incentive program (the "LTI Program"). The strategic goals we use for each performance metric under our Annual Bonus Plan and our LTI Program at target level are generally more challenging or at least the same as those performance targets used for our investor base. Setting ambitious internal goals for these metrics is intended to motivate behavior and executive decisions that will lead to the successful execution of the Company's strategy. Our executive compensation programs also align the interests of our stockholders and executives by tying compensation to short- and long-term objectives that we believe correlate with stockholder value drivers.
A meaningful portion (approximately 69% on average in 2023) of our NEOs' compensation is performance-based and not guaranteed. The following table summarizes each of the primary components of our executive compensation program, their respective types (fixed or variable (i.e., at risk and not guaranteed)), their respective primary objectives and the related actions taken in 2023 with respect to each of them:

Pay Component	Fixed or Variable	Primary Objectives	2023 Actions

Base Salary	Fixed Short-Term Cash
•To attract, retain and motivate high-quality executives to lead our complex global business with competitive salaries based on each executive's responsibilities, individual performance, internal pay equity, compensation history and potential

•No formulaic base salary increases or guarantee of increases

•Reflects individual performance and changes in the competitive marketplace for talent

Effective April 1, 2023, our CFO's base salary was increased to reflect new oversight responsibilities relating to ESI's Human Resource and IT functions.

Annual Bonus Plan	Variable Short-Term Cash
•Granted annually for prior year performance to attract, retain and motivate key executives

•To reward achievement of annual financial and individual performance targets set in conjunction with annual budget process

•Each executive's annual bonus target opportunity is determined based on his/her responsibilities, individual performance and internal pay equity

In 2023, changes were made to reduce complexity, enable stronger alignment between performance and payout and allow for greater predictability in the Plan outcomes. See "Cash Compensation - Annual Bonus Plan (Variable)" below.

Overall structure:

•Bonus pool funding based on adjusted EBITDA achievement

•Performance metrics to determine payouts

LTI Program	Variable Long-Term Equity Grants
•To motivate and reward efficient capital allocation, growth and long-term stockholder value creation

•To align executives’ interests with those of stockholders by paying 100% of the earned award in shares of our common stock (plus the value of accrued dividend equivalents in cash upon vesting)

Same 3-year LTI program as in 2022:

•67% PRSUs with adjusted EBITDA CAGR and cash return on investment ("CRI") as underlying performance metrics

•33% Time-based restricted stock units ("RSUs") vesting in 1/3 increments over three years and which value at vesting is based upon the Company's stock price

Benefits and Other Perquisites	__
•To attract and retain executive officers with appropriate health and welfare benefits consistent with the marketplace and what is offered to our employees in general

•Convey additional value in connection with performing employment tasks
Generally consistent with 2022

Consistent with our philosophy and practice of linking the Company's business objectives and performance to executive compensation and the enhancement of stockholder value, we place a significant emphasis on pay “at risk,” based on the achievement of financial performance and the performance of our stock price as well as on retention value.
The following presents the 2023 key changes and highlights of the "at risk" components of the executive compensation program for our NEOs:

2023 Key Changes & Highlights
Revised Annual Bonus Plan (short term)
•Annual cash bonuses begin building at 90% of Target
•50% of annual bonus funded at 93% of Target
•Bonus payout based on simplified mix of performance metrics
•No discretion used in Annual Bonus Plan payouts
LTI Awards (3-year program)
•Adjusted EPS replaced with cash return on investment (CRI) in 2022
•Tied to adjusted EBITDA CAGR and CRI, driving stockholder value
LTI Awards (5-year program)
•Tied to adjusted EPS and relative TSR, driving long-term stockholder value
Each of our pay components is described further detail below:

Cash Compensation - Base Salary (Fixed)
Base salary is the only fixed portion of the NEOs' total direct compensation. This cash compensation is intended to attract, motivate and retain the quality executives we need to lead our complex global business. Base salaries are set on an annual basis to compensate executives for their leadership and responsibilities while fostering sustained individual performance. No formulaic base salary increases or guarantee of base salary increases are provided to the NEOs. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.
In general, base salaries are initially established through arm’s-length negotiation at the time the executive officer is hired or promoted, taking into account factors such as the executive officer’s qualifications, experience and intended role at the Company. The Compensation Committee sets or increases the salary of each executive as part of its annual compensation review process. Adjustments may be decided, as appropriate, based on individual contributions, prior experience and sustained performance. From time to time, base salaries are also benchmarked against the practices of our Peer Group and other market data and reviewed in the case of promotions or other significant changes in responsibility.
The base salary earned in 2023 by each NEO is reflected in the "Salary" column of the 2023 Summary Compensation Table set forth under "EXECUTIVE COMPENSATION TABLES" below. Effective April 1, 2023, our CFO's base salary was increased to reflect new oversight responsibilities relating to ESI's Human Resource and IT functions.

Cash Compensation - Annual Bonus Plan (Variable)
Our Annual Bonus Plan is performance-based and at-risk. Cash bonuses are awarded annually by the Compensation Committee to provide incentives toward specific financial and operational performance targets and reward the achievement of these objectives, at both the corporate and segment levels. Operational performance targets are set in conjunction with the Company's annual budget process.
On an annual basis, the Compensation Committee reviews the Company's annual and long-term financial goals, operational plans, strategic initiatives and actual results for the prior year. The Committee then establishes the Annual Bonus Plan for the year, including the financial performance metrics to be used to measure Company performance, their relative weighting, the available bonus pool and, for each participating employee, including the NEOs, the Annual Bonus Plan target opportunity as a percentage of his or her current base salary. Payments under the Annual Bonus Plan are typically made in the first quarter of the year following the year in which the bonus was earned and after the close of the audit of the Company's annual financial results.
To determine the bonus payout for the year, the Compensation Committee establishes a bonus pool factor (the "Bonus Pool Factor"), which is calculated as the available bonus pool at the applicable adjusted EBITDA performance level (as set by the Compensation Committee) divided by the target level bonus payout in dollar terms, which can range from 0% to a maximum set by the Compensation Committee each year.
To the extent the Bonus Pool Factor is greater than zero, the Compensation Committee then assesses the achievement of certain performance metrics (collectively, the "Performance Metrics") to determine corporate, segment and individual performance using a weighting formula. The Bonus Pool Factor is then applied to the results of such Performance Metrics and to each individual's Annual Bonus Plan target opportunity in order to determine the actual bonus payout of such individual (as further explained below):

Annual Bonus Plan Formula
Payout = [Bonus Pool Factor X 50% ] + [Bonus Pool Factor X Attainment % of Performance Metrics X 25%] + [Bonus Pool Factor X Attainment % of Individual Objective X 25%]
2023 Annual Bonus Plan
In February 2023, the Compensation Committee made certain changes to our Annual Bonus Plan, which were mainly intended to reduce the complexity of the plan and strengthen the incentives of the program by creating greater certainty and predictability. We believe these revisions enable stronger alignment between incentives, performance and payouts:
•Bonus Pool Build Up: A 50% adjusted EBITDA threshold performance level was added between the 0% payout level and the 100% target level for the determination of the applicable Bonus Pool Factor. This change reduces the formerly steep 0%-100% linear interpolation between threshold and target levels.
•Adjusted EBITDA Centric: At the consolidated corporate level, 50% of the cash bonus was linked to adjusted EBITDA performance (which establishes the Bonus Pool Factor), with adjustments for translational foreign exchange impacts and certain transaction and restructuring costs associated with predetermined strategic initiatives directed by the Board and which the Board did not want to affect management's incentives.
•Focused Performance Metrics: In addition to 50% of the cash bonus linked to adjusted EBITDA performance, the remaining 50% was tied to a reduced number of performance metrics in 2023, which were focused on metrics we believe are most directly correlated to stockholder value creation: free cash flow and adjusted EPS (as the individual objectives).

As a result of these changes, the Bonus Pool Factor and Performance Metric weightings under the 2023 Annual Bonus Plan were as follows:

Annual Bonus Plan Design
Bonus Pool Factor (0-200%)	50% Weighting
•Bonus Pool funded by Adjusted EBITDA
•Bonuses begin building at 90% of Target
•50% of pool funded at 93% of Target
•100% of pool funded at Target
•200% of pool at "Stretch" (maximum)
Performance Metrics (0-100%)	50% Weighting

	Adjusted EPS	Free Cash Flow
NEO Weighting	25%	25%
We believe the Performance Metrics selected for our Annual Bonus Plan translate to stockholder value creation and are transparent to both employees and stockholders. The specific reasons for selecting each of them are indicated below:

Performance Metric	Reasons for Selection
Adjusted EBITDA*	•Key indicator of the Company's operating performance •Key aspect of budget planning across the organization •Aligns corporate and stockholders' interests
Adjusted EPS*	•Key indicator of the Company's earnings power •Correlates to stockholder value creation
Free cash flow*	•Key metric used by management to assess business performance
* For definitions of these non-GAAP financial measures, see "APPENDIX B – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement
Performance Targets and Achievements
Bonus Pool Funding Metric
The following table summarizes the 2023 performance targets of our bonus pool funding metric and its actual result in 2023. The minimum achievement level required for any payout was set at 90% of the Target level. Regardless of performance with respect to any other Performance Metrics, if achievement was below 90% of Target, no cash bonuses were earned. The maximum payout potential was 200% (Stretch level).

Bonus Pool Funding Metric	Consolidated Corporate Level
	No Bonus (0% payout)	Threshold (50% payout)	Target (100% payout)	Stretch (200% payout)	2023 Actual Result

Pre-Bonus Adjusted EBITDA*	$486 million	$501 million	$541 million	$646 million	$495 million**
* Excludes the impact of bonus expense on adjusted EBITDA.
** For a definition and reconciliation of this non-GAAP measure, see "APPENDIX B – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.

Other Performance Metrics
The following table summarizes the 2023 performance levels of each of the corporate Performance Metrics and their 2023 actual results. In 2023, the maximum Performance Metric payout was 100% (Target level).

Performance Metrics	Threshold (50% payout)	Target (100% payout)	2023 Actual Results*

Adjusted EPS*	$1.40	$1.43	$1.29

Free cash flow*	$250 million	$275 million	$282 million

* For definitions and reconciliations of these non-GAAP measures, see "APPENDIX B – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement
At the time the 2023 target levels were set for the Bonus Pool Factor and each of the Performance Metrics, the Compensation Committee believed these levels were ambitious, yet reasonably attainable.
2023 Annual Bonus Plan Payouts
In 2023, the minimum adjusted EBITDA achievement level of 90% of Target was exceeded and each NEO was eligible to receive a payout. These payouts directly reflected the Compensation Committee’s assessment of the NEOs’ performance against the financial and strategic objectives of the Company.
Based on the performance of adjusted EBITDA, our funding pool metric, the Bonus Pool Factor approved in 2023 was 29%. Taking into account the respective Annual Bonus Plan target opportunities of our CEO (110%), CFO and GC (100%), and Head of Electronics and former Head of I&S (75%) and using the formula described above considering both the Bonus Pool Factor and Performance Metrics, each of Messrs. Gliklich, Capps, Dorman and D'Ambrisi received a total Annual Bonus Plan payout equivalent to 21% of their respective Annual Bonus Plan target opportunities. In connection with his retirement in 2023 and the related separation agreement, Mr. Goralski and the Company had agreed on a payment in lieu of his annual cash bonus equal to 65% of his target bonus opportunity for 2023. See "— Employment Arrangements" below.
The 2023 Annual Bonus Plan payouts to our NEOs are included in the "Non-Equity Incentive Plan Compensation" column of the 2023 Summary Compensation Table set forth under "EXECUTIVE COMPENSATION TABLES" below.

Equity-Based Long-Term Incentives - LTI Program (Variable)
Our LTI Program is designed to align the financial interests of our executives with those of the Company's stockholders by rewarding the achievement of specific pre-established financial metrics over multi-year performance periods, therefore creating long-term stockholder value.
The Compensation Committee believes that stockholders’ interests are best served by balancing the focus of executives’ decisions between short- and long-term measures. It also believes that providing executives with opportunities to hold significant stakes in the Company growth incentivizes and rewards them for sound business decisions and high-performance team environments while fostering the accomplishment of short- and long-term strategic objectives and improvement in stockholder value, all of which are essential to our ongoing success.
How Equity-Based Compensation is Determined
Annually, the Compensation Committee reviews our LTI Program to determine (i) the equity compensation mix, (ii) the vesting periods and (iii), with respect to PRSUs, the performance metrics to be used to encourage long-term success as well as their respective weightings and annual and cumulative targets. For each NEO, the Compensation

Committee also annually sets a LTI Program target award (in dollar value), which reflects the total award the NEO has the opportunity to receive at the end of the applicable three-year performance period (at target level).
Awards granted under our LTI Program (the "LTI Awards") are typically granted in the first quarter of the year in connection with the Compensation Committee's other annual compensation decisions. LTI Awards may also be given from time to time during the year in connection with hiring decisions and recognition of exemplary achievement, promotions or other compensation adjustments.
All outstanding LTI Awards were granted under the Company's amended and restated 2013 incentive compensation plan (the "2013 Plan"), which was approved by the stockholders of the Company in June 2014. A maximum of 15,500,000 shares of common stock were authorized to be issued under the 2013 Plan. The 2013 Plan expired on January 22, 2024. In replacement of the 2013 Plan, the Board has approved a new Element Solutions Inc 2024 Incentive Compensation Plan (the "2024 Plan") and is presenting this plan to the stockholders in this Proxy Statement for approval at the 2024 Annual Meeting. Because the 2024 Plan will not be effective unless and until it is approved by stockholders, no awards have been granted to date under that plan. See "PROPOSAL 3. APPROVAL OF 2024 INCENTIVE COMPENSATION PLAN."
2023 LTI Program
In 2023, the mix of equity-based incentive awards remained 67% PRSUs and 33% RSUs, with the PRSUs vesting after a three-year performance period and the RSUs vesting in 1/3 annual increments over three years. The performance metric mix also remained the same as in 2022: adjusted EBITDA CAGR (50% weighting) and cash return on investment ("CRI")(50% weighting). In 2022, the Company had replaced adjusted EPS with CRI to address stockholder feedback received during our 2021-2022 stockholder engagement.
The Compensation Committee believes that commencing a new three-year cycle each year provides a regular opportunity to align goals with the Company's ongoing strategic planning process, to reflect its evolving business priorities and market factors and, when applicable, to re-evaluate long-term strategy and relevant metrics. With respect to PRSUs, to the extent that the Company's results meet the minimum or the maximum financial goals, the actual payout to the NEOs could be significantly less or more than the initial total PRSU target award, with the recipient of 2023 LTI Awards eligible to earn up to 200% of the number of PRSUs initially granted or as few as zero shares at the end of the three-year cycle. These terms are consistent with those of the PRSUs and RSUs granted to other Company employees.
In addition, the 2023 RSU and PRSU awards include dividend equivalents, which accrue for each declared dividend following the grant date but which will not be converted into cash dividends until the restricted shares underlying the grants are earned, vested and converted into shares of our common stock.
A more detailed description of the 2023 LTI Awards is included below:
Performance-Based Restricted Stock Units (PRSUs)
The number of PRSUs granted to an executive was determined by multiplying 67% of the total LTI Program target award (in dollar value) of such executive by the per share value of the Company's common stock on the business day prior to the grant date. The number of PRSUs granted represents a target number of PRSUs that the executive has the opportunity to receive. The actual number of PRSUs awarded to the executive at the end of the applicable three-year performance period is determined based on the achievement by the Company of pre-established constant currency adjusted EBITDA CAGR and CRI goals.
The following table summarizes the 2023 performance levels for each of these performance metrics, and their respective weighted payout percentage:

2023 PRSU Performance Levels

Performance Metrics	Threshold (50% payout)	Target (100% payout)	Stretch (200% payout)	Weighted Payouts

3-Year Constant Currency Adj. EBITDA CAGR*	3.5%	5.0%	6.5%	50%

3-Year CRI*	43.2%	43.9%	44.7%	50%

				100%

*    For definitions of these non-GAAP measures, see "APPENDIX B – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement
CRI replaced adjusted EPS in 2022 upon stockholders' feedback recommending that we consider a "returns-based" metric. CRI is used internally to measure the performance of our businesses, including acquired businesses, based on their ability to generate cash flow relative to the capital invested in them. Combined with constant currency adjusted EBITDA CAGR, the second performance metric underlying our PRSU grants, we believe our program focuses participants on stockholder-aligned objectives that correlate with long-term value creation.
Holders of PRSUs have no voting or dividend rights with respect to the PRSUs they received until issuance of the vested shares. Depending on performance achievement, each 2023 PRSU represents a contingent right to receive up to 2 shares of the Company's common stock. Each 2023 PRSU also provides for the accrual of dividends equivalents, which are subject to the same vesting, payment and other terms and conditions as the PRSUs. Upon vesting, holders of the 2023 PRSUs are entitled to receive such dividends in cash with a value equal to the amount of dividends accrued on the shares underlying the number of PRSUs that actually vest. PRSUs may, in certain circumstances, become immediately vested as of the date of a change in control of the Company.
The number and grant date fair value of the PRSUs granted in 2023 to each NEO are listed in the "Target" column under "Estimated Future Payouts Under Equity Incentive Plan Awards" and "Grant Date Fair Value of Stock and Option Awards" of the Grants of Plan-Based Awards in 2023 table under "EXECUTIVE COMPENSATION TABLES" below.
Time-Based Restricted Stock Unit (RSUs)
The number of RSUs granted to an executive was determined by multiplying 33% of the total LTI Award (in dollar value) for such executive by the per share value of the Company's common stock on the business day prior to the grant date. RSU vesting is based on the passage of time with a value at vesting directly related to the value of our common stock which promotes retention of key executives and provides direct alignment between the interests of our executives and stockholders.
Each RSU represents a contingent right to receive one share of the Company's common stock and vests annually in 1/3 increments over a three-year period, subject to continuous service. Holders of RSUs have no voting rights with respect to the RSUs they received until issuance of the vested shares. Each 2023 RSU also provides for the accrual of dividends equivalents, which are subject to the same vesting, payment and other terms and conditions as the RSUs. Upon vesting, holders of the 2023 RSUs are entitled to receive such dividends (in cash for NEOs) with a value equal to the amount of dividends accrued on the shares underlying the number of RSUs that actually vest. RSUs may, in certain circumstances, become immediately vested as of the date of a change in control of the Company.
The number and grant date fair value of the 2023 RSUs granted to each NEO are listed in the columns titled "All Other Stock Awards: Number of Shares of Stock or Units" and "Grant Date Fair Value of Stock and Option Awards" of the Grants of Plan-Based Awards in 2023 table under "EXECUTIVE COMPENSATION TABLES" below.

Benefits and Other Perquisites
We provide employees, including the NEOs, with benefits and other perquisites that are designed to assist in attracting and retaining skilled employees and to be competitive with market practice. In 2023, in addition to base salary, cash awards under our Annual Bonus Plan and equity-based LTI Awards under our LTI Program, we provided and continue to provide the following executive benefit programs to our NEOs, other executives and employees in general:
Employee Savings & 401(k) Plan
Most of our domestic employees, including our NEOs, are eligible to participate in the Company's tax-qualified Employee Savings & 401(k) Plan (the "401(k) Plan"). Pursuant to the 401(k) Plan, employees may elect to contribute a portion of their current compensation to the 401(k) Plan, in an amount up to the statutorily prescribed annual limit. Participants may also direct the investment of their 401(k) Plan accounts into several investment alternatives, including the investment into shares of the Company's common stock.
The 401(k) Plan provides the option for the Company to make match contributions, non-elective contribution or profit sharing contributions. In 2023, the Company matched 100% of the first 4% of the employee's eligible deferral. In addition, a non-elective contribution of 2% of eligible compensation of 2023 was allocated to eligible participants who were credited with at least 1,000 hours of service in the year for which the contributions are made and employed by the Company on the last day of that plan year. There were no profit sharing contributions for 2023.
Company matching and non-elective contributions allocated to each NEO under the 401(k) Plan are shown in the "All Other Compensation" column in the 2023 Summary Compensation Table under "EXECUTIVE COMPENSATION TABLES" below.
Retirement Plans
MacDermid, Inc. Employees' Pension Plan. The Company provides retirement benefits to certain employees under its domestic defined benefit pension plan (as amended and restated, the "Pension Plan"), a non-contributory pension plan, which provides retirement benefits based upon years of service and compensation levels. The Pension Plan was frozen and closed to new participants on December 31, 2013 in connection with the acquisition by the Company of MacDermid Holdings, LLC on October 31, 2013.
Mr. D'Ambrisi and Mr. Goralski were the only NEOs grandfathered and eligible to participate in the Pension Plan. For more information, see "2023 Pension Benefits" under "EXECUTIVE COMPENSATION TABLES" below.
Other Perquisites
Other benefits, such as life insurance, paid time off, relocation expenses and matching charitable gifts are intended to provide a stable array of support to our employees, and these core benefits are provided to all employees, including our NEOs.

Other Compensation-Related Practices and Policies
Change in Control Agreements
As further described under "EXECUTIVE COMPENSATION TABLES — Termination and Change in Control Arrangements" below, we have entered into change in control agreements (the "CIC Agreements") with each of the NEOs, a form of which was previously filed with the SEC. The CIC Agreements contain severance provisions subject to a double-trigger provision that requires both a change in control of the Company (as defined in the CIC

Agreements) and separation from service within a period from six months prior to a change in control to two years following the change in control.
In line with best practices, our CIC Agreements do not:
•have a liberal definition of change in control
•provide termination payments or benefits without involuntary job loss or substantial diminution of duties
•provide termination cash payments in excess of 3 (for our CEO) or 2 (for our other NEOs) times base salary and annual cash target bonus
•provide for tax gross-ups
The Compensation Committee periodically reviews the form of CIC Agreement against practices of our Peer Group and industry trends as well as the list of executives eligible for this agreement. We believe CIC Agreements serve the best interests of the Company and our stockholders by allowing our executives to exercise sound business judgment without fear of significant economic loss in the event they lose their employment with the Company as a result of a change in control. The Compensation Committee also believes, from its experience and based upon the advice of independent compensation consultants, that such arrangements are competitive, reasonable and necessary to attract, motivate and retain key executives. The CIC Agreements do not materially affect the Compensation Committee’s annual compensation determinations as the terms of such agreements are triggered only in connection with a change in control.
No Liberal Share Recycling
If an LTI Award is forfeited or if an SOP award expires prior to being exercised, the shares subject to that award will again become available for issuance under the 2013 Plan. However, it is our policy that Company shares of common stock that are issued and tendered by a participant or withheld by the Company to pay the exercise price or withholding taxes relating to the vesting, exercise or settlement of any LTI Awards do not become available for issuance again as future awards under the 2013 Plan.
Clawback Policy
Effective October 24, 2023, the Board adopted the Element Solutions Inc Executive Officer Clawback Policy (the “Clawback Policy”) in compliance with the recently adopted SEC's rules and related NYSE's listing standards. The Clawback Policy requires the repayment of certain cash and equity-based incentive compensation provided to current or former executive officers in connection with a restatement of financial statements as set forth in the Clawback Policy. As required by the SEC rules, the Clawback Policy was filed as Exhibit 97.1 of the 2023 Annual Report.
Pursuant to the terms of both the 2013 Plan and proposed 2024 Plan, all awards are subject to clawback by the Company for the recapture of any benefits under any award agreement that the Compensation Committee deems necessary or appropriate. In addition, all our LTI Award agreements include clawback provisions which allow the Company to cancel the LTI Awards, seek reimbursement of any benefit conferred under the LTI Awards, in its discretion and/or in accordance with the Clawback Policy.
Any right of recoupment under the Clawback Policy is in addition to, and not in lieu of, any other rights under any employment agreement or similar arrangement and any other legal remedies available to the Company.
Equity Holding Policy
To ensure strong linkage between the interests of our management team and those of our stockholders, the Compensation Committee has adopted stock ownership guidelines. Under this policy, all officers of the Company, including the NEOs and certain other employees who receive LTI Awards, are required to meet certain equity holding requirements within five years after the later of the date such person becomes an officer of the Company or such employee first receives a LTI Award.
Holding requirements include:
•CEO: 5x base salary;
•Other officers: 2x base salary.
For purposes of these stock ownership guidelines, equity includes: (i) Company shares of common stock beneficially owned by or on behalf of an individual or an immediate family member residing in the same household, including stock held in trusts or plans approved by the Internal Revenue Service, (ii) vested or unvested PRSUs or RSUs, and (iii) the net value, expressed in shares of our common stock, of any vested SOPs.
Based on their respective stock ownership as of the date of this Proxy Statement, each NEO has met the level of ownership required in our policy. See "SECURITY OWNERSHIP" below.
Hedging and Pledging Securities
Our Insider Trading Policy precludes all directors, executive officers and certain other designated employees from entering into hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that allow the individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities, but without the full risks and rewards of ownership. When this occurs, the holder of these securities may no longer have the same objectives as the Company's other stockholders. In addition, directors, executive officers and certain employees may not engage in short sales of the Company's securities, and we advise our directors, executive officers and certain employees to exercise caution when opening margin accounts or pledging the Company's securities. These policies are designed to ensure compliance with our Insider Trading Policy and other applicable insider trading rules.
Employee Stock Purchase Plan
On June 6, 2023, the stockholders of the Company approved the Element Solutions Inc 2024 Employee Stock Purchase Plan (the "2024 ESPP"), effective March 1, 2024 (the "Effective Date"), which provides eligible employees an opportunity to purchase shares of common stock of the Company at a discount through regular payroll deductions, subject to certain restrictions. As of the Effective Date, the 2024 Plan replaced the Element Solutions Inc 2014 Employee Stock Purchase Plan (the "Prior Plan") and the 4,233,729 shares that remained available but unissued under the Prior Plan on that date became available under the 2024 Plan.
No NEO is currently enrolled in the 2024 ESPP.
Use of Consultants and Other Advisors
Our Compensation Committee may retain an outside compensation and benefits consulting firm from time to time to respond directly to the Compensation Committee and its inquiries regarding management pay, compensation design and other related matters. The Compensation Committee may ask that management participate in these engagements. However, use of a particular consulting firm by the Compensation Committee does not preclude management from hiring a different one.
In 2023, the Compensation Committee did not use the services of any compensation consultant.
Tax Considerations
Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for performance-based compensation in excess of $1 million paid in any given year to certain current and former executives (although there was historically an exception to this $1 million annual limitation for such compensation meeting certain performance based requirements). As a result, we generally expect the deduction of compensation payable to our NEOs in excess of $1 million per person in a year to be limited.
The Compensation Committee continues to closely align executive pay with performance, regardless of the performance-based deduction being disallowed under Section 162(m). However, considering the highly competitive market for talent in our industry, the Committee reserves the right to modify compensation that was initially designed to benefit from the Section 162(m) performance-based exception if it determines that such modifications are consistent with our business needs. In addition, the Committee may award compensation in the future that is not fully deductible under Section 162(m) to attract, motivate and retain successful executives while promoting the Company's objectives and creating higher stockholder value.

EMPLOYMENT ARRANGEMENTS
Michael Goralski, Former EVP, Head of Industrial & Specialty
Michael Goralski retired as EVP, Head of Industrial & Specialty of the Company on December 31, 2023 (the "Effective Date"). In connection with his retirement, Michael Goralski and the Company entered into a letter agreement and release (the "Letter Agreement") pursuant to which Mr. Goralski agreed to a customary release and restrictive covenants, including non-competition and non-solicitation obligations as well as confidentiality provisions.
Pursuant to the Letter Agreement, Mr. Goralski received or will be entitled to receive, among other things: (i) regular payroll payments over a period of 12 months at his base salary in effect on the Effective Date, less applicable withholdings, deductions and offsets, if any; (ii) an annual incentive cash bonus for 2023 equal to 65% of his target bonus opportunity pursuant to the Company's annual bonus plan when such bonuses are paid to active employees of the Company; (iii) continuation of coverage under the Company’s medical and/or dental insurance plans at rates applicable to active employees until the earlier of (x) 12 months after the Effective Date, (y) the date on which he becomes eligible for Medicare, or (z) the date on which he becomes eligible for coverage of a new employer; and (iv) subject to their performance and time vesting criteria set forth therein, (x) the vesting of PRSU awards granted in 2021 and 2022 according to their original performance targets within the performance period set forth therein; provided that with respect to the 2022 PRSUs, Mr. Goralski is entitled to receive the number of shares that would vest at the 50% level, and (y) the vesting of the tranches of the time-based restricted stock units awards granted in 2021, 2022 and 2023 that otherwise vested in February 2024 for active employees. All other LTI Awards to Mr. Goralski that remained unvested on the Effective Date were forfeited on the Effective Date.
Other NEOs
None of the NEOs is a party to an employment agreement. Their respective total direct compensation is approved by the Compensation Committee and generally determined by the compensation plans in which they participate or other arrangements as described above and in "Potential Payments upon Termination or Change in Control" under "EXECUTIVE COMPENSATION TABLES" below. In addition, as indicated above, their respective base salary is reviewed, determined and approved on an annual basis by the Compensation Committee with no formulaic base salary increases or guarantee of base salary increases.
Each of the NEOs has entered into a CIC Agreement in connection with their respective appointment as an executive officer of the Company; which agreement is the Company's standard form of CIC Agreement since 2016. The CIC Agreement governs the payments to be received by each of them only upon a change in control (as defined in the CIC Agreements). See "EXECUTIVE COMPENSATION TABLES — Termination and Change in Control Arrangements" below.

Our Certificate of Incorporation and our Amended and Restated By-Laws provide that we will indemnify, to the fullest extent permitted by applicable law, any of our officers, including each NEOs, against any and all costs, expenses or liabilities incurred by them by reason of being or having been an officer of the Company.

STOCKHOLDER ENGAGEMENT AND 2023 SAY-ON-PAY VOTE
At our 2023 Annual Meeting, approximately 45% of voted shares approved the compensation of our NEOs as compared to approximately 99% of votes in 2022. Based on concerns expressed by certain stockholders, we believe this result is due to certain specific actions in 2022 that were not intended to be recurring events and should not be viewed as associated with the core structure of our executive compensation program. Notwithstanding, we value the views of our stockholders and recognize the importance of continuing to engage with them for feedback.
In connection with our 2023 Annual Meeting, we invited stockholders to participate in calls and discuss our executive compensation program.  With respect to stockholders who did not support our 2023 Say-on-Pay vote, we conducted this engagement to ensure we fully understood their concerns and perspectives. Overall, members of our management and investor relations teams met with stockholders representing approximately 45% of shares outstanding.  Compensation Committee members participated in a majority of these engagements.

Feedback From Stockholders

During our discussions with stockholders, the most commonly expressed concern related to the discretionary adjustments applied to the 2022 payouts under our Annual Bonus Plan for the benefit of our employees, including our NEOs.

Additionally, some stockholders commented on the executive stretch awards granted to our NEOs in 2022 and their alignment with long-term value creation to stockholders considering that satisfying their performance condition is currently not probable. To a lesser extent, certain stockholders questioned the TSR component of these grants and the alignment of this metric with performance.
Finally, some stockholders requested more disclosure about, and a better understanding of the reasons for the quantum of, the increased advisory fee paid to Mariposa Capital since 2019.
Our Compensation Committee considered this feedback in its discussions regarding our 2023 compensation which, with respect to the Annual Bonus Plan, aligned with steps that it had already proactively undertaken, as described below. In the context of our 2023 engagement, the Compensation Committee aimed to balance addressing stockholders’ concerns while also being mindful that other stockholders had supported and encouraged us to maintain the existing program, including through their 2023 and 2022 Say-on-Pay votes. The Compensation Committee believes the changes made to the Annual Bonus Plan align with stockholder interests and incentivize our NEOs to execute on strategies for long-term success while maintaining aspects of our compensation program that we believe promote exceptional performance and help attract and retain talent of the caliber required to support Company growth.
How We Responded
Annual Bonus Plan
We are a pay-for-performance Company and our Annual Bonus Plan aims to maintain alignment between pay and performance by awarding cash bonuses only upon the achievement of defined and pre-established performance targets. Our Compensation Committee supports this formulaic approach to annual bonuses. However, it also recognized that our 2022 Annual Bonus Plan was complex and rather off market in that it provided limited flexibility for taking into account external circumstances, such as macroeconomic instability. Pursuant to the 2022 plan, our bonus pool was not funded in the event performance targets were missed by 5%. In 2022, Company results were below threshold level, but due mostly to unforeseen and materially-disruptive events, including macroeconomic headwinds, substantial inflation and rampant COVID-related shutdowns. In absolute, this meant that no cash bonuses would have been paid despite the overall quality of Company performance and the efforts of our teams for the year.
When assessing the 2022 bonus payouts, the Compensation Committee considered this challenging 2022 global economic backdrop, the qualitative targets and cost reduction initiatives that had been nonetheless achieved and implemented that year, and the impact of bonus outcomes on employee morale and retention in a challenging and competitive employment market. Ultimately, the Compensation Committee exercised reasonable discretion as it deemed appropriate in order to compensate for special circumstances beyond the Company's control while rewarding the teams for their resilience and providing incentives to excel in this changed environment going forward.
The Compensation Committee agrees with stockholders and acknowledges that discretion should be applied only under exceptional circumstances. For that reason, the Compensation Committee proactively acted ahead of the 2023 Annual Meeting to reduce complexity of the Annual Bonus Plan, allow for greater predictability in terms of outcomes and therefore mitigate the need for discretionary actions in the future. These revisions were also made to further align the plan with market practices and reinforce its intrinsic incentive purpose for the benefit of our employees and the Company. Starting in 2023, the bonus pool funding began to build at 90% of the adjusted EBITDA Threshold level with 50% of the bonus pool funded at 93% of that Threshold level. In addition, the mix of performance metrics was simplified with 50% of bonuses linked to adjusted EBITDA performance and 50% linked to a reduced number of performance metrics, which were focused on metrics we believe are most directly correlated to stockholder value creation: free cash flow and adjusted EPS (as the individual objectives). We believe these revisions enable stronger alignment between incentives, performance and payouts. See "— Components of our Executive Compensation Program — Cash Compensation - Annual Bonus Plan (Variable)" above for more detail.

Executive Stretch Awards
The executive stretch awards granted in February 2022 were approved following a comprehensive review of the Company’s compensation programs by Willis Towers Watson, an independent compensation consultant. These special awards are part of a multi-year incentive compensation program to incentivize extraordinary achievement as well as promote successful management and capital allocation over a five-year performance period. Issued in the form of PRSUs, these awards are tied to two performance metrics directly correlated to stockholder value creation: adjusted EPS ($2.72 target by December 31, 2026) and the growth in our relative total shareholder return ("TSR") during the performance period.
The $2.72 adjusted EBITDA target is currently not expected to be achieved. However, these grants represent robust incentives based on a proven compensation structure. Under our prior 2019 stretch program, the outcome of the applicable performance conditions was deemed improbable at grant date but became probable in 2021 due to the leaderships of our teams which translated into Company strong financial results that year. In 2021, our adjusted EPS target of $1.36 per share was achieved, which was two years ahead of 2023, our then publicly-disclosed timing for achieving this adjusted EPS target. That performance from 2019 to 2021 directly translated into significant stockholder value accretion.
In addition to their underlying challenging adjusted EPS target, the 2022 stretch awards incorporate a market performance element, the Company's relative TSR, which is expressed as a relative percentile ranking of the Company among the TSR of companies in the S&P Midcap 400 Index (the "TSR Benchmark Group). The TSR Benchmark Group is comprised of companies that we benchmark for financial performance that are global companies within similar industries, which reduces the potential impact (positively or negatively) of sector rotation during the performance period. Relative TSR is used as a modifier with a minimum of 0.85 (TSR in the lowest quartile of the TSR Benchmark Group), an intermediate of 1 (TSR between 25th and 75th percentiles) and a maximum of 1.15 (TSR in the top quartile).
We believe these exceptional stretch awards support exceptional Company growth as they are designed to reward exceptional performance, therefore driving long-term stockholder value. The $2.72 adjusted EPS target by

December 31, 2026 is, by design, more ambitious than the $2.50 adjusted EPS target announced in 2022 as part of the Company's five-year growth objectives. We also believe the relative TSR performance incentivizes management to outperform the market in any business environment, therefore encouraging resilience and building long-term stockholder value.

As indicated above, the stretch award program is a five-year incentive program and we do not plan to exercise any discretionary adjustments or implement any additional stretch program until termination of the current program.
Mariposa Capital Advisory Fee
The Mariposa Capital advisory fee had been temporarily increased in 2019 in connection with our transition to a new, less experienced management team based on enhanced responsibilities required of our Executive Chairman in developing such management team and in taking a more active role in managing capital structure, capital allocation and certain other strategic functions. In response to stockholders' feedback and given the management team's demonstrated leadership skills and experience gained over the past five years under the guidance of Mariposa Capital, the Mariposa Capital advisory fee was decreased to an annualized amount of $2 million in 2024.
During this engagement, we confirmed that most stockholders understood the rationale behind the adjustments, grants and advisory fee described above as well as their strategic purpose. Stockholders were generally supportive of our multi-layer compensation program and pay practices. Regardless, to further align the Company's interests with those of our stockholders, the following actions were taken:
•Compensation Committee Refreshment: In anticipation of the 2024 Annual Meeting and assuming Ms. Susan W. Sofronas, our new independent director nominee, is appointed, the Board expects changes to the composition of its Compensation Committee to become effective as of the date of the meeting with Mr. Michael F. Goss to be appointed as new Chair in replacement of Mr. Christopher T. Fraser. Mr. Goss would bring to the Compensation Committee his experience as a compensation committee member of Whole Earth Brands, Inc. to guide our executive compensation planning. See "CORPORATE GOVERNANCE - Board Committees - Anticipated New Committee Memberships" above.
•Disclosure Enhancements: We also included in this Proxy Statement enhanced disclosures relating to other various matters discussed during our stockholder engagement, including with respect to the role of our Executive Chairman.

Feedback From Stockholders	How We Responded

Discretionary adjustments do not reflect a pay-for-performance philosophy
•Adjustments were made to compensate for special circumstances beyond the Company's control
•The Annual Bonus Plan was nonetheless revised to reduce complexity, allow for greater predictability in its outcomes and enable a stronger alignment between Company performance and payouts

Stretch awards do not align with value creation to stockholders considering that achieving performance condition is currently not probable
•The stretch awards are exceptional incentives supporting exceptional Company growth and therefore stockholder value accretion
•These awards are an integral part of our multi-layer compensation program
•No discretionary adjustments or additional grants are anticipated within this performance period

Relative TSR construct in the stretch awards does not sufficiently align with performance
•We enhanced disclosure relating to relative TSR levels
•In addition to a challenging adjusted EPS target, the relative TSR performance incentivizes management to outperform the market in any business environment, therefore encouraging resilience and building long-term stockholder value

Rationale behind the Mariposa Capital advisory fee after five years
•The advisory fee was temporarily increased in connection with a transition to a new, less experienced management team in 2019
•In 2024, the advisory fee was decreased to an annualized amount of $2 million considering our management team's demonstrated skills and experience over the past five years under the guidance of Mariposa Capital

REPORT OF THE COMPENSATION COMMITTEE
The information contained in this Report of the Compensation Committee shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
Christopher T. Fraser, Chair
Ian G.H. Ashken
Michael F. Goss

EXECUTIVE COMPENSATION TABLES

2023 Summary Compensation Table
The following summary compensation table sets forth the annual and long-term compensation of our named executive officers in 2023 (collectively, the "NEOs"):

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Benjamin Gliklich President & CEO	2023	1,000,000	—	3,500,013	—	231,000	—	46,625	4,777,638
	2022	968,750	—	3,500,002	—	570,000	—	23,322	5,062,074
	2021	846,250	—	2,492,919	—	1,750,000	—	18,480	5,107,649

Carey J. Dorman CFO	2023	556,250	—	1,000,004	—	120,750	—	24,093	1,701,097
	2022	485,000	—	750,018	—	285,000	—	20,287	1,540,305
	2021	425,160	—	573,379	—	880,000	—	18,480	1,897,019

John E. Capps GC	2023	576,800	—	600,018	—	122,304	—	23,954	1,323,076
	2022	556,250	—	599,991	—	319,200	—	20,326	1,495,767
	2021	540,750	—	598,311	—	1,090,000	—	18,480	2,247,541

Joseph J. D'Ambrisi Head of Electronics	2023	497,336	—	500,002	—	79,091	77,800	23,990	1,178,219
	2022	470,888	—	800,005	—	214,566	(441,201)	20,208	1,064,466
	2021	432,085	—	523,516	—	652,500	(18,236)	18,480	1,608,345

Michael Goralski Former Head of Industrial & Specialty	2023	434,969	—	500,002	—	214,106	36,300	23,125	1,208,502
	2022	419,225	—	527,863	—	128,274	(134,203)	20,011	961,170
	2021	406,250	—	398,874	—	517,152	(7,193)	18,480	1,333,563

(1)    Reflects base salary rates in effect as of April 1, 2023, for Messrs. Gliklich ($1,000,000), Dorman ($575,000), Capps ($582,400), D'Ambrisi ($502,160) and Goralski ($439,190).
(2)    The amounts in this column represent the aggregate grant date fair value of equity awards granted during each respective year computed in accordance with FASB ASC Topic 718. For details on and assumption used in calculating the grant date fair value of the RSUs and PRSUs, see Note 8, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2023 Annual Report, our annual report on Form 10-K for the year ended December 31, 2022 filed with the SEC on February 22, 2023 and our annual report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 23, 2022. The grant date fair value attributable to the PRSUs pertains to the 100% target level of these awards payable in shares of the Company's common stock and assumes that the performance conditions are satisfied based on the probable outcome of such conditions. The maximum grant date potential values for the 2023 PRSU Awards to Messrs. Gliklich, Dorman, Capps, D'Ambrisi and Goralski are $4,666,711, $1,333,352, $800,051, $666,696 and $666,696, respectively (although the value of the actual payout would be dependent upon the price of the Company's common stock and accrued dividend equivalents at the time of the payout).
(3)    The amounts reported in this column reflect annual cash incentive awards earned under the Annual Bonus Plan in 2023, 2022 and 2021. In connection with his retirement in 2023 and the related separation agreement, Mr. Goralski and the Company had agreed on a payment in lieu of his annual cash bonus equal to 65% of his target bonus opportunity. Payments under this program are typically made in the first quarter of the year following the year in which the bonus was earned after finalization of the Company's audited consolidated financial statements. See "COMPENSATION DISCUSSION AND ANALYSIS — Components of our Executive Compensation Program — Cash Compensation — Annual Bonus Plan (Variable)" above.
(4)    This column indicates the change in pension value under the Pension Plan as shown in the 2023 Pension Benefits table below from December 31, 2022 to December 31, 2023, December 31, 2021 to December 31, 2022 and December 31, 2020 to December 31, 2021, calculated using ASC 715 disclosure assumptions (except where indicated) for year-end 2023, 2022 and 2021, respectively. These assumptions include changes in value due to changes in discount rates, mortality assumptions, retirement age assumptions, and additional pay accruals. Service accruals for the Pension Plan, as well as pay accruals for the Pension Plan, ended on December 31, 2013 due to the plan freeze. Messrs. D'Ambrisi and Goralski were the only NEOs eligible to participate in the Pension Plan. The total benefit value in 2023 for Mr. D'Ambrisi and Mr. Goralski increased by $77,800 and $36,300, respectively. For more information, see "— 2023 Pension Benefits" below.
(5)    These amounts in 2023 consist of (i) accrued dividend equivalents paid in cash by the Company upon vesting in 2023 of RSU awards: $14,336 to Mr. Gliklich, $3,213 to Mr. Dorman, $3,074 to Mr. Capps, $3,110 to Mr. D'Ambrisi and $2,245 to Mr. Goralski; (ii) Company-sponsored life insurance: $1,080 for each NEO; (iii) Company contribution to the 401(k) Plan: $19,800 for each NEO; and (iv) with respect to Mr. Gliklich, life insurance annual premiums paid by ESI: $11,409. Company contributions to the 401(k) Plan for each NEO represent the aggregate match and non-elective contributions made by the Company to each NEO in 2023. From time to time, family members of executives may accompany them on a business-related flight aboard a private aircraft. There is no incremental cost to the Company for the use of such flights and therefore such items are not reflected in the amounts above.
Grants of Plan-Based Awards in 2023
The following table sets forth the cash bonus under the Annual Bonus Plan and the equity LTI Awards granted in 2023 to each of the NEOs with the aggregate grant date fair value of each grant disclosed on a grant-by-grant basis.
For more information about our 2023 Annual Bonus Plan and LTI Program, see "Cash Compensation — Annual Bonus Plan (Variable)" and "Equity-Based Long-Term Incentives — LTI Program (Variable)" under "COMPENSATION DISCUSSION AND ANALYSIS — Components of the Executive Compensation Program" above.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)

	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Benjamin Gliklich	Bonus	—	—	1,100,000	2,200,000	—	—	—	—	—	—	—
	PRSUs(2)	2/13/23	—	—	—	58,686	117,372	234,744	—	—	—	2,333,355
	RSUs	2/13/23	—	—	—	—	—	—	58,685	—	—	1,166,658

Carey J. Dorman	Bonus	—	—	575,000	1,150,000	—	—	—	—	—	—	—
	PRSUs(2)	2/13/23	—	—	—	16,768	33,535	67,070	—	—	—	666,676
	RSUs	2/13/23	—	—	—	—	—	—	16,767	—	—	333,328

John E. Capps	Bonus	—	—	582,400	1,164,800	—	—	—	—	—	—	—
	PRSUs(2)	2/13/23	—	—	—	10,061	20,122	40,244	—	—	—	400,025
	RSUs	2/13/23	—	—	—	—	—	—	10,060	—	—	199,993

Joseph J. D'Ambrisi	Bonus	—	—	376,620	753,240	—	—	—	—	—	—	—
	PRSUs(2)	2/13/23	—	—	—	8,384	16,768	33,536	—	—	—	333,348
	RSUs	2/13/23	—	—	—	—	—	—	8,383	—	—	166,654

Michael Goralski	Bonus	—	—	329,390	658,780	—	—	—	—	—	—	—
	PRSUs(2)	2/13/23	—	—	—	8,384	16,768	33,536	—	—	—	333,348
	RSUs	2/13/23	—	—	—	—	—	—	8,383	—	—	166,654

(1)    Amounts shown represent the payouts under the Annual Bonus Plan for 2023 at each payout level based on base salary rates in effect as of December 31, 2023. Depending on the Bonus Pool Factor and achievement of the Performance Metrics, each NEO had the opportunity to earn up to 200% of his Annual Bonus Plan target opportunity, which represents a percentage of their respective base salary: 110% for Mr. Gliklich, 100% for Messrs. Dorman and Capps and 75% for Messrs. D'Ambrisi and Goralski. The actual payouts for 2023 can be found in the "Non-Equity Incentive Plan Compensation" column of the 2023 Summary Compensation Table above. For more information about our Annual Bonus Plan, see "COMPENSATION DISCUSSION AND ANALYSIS — Components of the Executive Compensation Program — Cash Compensation — Annual Bonus Plan (Variable)" above.
(2) Amounts shown in the "Target" column are the number of PRSUs granted in 2023 under the 2013 Plan and which will be earned if adjusted EBITDA CAGR and CRI each achieves their target goals of 5.0% and 43.9%, respectively. The "Threshold" column (50% of Target) corresponds to the number of PRSUs earned if adjusted EBITDA CAGR and CRI each achieves their threshold goals of 3.5% and 43.2%, respectively. The "Maximum" column (200% of Target) corresponds to the number of PRSUs earned if adjusted EBITDA CAGR and CRI each achieves their stretch goals of 6.5% and 44.7%, respectively. For additional information about the 2023 PRSU awards, see "Components of our Executive Compensation Program — Equity-Based Long-Term Incentives — LTI Program (Variable)" in "COMPENSATION DISCUSSION AND ANALYSIS" above.
(3) The amounts in this column represent the grant date fair value of the LTI Awards granted to the NEOs in 2023, calculated in accordance with FASB ASC Topic 718. The grant date fair value of PRSU awards pertains to the 100% target portion of these awards payable in shares of the Company's common stock and assumes that the performance conditions are satisfied based on their probable outcome. For further details on and assumption used in calculating the grant date fair value of LTI Awards, see Note 8, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2023 Annual Report. Pursuant to the terms of their PRSU and RSU grants, the NEOs, and all other employees, are entitled to an accrual of dividend equivalents with a value equal to the cash amount of dividends accrued on the shares underlying the number of PRSUs or RSUs that actually vest.
Outstanding Equity Awards at Year End
The following table summarizes information regarding the outstanding PRSUs, RSUs and SOPs held by each NEO at December 31, 2023:

						Stock Awards(1)
		Option Awards(1)				Time-Based RSUs		Performance-Based RSUs
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Award: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Benjamin Gliklich	2/13/23	—	—	—	—	58,685	1,357,971	117,372	2,715,988
	2/15/22	—	—	—	—	33,437	773,732	100,316	2,321,312
	2/15/22	—	—	—	—	—	—	1,000,000	23,140,000
	2/17/21	—	—	—	—	15,764	364,779	94,590	2,188,813
	2/19/20	74,564	—	12.25	2/19/30	—	—	—	—
	2/20/19	64,227	—	11.34	2/20/29	—	—	—	—
	2/21/17	21,695	—	13.30	2/21/27	—	—	—	—
	3/16/16	20,637	—	7.95	3/16/26	—	—	—	—

Carey J. Dorman	2/13/23	—	—	—	—	16,767	387,988	33,535	776,000
	2/15/22	—	—	—	—	7,165	165,798	21,497	497,441
	2/15/22	—	—	—	—	—	—	320,000	7,404,800
	2/17/21	—	—	—	—	3,625	83,883	21,756	503,434
	2/19/20	31,690	—	12.25	2/19/30	—	—	—	—
	3/15/19	19,380	—	10.59	3/15/29	—	—	—	—
	2/20/19	9,634	—	11.34	2/20/29	—	—	—	—

						Stock Awards(1)
		Option Awards(1)				Time-Based RSUs		Performance-Based RSUs
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Award: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
John E. Capps	2/13/23	—	—	—	—	10,060	232,788	20,122	465,623
	2/15/22	—	—	—	—	5,731	132,615	17,197	397,939
	2/15/22	—	—	—	—	—	—	120,000	2,776,800
	2/17/21	—	—	—	—	3,783	87,539	22,702	525,324
	2/19/20	39,146	—	12.25	2/19/30	—	—	—	—
	2/20/19	33,719	—	11.34	2/20/29	—	—	—	—
	2/21/17	21,695	—	13.30	2/21/27	—	—	—	—
	5/31/16	25,615	—	9.52	5/31/26	—	—	—	—

Joseph J. D'Ambrisi	2/13/23	—	—	—	—	8,383	193,983	16,768	388,012
	2/15/22	—	—	—	—	7,642	176,836	22,930	530,600
	2/17/21	—	—	—	—	3,310	76,593	19,864	459,653

Michael Goralski	2/13/23	—	—	—	—	2,795	64,676	—	—
	2/15/22	—	—	—	—	2,521	58,336	7,565	175,054
	2/17/21	—	—	—	—	2,522	58,359	15,134	350,201
(1) LTI Awards become exercisable or vested in accordance with the equity award vesting summary set forth below, subject to the satisfaction of the applicable performance conditions (PRSUs) or time vesting conditions (RSUs). See "Components of our Executive Compensation Program — Equity-Based Long-Term Incentives — LTI Program (Variable)" in "COMPENSATION DISCUSSION AND ANALYSIS" above.
(2) This column reflects the market value at December 31, 2023 of the unvested outstanding RSUs determined by multiplying the number of shares underlying the RSUs by $23.14, the closing price of the Company's common stock on December 29, 2023, the last business day of fiscal year 2023.
(3) This column reflects the market value at December 31, 2023 of the unvested outstanding PRSUs assuming achievement of a 100% target payout. The market value is determined by multiplying the number of shares underlying the PRSUs at target level by $23.14, the closing price of the Company's common stock on December 29, 2023, the last business day of fiscal year 2023.
Equity Award Vesting Summary for Outstanding LTI Awards at December 31, 2023:

Equity Award Vesting Summary
PRSUs	Grant Date	Vesting upon satisfaction of performance conditions at end of performance period on:
	2/13/2023	Dec. 31, 2025 (adjusted EBITDA CAGR and CRI)
	2/15/2022	Dec. 31, 2024 (adjusted EBITDA CAGR and CRI)
	2/15/2022	Dec. 31, 2026 (adjusted EPS and Company TSR)
	2/17/2021	Dec. 31, 2023 (adjusted EBITDA CAGR and adjusted EPS)
RSUs	Service Period	One-third vested/vests on:
	2/13/2023	February 13, 2024, 2025 and 2026
	2/15/2022	February 15, 2023, 2024 and 2025
	2/17/2021	February 17, 2022, 2023 and 2024
SOPs	Grant Date	One-third vested on:
	2/19/2020	February 19, 2021, 2022 and 2023
	3/15/2019	March 15, 2020, 2021 and 2022
	2/20/2019	February 20, 2020, 2021 and 2022
	2/21/2017	February 21, 2018, 2019 and 2020
	5/31/2016	May 31, 2017, 2018 and 2019
	3/16/2016	March 16, 2017, 2018 and 2019
Option Exercises and Stock Vested in 2023
The following table presents the value realized by each NEO upon vesting of stock awards during 2023. No SOPs were exercised during the year. The value realized, presented on a pre-tax basis, is based on the closing stock price per share on February 15, 2023, the vesting date ($20.58).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Award Type	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)(3)
Benjamin Gliklich	—	—	PRSUs(1)	83,062	1,709,416
	—	—	RSUs(2)	32,485	668,541
Carey J. Dorman	—	—	PRSUs(1)	35,302	726,515
	—	—	RSUs(2)	7,209	148,361
John E. Capps	—	—	PRSUs(1)	43,608	897,453
	—	—	RSUs(2)	6,651	136,878
Joseph J. D'Ambrisi	—	—	PRSUs(1)	33,222	683,709
	—	—	RSUs(3)	10,824	222,758
Michael Goralski	—	—	PRSUs(1)	16,612	341,875
	—	—	RSUs(3)	6,890	141,796
(1) 2020 PRSU awards
(2) 1/3 increments of 2022 and 2021 RSU awards
(3) 1/3 increments of 2022, 2021 and 2020 RSU awards

The value of dividend equivalents paid in cash by the Company to each NEO in 2023 upon vesting of RSU awards is shown in the "All Other Compensation" column in the 2023 Summary Compensation Table under "EXECUTIVE COMPENSATION TABLES" above.
Termination and Change in Control Arrangements
The Company implemented a standard form of CIC Agreement with executives since 2016 and each NEO has entered into a CIC Agreement with ESI upon their respective appointment as an executive officer of the Company. Granting of any CIC Agreement requires advance approval of the Compensation Committee.
Under the CIC Agreements, a "change in control" will be deemed to have occurred generally when (i) any person becomes the beneficial owner, directly or indirectly, of more than 30% of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the Company's voting securities; (ii) any person becomes the beneficial owner, directly or indirectly, of more than 50% of the voting securities of the surviving entity following a reorganization, merger, share exchange or consolidation; or (iii) the Company is liquidated or sells all or substantially all of its assets; in each case subject to exceptions.
The CIC Agreements contain severance provisions subject to a double-trigger provision that requires both a change in control of the Company and separation from service of the executive. Pursuant to such provisions, if a change in control occurs and the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason, in each case during the six months prior to or within two years following the change in control, the executive will be entitled to receive, subject to the signing of a general release of claims and compliance with restrictive covenants, a lump sum termination cash payment equal to 3 (CEO) or 2 (other NEOs), multiplied by each of the executive’s base salary and target bonus as of the date of termination of the executive's employment or, if higher, the base salary and/or target bonus in effect immediately prior to the occurrence of the condition giving rise to good reason. The CIC Agreements do not provide for any excise tax gross-up.
In connection with the termination payments described under "— Potential Payments upon Termination or Change in Control" below, the CIC Agreements require that executives agree to protect any Company's confidential information acquired in connection with or as a result of their services for the Company, and not to compete against the Company during their employment with the Company and for a period of 18 months following termination of employment. Pursuant to the terms of the CIC Agreements, a breach by any executive of the non-disclosure or non-compete provisions would relieve the Company of its obligation to make, and/or require the executive to repay, certain termination payments.
Potential Payments upon Termination or Change in Control
The following table shows the compensation payable to each NEO if the triggering events described in the headings of the table had occurred on December 31, 2023.
The description below provides only estimates of the compensation that would be provided to each NEO upon their termination of employment. In the event of a separation from the Company, any actual amounts would be determined based on the facts and circumstances that exist at that time. The amounts are in addition to any accrued dividend equivalents, vested or accumulated benefits under the Pension Plan, if applicable, benefits paid by insurance providers under life and disability insurance policies, and benefits generally available to the Company's U.S. salaried employees, such as vested or accumulated benefits under the Company-sponsored life insurance, 401(k) Plan and accrued vacation.
Michael Goralski retired as EVP, Head of Industrial & Specialty of the Company, effective December 31, 2023. See "COMPENSATION DISCUSSION AND ANALYSIS — Employment Arrangements" above for the actual terms of this termination of employment.

	Potential Payments upon Termination or Change in Control(1)
	Termination Without Cause or for Good Reason(2)				Termination Without Cause or for Good Reason Within 6 Months Prior to or 2 Years Following a Change in Control(3)
Name	Salary ($)	Bonus ($)	LTI Awards Valuation ($)	Total ($)	Salary ($)	Bonus ($)	LTI Awards Valuation ($)(4)	Total ($)
Benjamin Gliklich	—	—	—	—	3,000,000	3,300,000	32,862,595	39,162,595
Carey J. Dorman	—	—	—	—	1,150,000	1,150,000	9,819,344	12,119,344
John E. Capps	—	—	—	—	1,164,800	1,164,800	4,618,628	6,948,228
Joseph J. D'Ambrisi	9,657	—	—	9,657	1,004,320	753,240	1,825,677	3,583,237
Michael Goralski	8,446	—	—	8,446	878,380	658,785	706,626	2,243,791
(1) In accordance with SEC regulations, the total amounts in this table do not include any amount to be provided to a NEO under any arrangement which does not discriminate in scope, terms or operation and which are available generally to all salaried employees. These benefits are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e., accrued dividend equivalents, vested retirement benefits accrued as of the date of termination and the right to elect continued health coverage pursuant to COBRA).
(2)    With respect to Messrs. D'Ambrisi and Goralski, reflects standard terms of legacy employee agreements which provide for the payment of one week of severance pay if employment is terminated without cause (based upon their base salary at the time of the termination) in exchange for an agreement to confidentiality and non-compete provisions as well as provisions relating to the ownership of intellectual property rights, during employment and for a period of 12 months after termination.
(3)    Reflects the terms of the CIC Agreements, LTI Awards agreements and base salary rates effective at December 31, 2023. See "— Termination and Change in Control Arrangements" above.
(4)    This column includes the value of unvested PRSUs and RSUs that would be accelerated and become vested or exercisable upon termination under the CIC Agreements or the 2013 Plan, as applicable, at the discretion of the Compensation Committee. These LTI Awards are shown in the "Outstanding Equity Awards at Year End" table included above. For disclosure purposes only, it was assumed that 100% of any applicable target was achieved for all PRSUs at December 31, 2023. The value of any unvested PRSU and RSU was determined by multiplying the number of shares underlying any such PRSU and RSU at December 31, 2023 by the $23.14 closing price per share of the Company's common stock on December 29, 2023, the last business day of fiscal year 2023. All SOPs were vested at December 31, 2023. Accrued dividends on accelerated and vested PRSUs and RSUs would be paid at vesting in accordance with the terms of the applicable LTI Agreements or $880,155 to Mr. Gliklich, $261,829 to Mr. Dorman, $124,704 to Mr. Capps, $48,239 to Mr. D'Ambrisi and $23,063 to Mr. Goralski.
Post-Employment Payments
Unless otherwise provided in any applicable employment agreements, employment arrangements, CIC Agreements or LTI Awards agreements, the following is a description of potential post-employment payments relating to outstanding LTI Awards:
PRSU & RSU Awards
Except under certain circumstances in the event of a change in control of the Company (as defined in the 2013 Plan), if a recipient’s employment is terminated for any reason prior to (i) the end of the applicable performance period or

(ii) a change in control of the Company, then PRSUs or RSUs previously granted to such recipient and not vested, as well as any dividends accrued on such unvested PRSUs or RSUs, will be forfeited immediately upon such termination of continuous service without any payment to the recipient. If a recipient is employed by a subsidiary of the Company that ceases to be a wholly-owned subsidiary of the Company, such recipient's continuous service will be deemed terminated at the time such subsidiary ceases to be a wholly-owned subsidiary of the Company.
SOP Awards
To the extent not previously cancelled, exercised or terminated under the circumstances described below, SOP awards terminate immediately in the event of the liquidation or dissolution of the Company, or any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive or the shares of common stock underlying such award are exchanged for or converted into securities issued by a successor or acquiring entity, or an affiliate of such successor or acquiring entity, unless the successor or acquiring entity, or its affiliate, assumes such SOP awards or substitutes an equivalent option or right pursuant to the 2013 Plan. The Compensation Committee may also, in its sole discretion, cancel any SOP award (or portion thereof) that remains unexercised as of the date of a change in control (as defined in the 2013 Plan).
Termination Without Cause or Retirement
The participant may exercise the vested, unexercised portion of an SOP award at any time for 6 months after the date of termination in the case of termination of employment by us without cause.
"Cause," as defined in the 2013 Plan, means (i) the failure by a participant to perform, in a reasonable manner, his or her duties with us, (ii) any violation or breach by a participant of his or her employment, consulting or other similar agreement with us, if any, (iii) any violation or breach by a participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with us, (iv) any act by a participant of dishonesty or bad faith with respect to us, (v) use of alcohol, drugs or other similar substances in a manner that adversely affects a participant’s work performance, or (vi) the commission by a participant of any act, misdemeanor, or crime reflecting unfavorably upon the participant or us. The good faith determination by the Compensation Committee of whether a participant’s continuous service was terminated by the Company for "Cause" shall be final and binding for all purposes.
Termination due to Death or Disability
If employment is terminated because of death or disability during employment, SOP awards granted under the 2013 Plan may be exercised by the participant or by his or her personal representative at any time during the 12-month period after the date of death or disability.
"Disability" means that the participant is permanently and totally disabled as provided in Section 422(c)(6) of the Internal Revenue Code, which ascribes disability to a person when he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
Termination for Cause or Voluntary Termination
If an employee is terminated by the Company for cause or voluntarily terminates employment with the Company for any reason other than retirement, disability or death, any unexercised portion of any SOP award granted to the employee will terminate with his or her termination of employment.
2023 Pension Benefits
The Company's Pension Plan was frozen as of December 31, 2013 (the "Freeze Date") which means that future retirement service benefits are no longer accrued under this plan. Prior to the Freeze Date, the Pension Plan covered essentially all U.S. employees after one year of service. As a qualified plan, it was subject to maximum pay and benefit limits of the Internal Revenue Code.
Mr. D'Ambrisi and Mr. Goralski are the only NEOs eligible to participate in the Pension Plan. The following table shows the actuarial present value of their respective accumulated benefits under the plan, calculated as of December 31, 2023:

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefits ($)(2)	Payment During Last Fiscal Year ($)

Joseph J. D'Ambrisi	Pension Plan	29.8	1,466,293	—
Michael Goralski	Pension Plan	12.8	636,569	—

(1)    The number of actual years of service of Mr. D'Ambrisi and Mr. Goralski is higher, but as per the terms of the Pension Plan their number of years credited service above is limited to the number of years of service as of the December 31, 2013 freeze.
(2)    These amounts were calculated as of December 31, 2023, using assumptions consistent with those used in the Company’s Consolidated Financial Statements for the year ended December 31, 2023. See Note 9, Pension, Post-Retirement and Post-Employment Plans, to the Consolidated Financial Statements included in our 2023 Annual Report for a description of these assumptions. The Pri-2012 Private Plans, Amounts-Weighted, Retirees Mortality generationally projected using MP-2021 mortality tables are used for the Pension Plan. For 2023, the discount rate was 4.95%. The present value of accumulated benefits under the Pension Plan is calculated based on single life annuities payable at the earliest unreduced retirement age (age 60 or current age at measurement, if later, for benefit “A” and age 65 for benefit “B”). This information assumes Messrs. D'Ambrisi and Goralski will not terminate, become disabled, die or retire prior to their assumed retirement age. All results shown are estimates only, actual benefits will be based on data, compensation and service at time of retirement.
The following is a more detailed description of the Pension Plan:
The Pension Plan is a tax qualified retirement plan that provides retirement benefits to eligible participants who terminate employment or retire from the Company after meeting certain eligibility requirements. The Pension Plan benefits are based on a participant's number of years of credited service as of the Freeze Date, and such participant's average monthly compensation, which is determined as 1/60 of his or her average compensation for the five consecutive years during which the participant received the highest compensation, within the past 10 years of the participant's credited service. For purposes of the Pension Plan, a participant's compensation is defined as total compensation from the Company for the plan year which includes overtime, commissions and bonuses.
The normal retirement age under the Pension Plan at which a participant may receive an unreduced normal retirement benefit is age 60 for benefit "A" and 65 for benefit "B." Participants who complete five or more years of service with the Company may elect to receive an early retirement benefit following attainment of age 55. With respect to a "normal or late retirement," the formula used to calculate a participant's monthly pension benefit is (i) 1.50% of his or her average monthly compensation (reduced by 0.45% of the lesser of his or her monthly covered compensation and average monthly compensation) determined as of the Freeze Date (or the actual measurement date in the case of grandfathered participants, such as Mr. D'Ambrisi and Mr. Goralski), multiplied by his or her years of credited service as of the December 31, 2013 freeze, less the balance of his or her accounts, if any, converted to a life annuity under certain profit sharing plans of the Company. If a participant retires "early" and choose to begin receiving benefits before his or her normal retirement age, his or her benefit is reduced. The formula used is the sum of the monthly amount that such participant would receive if the participant retired as of the Freeze Date, plus the monthly amount such participant would be entitled to beginning at age 65 through the Freeze Date (or the actual retirement date in the case of grandfathered participants, such as Mr. D'Ambrisi and Mr. Goralski), reduced by (i) 1/3% for each month by which the participant accelerates benefit commencement (i.e., 6% per year) between age 60 and 65, and (ii) an additional 1/3% for each month (i.e., 4% per year) between age 55 and 60 by which the participant accelerates benefit commencement. Mr. D'Ambrisi is eligible to elect to receive an early retirement benefit. Participants are entitled to an annual pension benefit for life, payable in equal monthly installments.

2023 Non-Qualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plan or arrangements in which any of the NEOs is entitled to participate.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information at December 31, 2023:

Plan Category	Number of securities to be issued upon exercise of outstanding options, and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity Compensation Plans approved by security holders:
2013 Plan	5,842,430	(1)	$11.60	(2)	799,378
2014 ESPP	—		—		4,250,390
Equity Compensation Plans not approved by stockholders:
None	—		—		—
Other:
None	—		—		—
Total	5,842,430		$11.60		5,049,768
(1)     Includes: (i) 384,685 shares to be issued upon the exercise of outstanding SOPs granted in 2020, 2019, 2017 and 2016; (ii) 629,333 shares to be issued upon the vesting of outstanding RSUs granted since 2014; (iii) 3,242,956 shares to be issued upon the payout of outstanding PRSUs assuming target performance; and (iv) 1,585,456 shares reserved for incremental payouts on PRSUs assuming maximum performance relative to their underlying performance metrics. There were 241,534,345 shares of common stock outstanding on December 31, 2023.
(2)    Relates to SOPs only as the RSUs or PRSUs discussed in Note (1) above do not require any exercise price. All outstanding SOPs were vested at December 31, 2023. The Company did not grant any SOPs under the 2013 Plan in 2023, 2022 or 2021.
(3)    Includes shares available for issuance under the 2013 Plan and the 2014 ESPP at December 31, 2023. The Company has no other equity compensation plans with shares available for issuance.
For a description of the material terms of the 2013 Plan, see Note 8, Long-Term Compensation Plans, to the Consolidated Financial Statements included in our 2023 Annual Report.
Pay Ratio
For 2023, we estimate the pay ratio of the annual total compensation of our CEO ($4,777,638 as reported in the 2023 Summary Compensation Table above) to the annual total compensation of our median employee ($47,736) to be approximately 100 to 1, down from approximately 114 to 1 in the prior year. We believe this ratio represents a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
There has been no material changes to the Company's employee population or compensation arrangements from last year; therefore the same median employee for 2022 was used for the calculation of the 2023 pay ratio as permitted by the SEC rules.
In 2022, the median employee was identified by examining our total employee population at December 31, 2022 of 5,381 full-time and part-time employees, contractors and consultants, excluding our CEO, consultants who were not paid directly by the Company and employees from certain foreign jurisdictions representing in aggregate less than 5% of our employee base whose compensation was not considered representative of our global workforce.* We then used base salary, incentive compensation (including Annual Bonus Plan target awards and LTI Awards) and other incentive payments as our consistently applied compensation measure. We did not make any cost-of-living or other adjustments. Salaries were annualized for all permanent employees who were hired after the fiscal year began; all foreign currencies were converted to U.S. dollars based on an exchange rate at December 31, 2022.
At December 31, 2022, our employee population included 1,078 U.S. based employees and 4,303 employees outside of the U.S. After excluding 267 employees* (representing less than 5% of our total number of employees at December 31, 2022), as permitted under SEC rules, we identified our median employee from a group of approximately 5,114 employees globally.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
* These countries and their approximate headcounts at December 31, 2022 were: Colombia (1), Finland (1), India (260), Slovakia (3) and Switzerland (2).
Pay Versus Performance
The following "Pay Versus Performance" disclosure relates to compensation actually paid ("CAP") to our NEOs, as calculated in accordance with the SEC rules adopted in 2022, and the Company’s performance represented by total shareholder return ("TSR"), net income and adjusted EBITDA, as our Company-selected measure.
To determine the CAP of the principal executive officer ("PEO") and non-PEO named executive officers ("non-PEO NEOs") in any given year, the SEC rules require companies to make certain adjustments to the total executive compensation required to be reported in the Summary Compensation Table ("SCT") above for equity awards and pension plans that are calculated in accordance with U.S. GAAP (see the CAP Reconciliation Table below). CAP does not reflect compensation actually earned, realized or received by our NEOs.
The CAP adjustments can be summarized as follows:
•For equity awards, the grant date value as reported in the SCT is subtracted and a new value is added, which is calculated as follows: the year-end fair value of LTI Awards granted in the current fiscal year plus or minus the annual change in fair value as of the year-end for any unvested LTI Awards or as of vesting for LTI Awards vested in the current year.
•For the pension adjustments, the aggregate change in the pension value as reflected in the SCT is deducted and the service cost and prior service cost for the year is included.
Our Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years presented below. For further information on the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with Company performance, see "Compensation Discussion and Analysis" under EXECUTIVE COMPENSATION above.

Pay Versus Performance Table (2020-2023)

Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income ($ millions)	Adjusted EBITDA ($ millions)(5)
					ESI TSR ($)(4)	Peer Group TSR ($)(4)
2023	4,777,638	4,977,567	1,352,724	1,280,479	207.5	148.6	118.0	482.0
2022	5,062,074	1,272,669	1,265,427	506,428	160.5	134.4	188.0	526.6
2021	5,107,649	32,875,237	1,771,617	8,045,744	211.0	166.7	203.7	524.8
2020	2,868,893	3,657,089	1,343,336	1,544,062	152.3	111.2	75.7	423.3
(1)    Mr. Gliklich served as PEO for each of the years presented.
(2)    Reflects the SCT totals with certain applicable adjustments as described in the CAP Reconciliation Table below.
(3)    Average SCT totals of our non-PEO NEOs: Messrs. Dorman, Capps, D'Ambrisi and Goralski. Each of these non-PEO NEOs was a non-PEO NEO for each of the years presented.
(4)    This column reflects, for each year, what the cumulative value of $100 would be, including reinvestment of dividends, if such amount had been invested in ESI's common stock on December 31, 2019. With respect to the Peer Group TSR, the Company's Peer Group for 2023, 2022 and 2021 consists of the companies listed under "Executive Compensation Setting Process - Market Benchmarking" under EXECUTIVE COMPENSATION TABLES above. This Peer Group was revised in 2021 to reflect restructuring and consolidation events in our industry. In 2020, the Company's Peer Group included Albermarle Corporation, Ashland Global Holdings Inc., Axalta Coating Systems Ltd., Cabot Corporation, Celanese Corporation, Ferro Corporation, FMC Corporation, H.B. Fuller Company, W.R. Grace & Co., International Flavors & Fragrances Inc., Minerals Technologies Inc., Newmarket Corporation, RPM International Inc. and Sensient Technologies Corporation.
(5)    For a definition and reconciliation of Adjusted EBITDA, a non-GAAP financial measure, see "APPENDIX B – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.
CAP Reconciliation Table (2020-2023)

Year (FY)	2020		2021		2022		2023
($ amounts)	PEO	Average for Non-PEO NEOs	PEO	Average for Non-PEO NEOs	PEO	Average for Non-PEO NEOs	PEO	Average for Non-PEO NEOs
SCT Total compensation	$2,868,893	$1,343,336	$5,107,649	$1,771,617	$5,062,074	$1,265,427	$4,777,638	$1,352,724
Less: "Stock Awards" and "Option Awards" in the SCT	(1,011,633)	(392,885)	(2,492,919)	(523,520)	(3,500,002)	(669,469)	(3,500,013)	(650,007)
Plus: Fair value of LTI Awards granted during FY and outstanding and unvested at FY end(a)	1,643,909	611,326	5,741,613	1,205,751	2,737,104	523,545	4,073,959	627,268
Change in fair value of prior years' LTI Awards outstanding and unvested at FY end(a)	155,670	15,206	24,532,837	5,585,304	(1,980,197)	(517,635)	(687,953)	(125,744)
Change in fair value of prior years' LTI Awards that vested during FY(b)	250	24,689	(13,943)	235	(1,046,310)	(239,290)	313,936	104,763
Change in actuarial present values reported under “Change in Pension Value” in the SCT(c)	—	(57,610)	—	6,357	—	143,850	—	(28,525)
Compensation Actually Paid	$3,657,089	$1,544,062	$32,875,237	$8,045,744	$1,272,669	$506,428	$4,977,567	$1,280,479

(a)    Valued as of the last day of each FY. Unvested PRSUs, which vesting is subject to performance conditions, are valued based on the probable outcome of such performance conditions as of the applicable FY end; which probability differ, in certain cases, from the assumptions disclosed at the applicable grant date.
(b)    Valued as of the applicable vesting date.
(c)    Mr. D'Ambrisi and Mr. Goralski are the only pension eligible NEOs. There is no service cost or prior service cost adjustment for pension benefits as the Company's Pension Plan was frozen for additional accruals as of December 31, 2013.
2023 Performance Measures
We use multiple financial and operational metrics, both at the Company corporate level and segment level, throughout our Annual Bonus Plan and LTI Program. We choose metrics that align executive pay with Company performance and metrics that we believe correlate with stockholder value creation. Below is a list of the performance measures identified as the most important for NEOs' 2023 compensation decisions. These are metrics we use to evaluate performance in our business overall and, where applicable, within each of our segments and business units. They are long-term growth and quality related. See “COMPENSATION DISCUSSION AND ANALYSIS" above for further information.

Most Important Performance Measures*

Adjusted EBITDA
Adjusted EPS
Free Cash Flow
Cash Return on Investment (CRI)

* For definitions of these non-GAAP financial measures, see "APPENDIX B – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.
Relationship Between CAP and Company Performance
The following graphs show, for the past four years, the relationship of the Company’s TSR relative to the Company's Peer Group as well as the relationship between CAP and the Company's (i) TSR, (ii) net income and (iii) adjusted EBITDA, which is our Company-selected measure. For reference, the Company's TSR, net income and adjusted EBITDA are also compared to the SCT amounts.

CAP v. Metrics	SCT v. Metrics

CAP versus TSR
CAP ($ Thousands)
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$225
$200
$175
$150
$125
$100
Total Shareholder Return
FY 2020
FY 2021
FY 2022
FY 2023
PEO CAP
Non-PEO NEO Average CAP
Peer Group TSR
Company TSR

SCT versus TSR
SCT ($ Thousands)
$15,000
$12,500
$10,000
$7,500
$5,000
$2,500
$225
$200
$175
$150
$125
$100
Total Shareholder Return
FY 2020
FY 2021
FY 2022
FY 2023
PEO SCT
Non-PEO NEO Average SCT
Peer Group TSR
Company TSR

CAP versus Net Income
CAP ($ Thousands)
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$250
$200
$150
$100
$50
Net Income ($ Millions)
FY 2020
FY 2021
FY 2022
FY 2023
PEO CAP
Non-PEO NEO Average CAP
Company Net Income

SCT versus Net Income
SCT ($ Thousands)
$15,000
$12,500
$10,000
$7,500
$5,000
$2,500
$250
$200
$150
$100
$50
Net Income ($ Millions)
FY 2020
FY 2021
FY 2022
FY 2023
PEO SCT
Non-PEO NEO Average SCT
Company Net Income

CAP versus Adjusted EBITDA
CAP ($ Thousands)
$35,000
$30,000
$25,000
$20,000
$15,000
$10,000
$5,000
$600
$500
$400
Adjusted EBITDA ($ Millions)
FY 2020
FY 2021
FY 2022
FY 2023
PEO CAP
Non-PEO NEO Average CAP
Company Adj. EBITDA

SCT versus Adjusted EBITDA
SCT ($ Thousands)
$12,500
$10,000
$7,500
$5,000
$2,500
$600
$500
$400
Adjusted EBITDA ($ Millions)
FY 2020
FY 2021
FY 2022
FY 2023
PEO SCT
Non-PEO NEO Average SCT
Company Adj. EBITDA

Company TSR
The Company's TSR outperformed that of its peer group over the last four years. CAP and SCT amounts are generally aligned with the Company’s TSR due primarily to the use of equity incentives in our compensation program which have a value tied to the Company’s stock price. CAP was higher in 2021 primarily due to increased annual bonus payments triggered by strong 2021 Company performance, higher stock value as of the end of 2021 and the outcome of performance conditions of certain executive PRSUs becoming probable in 2021 due to the Company's strong financial results. The change in fair value for unvested awards only indicates that previously issued grants have increased in value; which value can fluctuate significantly until these awards are vested.
Net Income
The Company’s net income has increased in 2021 and decreased in 2022 and 2023 while CAP has varied each year. This is primarily due to the significant emphasis we place on equity incentives, which are sensitive to changes in stock price and have vested at above stretch levels in 2021 due to outperformance. The Company does not use net income as a metric when determining compensation for its executives.
Adjusted EBITDA
Adjusted EBITDA is included in both our Annual Bonus Plan as our bonus pool funding metric and in our PRSU awards (50% weight) under our LTI program. As adjusted EBITDA is heavily integrated into our compensation programs, it has the potential to significantly influence the CAP to an executive in any given year.
In 2023 and 2022, the Company's adjusted EBITDA results were impacted by foreign exchange headwinds and substantial inflation, resulting in a decrease of 8.6% in 2023. In 2021, however, considering our strong adjusted

EBITDA performance, the bonus pool factor reached 200% for this year. Our stock price was also higher at the end of 2021 compared to the prior years and certain PRSU awards became probable which increased their valuation according to the CAP calculation. The specific performance metric underlying our PRSUs is adjusted EBITDA CAGR on a constant currency basis, which excludes the impact of foreign currency translations.
Management believes adjusted EBITDA is a key indicator of the long-term profitability trends of the Company’s business and therefore a key driver of stockholder value creation. For more information on this non-GAAP measure, see "APPENDIX B – NON-GAAP DEFINITIONS AND RECONCILIATIONS" in this Proxy Statement.

SECURITY OWNERSHIP

Directors and Executive Officers
The following table sets forth the beneficial ownership of the Company's common stock at April 8, 2024 (the "Record Date"), unless indicated otherwise, for each current director and director nominee, each NEO and all current directors and executive officers as a group. To our knowledge, except as otherwise indicated below, beneficial ownership includes sole voting and dispositive power with respect to all shares. Unless indicated otherwise, the address of each person listed below is c/o Element Solutions Inc, 500 East Broward Boulevard, Suite 1860, Fort Lauderdale, Florida 33394, United States.

Beneficial Owner	Company Position	Number of Shares of Common Stock (#)(1)		Rights to Acquire Beneficial Ownership of Shares (#)(9)		Total Number of Shares Beneficially Owned (#)	Percent of Class (%)**
Sir Martin E. Franklin	Executive Chairman	15,397,913	(2)	—		15,397,913	6.4
Benjamin Gliklich	President & CEO and Director	735,959		181,123		917,082	*
Ian G.H. Ashken	Director	1,952,875	(3)	7,365	(10)	1,960,240	*
Elyse Napoli Filon	Director	10,541		7,365	(10)	17,906	*
Christopher T. Fraser	Director	47,363		7,365	(10)	54,728	*
Michael F. Goss	Director	257,462	(4)	7,365	(10)	264,827	*
Nichelle Maynard-Elliott	Director	24,789		7,365	(10)	32,154	*
E. Stanley O’Neal	Director	335,063	(5)	7,365	(10)	342,428	*
Susan W. Sofronas	Director Nominee	201		—		201	*
John E. Capps	GC	551,432		120,175		671,607	*
Carey J. Dorman	CFO	179,956	(6)	60,704		240,660	*
Joseph J. D'Ambrisi	Head of Electronics	411,853		—		411,853	*
Richard L. Fricke	SVP, Electronics	36,229		—		36,229	*
Matthew Liebowitz	Head of I&S	97,137		—		97,137	*
Michael Goralski	Former Head of I&S	79,582	(7)	—		79,582	*
All Directors and Executive Officers as a group (13 persons):	N/A	18,735,643	(8)	406,192		19,141,835	7.9
* Less than 1%
** Based on 242,063,821 shares of common stock outstanding at April 8, 2024
(1)    Amounts reflect beneficial ownership as calculated under SEC rules. Except as otherwise noted and for shares held by a spouse, the named persons have sole voting and investment power over the indicated number of ESI shares. Amounts also include all ESI shares held in trust over which the person has or shares voting or investment power. None of the shares are pledged as security by the named person. Beneficial ownership of some or all of the shares listed may be disclaimed.
(2)    Sir Martin beneficially owns 15,397,913 shares of our common stock consisting of (i) shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, 14,094,984 shares of our common stock controlled or held, directly or indirectly, by himself, the Martin E. Franklin Revocable Trust (the "Franklin Trust"), the Sir Martin E. Franklin Family Trust (the "Family Trust"), MEF Holdings, LLLP ("MEF Holdings"), MEF Holdings II, LLLP ("MEF Holdings II"), RSMA, LLC ("RSMA") and Sir Martin's family foundation (the "Foundation," and together with Sir Martin, the Franklin Trust, the Family Trust, MEF Holdings, MEF Holdings II and RSMA, the "Franklin Holders"), and (ii) sole power to vote, or to direct the vote, of 1,302,929 shares of our common stock held, directly or indirectly, by Tasburgh, LLC ("Tasburgh," and together with the Franklin Holders, the "Holders"). Each of the Franklin Trust, Family Trust, MEF Holdings and MEF Holdings II has shared power to vote, or to direct the vote, and shared power to dispose, or to direct the disposition of, an aggregate of 10,378,806, 400,000, 6,889,512 and 2,419,500 shares of our common stock, respectively. The shares beneficially owned by Sir Martin consist of (i) 500,000 shares held by the Franklin Trust, (ii) 400,000 shares held by the Family Trust, (iii) 2,419,500 shares held by MEF Holdings II, (iv) 2,848,971 shares held by RSMA, LLC, (v) 6,889,513 shares held directly by MEF Holdings, (vi) 1,037,000 shares held by the Foundation for which he disclaims any pecuniary interest, and (vii) 1,302,929 shares held directly by Tasburgh (which Sir Martin has the sole power to vote pursuant to an Irrevocable Proxy Agreement, dated February 27, 2020). In the aggregate, such 15,397,913; 10,378,806; 400,000; 6,889,512 and 2,419,500 shares of our common stock represent approximately 6.4%, 4.3%, 0.2%, 2.8% and 1.0%, respectively, of all outstanding shares of our common stock at April 8, 2024. The business address of each of the Holders is 500 South Pointe Drive, Suite 240, Miami Beach, Florida 33139.
(3)     Mr. Ashken may be deemed to beneficially own an aggregate of 1,952,875 shares of our common stock of which he has (i) shared power to vote, or to direct the vote of, 598,880 shares and (ii) shared power to dispose, or to direct the disposition of 1,952,875 shares. The shares of our common stock beneficially owned by Mr. Ashken consist of (i) 598,880 shares held directly by IGHA Holdings, LLP and (ii) 1,353,995 shares held directly by Tasburgh (including 5,100 shares acquired via dividend reinvestment due to a broker clerical error). In the aggregate, such 1,952,875 shares of our common stock represent approximately 0.8% of all outstanding shares of our common stock at April 8, 2024.
(4)    Includes (i) 10,541 shares of common stock held directly by Mr. Goss and (ii) 246,921 shares of common stock held by family trust (the "Trust") (reflecting the transfer of 95,238 shares from a second, previously-reported family trust to the Trust on August 22, 2023; which transfer was exempt from Section 16 reporting pursuant to Rule 16a-13). Mr. Goss is a trustee of the Trust and may be considered to have beneficial ownership of the Trust's interests in our common stock. Mr. Goss disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(5)    Includes (i) 277,986 shares of common stock held directly by Mr. O'Neal, (ii) 28,539 shares of common stock held indirectly by a family trust and (iii) 28,538 shares of common stock held indirectly by a second family trust. Mr. O'Neal is a trustee of both trusts and may be considered to have beneficial ownership of the trusts' interests in our common stock. Mr. O'Neal disclaims beneficial ownership of any shares in which he does not have a pecuniary interest.
(6)    Includes (i) 179,311 shares held directly by Mr. Dorman and (ii) 645 shares held by his spouse.
(7)    At March 22, 2024 based on Forms 144. Mr. Goralski retired on December 31, 2023.
(8)    Excludes 1,302,929 shares as these shares, held by Tasburgh, are represented in both Sir Martin's and Mr. Ashken's security ownerships.
(9)    This column includes (i) shares underlying SOPs held by the NEOs which are all vested and exercisable at April 8, 2024 and (ii) shares underlying RSUs held by our directors and expected to vest by June 7, 2024 (60 days of April 8, 2024).
(10)     These RSUs were granted to each of our independent directors as compensation for their 2023-2024 directorship and will vest on June 4, 2024, subject to continuous directorship through and on such vesting date.

Principal Beneficial Owners
The following table sets forth information regarding each stockholder known by us to be the beneficially owner of more than 5% of our 242,063,821 shares of common stock outstanding at April 8, 2024, based on a review of filings with the SEC. Percentages are calculated based upon such shares outstanding at April 8, 2024, plus shares which the beneficial owner has the right to acquire within 60 days. Except as otherwise indicated below, the Company believes each of the entities listed below has sole voting and dispositive power with respect to all the shares of common stock. Addresses of the beneficial owners are indicated in their respective footnotes.

	Amount and Nature of Beneficial Ownership		Percent of Class
Name of Beneficial Owner

The Vanguard Group, Inc.	21,183,607	(1)	8.8%
FMR LLC	20,866,434	(2)	8.6%
T. Rowe Price Investment Management, Inc.	18,054,603	(3)	7.5%
Sir Martin E. Franklin and Affiliates	15,397,913	(4)	6.4%
Dimensional Fund Advisors LP	12,370,166	(5)	5.1%

(1)     Based on a Schedule 13G/A filed with the SEC on February 13, 2024. As of December 31, 2024, the Vanguard Group, Inc. reported sole voting power over 0 shares of common stock; shared voting power over 77,562 shares; sole dispositive power over 22,411,034 shares and shared dispositive power over 320,395 shares. The address of the principal business office of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(2)     Based on a Schedule 13G/A filed with the SEC on February 9, 2024. As of December 31, 2023, FMR LLC reported sole voting power over 20,849,564 shares of common stock; shared voting power over 0 shares; sole dispositive power over 20,866,434 shares and shared dispositive power over 0 shares. The address of the principal business office of FMR LLC is 245 Summer Street, Boston, MA 02210.
(3)     Based on a Schedule 13G filed with the SEC on February 14, 2024. As of December 31, 2024, T. Rowe Price Investment Management, Inc., an investment adviser, reported sole voting power with respect to 7,404,407 shares of common stock; shared voting power over 0 shares; sole dispositive power over 18,054,603 shares; and shared dispositive power over 0 shares of common stock. The address of T. Rowe Price Investment Management, Inc. is 101 E. Pratt Street, Baltimore, MD 21202.
(4)     See footnote (2) under "—Directors and Executive Officers" above.
(5)     Based on a Schedule 13G/A filed with the SEC on February 9, 2024. As of December 31, 2023, Dimensional Fund Advisors LP, an investment adviser, reported sole voting power with respect to 12,140,938 shares of common stock; shared voting power over 0 shares; sole dispositive power over 12,370,166 shares; and shared dispositive power over 0 shares. The address of Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.

PROPOSAL 2	Advisory Vote on 2023 Executive Compensation
☑ The Board recommends a vote FOR this proposal
•Revised Annual Bonus Plan
•Strong alignment of executive pay with Company performance
•Oversight by fully independent Compensation Committee
As required by Section 14A of the Exchange Act and related SEC rules, we are providing stockholders with the opportunity to cast, on a non-binding advisory basis, on the compensation of our NEOs as disclosed in this Proxy Statement, commonly referred to as the "Say-on-Pay" vote.
At our 2023 Annual Meeting, approximately 45% of voted shares approved the compensation of our NEOs as compared to approximately 99% of votes in 2022. Based on concerns expressed by certain stockholders, we believe this result is due to certain specific actions in 2022 that were not intended to be recurring events and should not be viewed as associated with the core structure of our executive compensation program. Notwithstanding, we value the views of our stockholders and recognize the importance of continuing to engage with them for feedback.
We encourage stockholders to read the Compensation Discussion and Analysis section of this Proxy Statement for an overview of our executive compensation philosophy and program, which is designed to attract and retain effective executives and the team necessary to execute against our strategies and deliver value. In the context of our 2023 Say-on-Pay vote, we also explained in this section our 2022 compensation decisions in more detail, our stockholder engagement and the actions that were taken to further align the Company's interests with those of our stockholders.
The Board recommends that stockholders vote "FOR" approving the following resolution at the 2024 Annual Meeting:
"RESOLVED, that the compensation paid to the Company's NEOs in 2023, as disclosed in the Proxy Statement for the Company's 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby APPROVED."
This vote is non-binding. However, our Board and the Compensation Committee value the views of our stockholders and will consider the outcome of the vote when making future executive compensation decisions for our NEOs.
We expect that the next Say-on-Pay vote will be held at the Company’s 2025 annual meeting of stockholders.
Vote Required
Because this proposal seeks the input of stockholders, there is no minimum vote requirement. The Board will consider the resolution approving the compensation of the NEOs to have been approved if this proposal receives more votes cast "For" than "Against." Abstentions and any "broker non-votes" will not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THIS PROPOSAL

PROPOSAL 3	Approval of 2024 Incentive Compensation Plan
☑ The Board recommends a vote FOR this proposal
•10,000,000 shares available for awards
•Updated provisions for changes in law
•Modernized provisions
On April 8, 2024, our Board adopted the Element Solutions Inc 2024 Incentive Compensation Plan (the "2024 Plan"), subject to stockholder approval. The 2024 Plan is a long-term incentive plan providing for the grants of cash and equity-based awards, including non-statutory and incentive stock options ("SOPs"), restricted stock awards, restricted stock units (“RSUs”), stock appreciation rights (“SARs”) and performance awards ("PRSUs"). The 2024 Plan is intended to replace the 2013 Plan, which terminated on January 22, 2024.
The 2024 Plan is designed to help us attract, motivate and retain high-quality executives and other employees, officers, directors, consultants of the Company and other persons who provide services to us. Grants under the 2024 Plan are also intended to align the economic interests of the participants in the plan with that of our stockholders, and reward such persons for performance. As described in this Proxy Statement, equity-based awards are an essential component of our compensation program as they link compensation with long-term shareholder value creation and reward participants based on the Company’s performance. Because our equity awards generally vest over multiple years, the value ultimately realized from these awards depends on the long-term value of our shares of common stock.
If stockholders approve the 2024 Plan, the plan will become effective on June 4, 2024, which is the date of the 2024 Annual Meeting (the "Effective Date"). However, the terms and conditions of the 2013 Plan will continue to govern any outstanding awards granted under the 2013 Plan. Because the 2024 Plan will not be effective unless and until it is approved by stockholders, no awards have been granted to date under that plan.
In addition to updating a number of provisions from the 2013 Plan to reflect changes in law since the adoption of the 2013 Plan and making changes to modernize certain sections, the 2024 Plan includes provisions that we believe serve the interests of our stockholders, facilitate effective corporate governance and demonstrate reasonable use of shares. Some of these provisions, which are not substantively modified from the 2013 Plan, are indicated below:
•Stockholder approval required to authorize any additional shares: no "evergreen" provision that would automatically increase the number of shares authorized for issuance under the plan
•Minimum vesting periods of (i) three years for awards that are not performance-based (with pro-rata vesting permitted over such time) and (ii) one year for performance-based awards, subject to limited exceptions
•No repricing of underwater SOPs or SARs without stockholder approval
•No discounted options or SARs with an exercise price no less than the fair market value of our common stock on the grant date
•No "liberal" share recycling provisions
•No payment of dividend equivalent rights on awards that do not vest
•No liberal definition of "Change in Control"
•No automatic single-trigger vesting in the event of a Change in Control
•All awards subject to the Company's Clawback Policy
•No excise tax gross-up on change in control benefits
A copy of the 2024 Plan is attached hereto as Appendix A and is incorporated by reference into this Proxy Statement.

Material Terms of the 2024 Plan
The following summary of key provisions of the 2024 Plan, as well as the other summaries and descriptions relating to the 2024 Plan contained elsewhere in this proposal 3, are each qualified in their entirety by reference to the full text of the 2024 Plan attached hereto as Appendix A. Any capitalized terms used in this summary, but not defined shall have the meanings ascribed to them in the 2024 Plan, unless otherwise expressly stated.
Purpose. The purpose of our 2024 Plan is to assist us and our subsidiaries and other designated affiliates (collectively, the "Related Entities"), in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to us or our Related Entities, by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and our stockholders, and providing such persons with long term performance incentives to expend their maximum efforts in the creation of stockholder value. Our Board believes that equity ownership opportunities and/or equity-linked compensatory opportunities are necessary to remain competitive in our industry and are essential to recruiting and retaining the highly-qualified employees who help us meet our goals.
Eligibility. Our officers, directors, employees (or prospective employees conditioned upon and effective no earlier than such persons becoming employees), consultants and other persons who provide services to us or any Related Entity will be eligible to receive awards under the 2024 Plan. An employee on leave of absence may be considered as still in the employ of us or a Related Entity for purposes of eligibility for participation in our 2024 Plan. As of March 31, 2024, there were approximately 4,200 employees, 1,200 officers, 8 directors and 29 consultants eligible to participate in the 2024 Plan.
Administration. The 2024 Plan is to be administered by a committee of the Board designated and authorized by the Board consisting of at least two directors (the "Committee"); provided, however, that except as otherwise expressly provided in the 2024 Plan, the Board may exercise any power or authority granted to the Committee under our 2024 Plan. The 2024 Plan will be administered by the Compensation Committee, which consists of three directors; each of whom are "non-employee directors" (to the extent required by Rule 16b-3 under the Exchange Act) and Independent.
Subject to the conditions and limitations in the 2024 Plan, the Committee is authorized to select eligible persons to receive awards, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each participant), and the rules and regulations for the administration of the 2024 Plan, construe and interpret the 2024 Plan and award agreements, and correct defects, supply omissions or reconcile inconsistencies therein, and make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of our 2024 Plan; which decisions will be final, conclusive and binding.
Shares Available for Awards. Subject to adjustments as described under "Adjustments; Certain Transactions" below, if stockholders approve the 2024 Plan, 10,000,000 shares of our common stock will become available for issuance under the 2024 Plan. This number of shares shall be increased by the number of shares with respect to which awards granted under the 2013 Plan are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares. Awards issued in substitution for awards previously granted by a company acquired by us or a Related Entity, or with which we or any Related Entity combines, do not reduce the limit on grants of awards under the 2024 Plan. See also "No Liberal Share Recycling" below.
Limitations on Awards. The maximum aggregate number of shares that may be issued pursuant to the exercise of incentive stock options granted under the Plan will be 10,000,000. In addition, the 2024 Plan imposes individual limitations on the amount of certain awards during any 12-month period: (i) the number of stock options and stock appreciation rights granted to any one participant may not exceed 1,000,000 shares of common stock, (ii) the number of shares of restricted stock, restricted stock units, performance shares and other stock based-awards granted to any one participant may not exceed 2,000,000 shares of common stock, and (iii) the "fair value" of any Awards as of the date of grant, as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance) to a Director who is not an Employee may not exceed $500,000 in the aggregate, in each case subject to adjustments under certain circumstances, as described below.
Types of Awards. The 2024 Plan provides for the issuance of stock options, stock appreciation rights ("SARs"), restricted stock, restricted stock units, performance awards, bonus stock and awards in lieu of obligations, dividend equivalents, and other stock-based awards. The terms and conditions of awards will be set forth in an agreement with the participant receiving the award. The following is a brief description of the awards that may be granted under the 2024 Plan:
•Stock Options. The Committee may determine the number of shares to be covered by each stock options, the exercise price and such other terms, conditions and limitations, including vesting, exercise, term, settlement and forfeiture provisions, applicable to each stock option as it deems necessary or advisable. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. Stock options granted under the 2024 Plan may be either nonqualified stock options (NQSOs) or incentive stock options (ISOs). ISOs, by contrast to NQSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Internal Revenue Code of 1986, as amended (the “Code”) are satisfied. The exercise price of a stock option is determined by the Committee at the time of grant but shall not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to an employee who owns more than 10% of the Company). The term of a stock option may not be longer than ten years (or five years in the case of incentive stock options granted to an employee who owns more than 10% of the Company).
•SARs. The Committee may determine the number of shares to be covered by each SAR, the exercise price and such other terms, conditions, and limitations, including vesting, exercise, term and forfeiture provisions, applicable to each SAR as it deems necessary or advisable. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant. The term of a SAR may not be longer than ten years.
•Restricted Stock and Restricted Stock Units. The Committee is authorized to grant restricted stock and restricted stock units. Restricted stock is a grant of shares of common stock which is subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose. A participant granted restricted stock generally has all of the rights of a stockholder of the Company, unless otherwise determined by the Committee. Restricted stock unit is a grant which confers upon a participant the right to receive shares of common stock, cash equal to the fair market value of a specified number of shares of common stock, or a combination thereof, as determined by the Committee, at the end of a specified deferral period, subject to such risks of forfeiture and other restrictions as the Committee may impose. Prior to settlement, restricted stock unit award carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

•Performance Awards. The Committee is authorized to grant performance awards to participants on terms and conditions established by the Committee, including the performance criteria to be achieved during any performance period and the length of the performance period. Performance awards may be valued by reference to a designated number of shares of common stock (in which case they are referred to as performance shares) or by reference to a designated amount of property including cash (in which case they are referred to as performance units). Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the Committee.
•Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant shares of common stock as a bonus free of restrictions, or to grant shares of common stock or other awards in lieu of our obligations to pay cash under the 2024 Plan or other plans or compensatory arrangements, subject to such terms as the Committee may specify.
•Dividend Equivalents. The Committee is authorized to grant dividend equivalents conferring on participants the right to receive cash, shares of common stock, other awards or other property equal in value to dividends paid on a specific number of shares of common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or on a deferred basis and, if deferred, may be deemed to have been reinvested in additional shares of common stock, awards or otherwise as specified by the Committee; provided that, dividend equivalents are subject to the same vesting conditions as the award to which they relate and are paid at the same time the cash is paid or shares are issued at or after vesting of the award.
•Other Stock-Based Awards. The Committee is authorized to grant awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. The Committee determines the terms and conditions of such awards.
Minimum Vesting Requirements. Except for certain limited situations (including death, disability, retirement, a change in control, grants to new hires to replace forfeited compensation, grants representing payment of earned performance awards or other incentive compensation, substitute awards, or grants to directors), the 2024 Plan provides that (i) restricted stock awards, restricted stock unit awards, and other stock-based awards (A) that are not subject to performance-based vesting requirements will vest over a period of not less than three years from date of grant (but permitting pro-rata installments vesting over such time starting on the first year anniversary of the date of grant), or (B) that are subject to performance-based vesting requirements will vest over a period of not less than one year; and (ii) the Committee will not waive the vesting requirements set forth in (i) above. Awards covering up to 5% of the total shares available under the 2024 Plan will not be subject to these vesting period requirements.
Other Terms of Awards. Awards may be settled in the form of cash, shares of common stock, other awards or other property, in the discretion of the Committee. The Committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of common stock or other property to be distributed will be withheld (or previously acquired shares of common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 2024 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3 of the Exchange Act.
Adjustments; Certain Transactions. In the event that any extraordinary dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the shares of common stock and/or other securities of the Company, then the Committee is authorized to adjust the limitations above, in such manner if and as it may deem appropriate and equitable, in order to prevent the reduction or enlargement of benefits under any award. The Committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.
Effect of Change in Control. In the event of a "change in control" of the Company (as defined in the 2024 Plan), outstanding awards shall be assumed, continued or substituted by the acquirer or its parent. If not so assumed, continued or substituted, if and only to the extent provided in any employment or other agreement between the participant and the Company or any Related Entity, or in any award agreement, or to the extent otherwise determine by the Committee in its sole discretion (i) any option or SAR that was not previously vested and exercisable as of the time of the change in control may become immediately vested and exercisable, (ii) any restrictions, deferral of settlement, and forfeiture conditions applicable to a restricted stock award, restricted stock unit award or an other stock-based award subject only to future service requirements granted under the 2024 Plan may lapse and such awards may be deemed fully vested, and (iii) any outstanding awards subject to the achievement of performance goals may be deemed to have been earned and payable based on performance immediately prior to the consummation of the change in control or target performance (either in full or pro-rata based on the portion of the performance period completed as of the change in control). Except as otherwise provided in any employment or other agreement for services between the participant and the Company or any Subsidiary, and unless the Committee otherwise determines, each outstanding option, SAR, restricted stock award, restricted stock unit award or other stock-based award shall not be accelerated, if either (A) the Company is the surviving entity in the change in control and such awards continue to be outstanding after the change in control, or (B) the successor company or its parent company assumes or substitutes for the applicable award.
The definition of "change in control" remains the same as in the 2013 Plan. See "EXECUTIVE COMPENSATION TABLES — Termination and Change in Control Arrangements" above and the 2014 Plan in Appendix A below.
Clawback. All awards granted under the 2024 Plan (including any proceeds, gains or other economic benefits received by any participant in connection with such awards) will be subject to the Company's Clawback Policy, which requires the repayment of certain cash and equity-based incentive compensation provided to current or former executive officers in connection with a restatement of financial statements as set forth in the Clawback Policy.

No Repricing. Except in connection with certain corporate transactions, the 2024 Plan provides that the Committee may not, without the approval of the Company’s stockholders, reduce the per-share exercise price of any outstanding option or SAR or grant any new award or make any cash payment in substitution for or upon the cancellation of any outstanding option or SAR when the exercise price of such option or SAR exceeds the fair market value of the underlying shares.

No Liberal Share Recycling. If an award is forfeited or if an option award expires prior to being exercised, the shares subject to that award will again become available for issuance under the 2024 Plan. However, shares that are (i) tendered or withheld to satisfy the exercise price of a stock option, or (ii) tendered or withheld to satisfy tax withholding obligations associated with an award, in any case, may not be used again for new grants of awards. Shares granted under the 2024 Plan may be, in whole or in part, authorized and unissued shares or treasury shares.

Amendment and Termination. The Board may amend, alter, suspend, discontinue or terminate the 2024 Plan or the Committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which our shares of common stock are then listed or quoted. Thus, stockholder approval may not necessarily be required for every amendment to the 2024 Plan. The 2024 Plan will terminate at the earliest of (i) such time as no shares of common stock remain available for issuance under the 2024 Plan, (ii) termination of the 2024 Plan by the Board or (iii) the tenth anniversary of the effective date of the 2024 Plan. Awards outstanding upon expiration of the 2024 Plan shall remain in effect until they have been exercised, terminated or have expired.

Federal Income Tax Consequences of Awards

The following summary discusses the general federal income tax principles applicable to the 2024 Plan and is provided only for general information. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending on individual circumstances. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Nonqualified Stock Options. An optionee generally is not taxable upon the grant of a nonqualified stock option granted under the 2024 Plan. On exercise of a nonqualified stock option granted under the 2024 Plan an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the shares of stock acquired that income will be subject to the withholding of Federal income tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his or her holding period for those shares will begin on that date.
If an optionee pays for shares of stock on exercise of an option by delivering shares of the Company’s stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee’s tax basis in them. If a separate identifiable stock certificate or other indicia of ownership is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee’s tax basis in the shares represented by that certificate or other indicia of ownership will be equal to his or her tax basis in the shares delivered, and his or her holding period for those shares will include his or her holding period for the shares delivered. The optionee’s tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.
Incentive Stock Options. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the “Required Holding Period,” the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.
If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a “Disqualifying Disposition,” the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.
An optionee who exercises an ISO by delivering shares of stock acquired previously pursuant to the exercise of an ISO before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents “pyramiding” or the exercise of an ISO (that is, exercising an ISO for one share and using that share, and others so acquired, to exercise successive ISOs) without the imposition of current income tax.
While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income, unless the disposition of the exercised shares occurs in the same year as exercise.
Stock Awards. Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is non-vested when it is received under the 2024 Plan (for example, if the recipient is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the stock award, equal to the excess, if any, of the fair market value of the stock on the date the stock award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Upon the disposition of any stock received as a stock award under the 2024 Plan the difference between the sale price and the recipient’s basis in the shares will be treated as a capital gain or loss and generally will be characterized as long-term capital gain or loss if the shares have been held for more the one year from the date as of which he or she would be required to recognize any compensation income.
RSUs, Performance Shares, Performance Cash and Performance Units. The recipient of a performance share, performance cash, performance unit or Restricted Stock Unit (“RSU”) that provides for the payment of cash or the delivery of shares at a future date, will not recognize taxable income at the time of grant. The recipient will generally recognize taxable income, and if the recipient is an employee, be subject to withholding for income and employment taxes, when the payment of cash or the delivery of shares is actually made.
Stock Appreciation Rights. The Company may grant SARs separate from any other award, which we refer to as “Stand-Alone SARs,” or Tandem SARs, under the 2024 Plan. Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted.
With respect to Stand-Alone SARs, if the recipient receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the SARs in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.
With respect to Tandem SARs, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the Stand-Alone SARs. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the recipient will recognize ordinary income for Federal tax purposes measured by the excess of the then fair market value of the shares of stock over the exercise price.
Dividend Equivalents. Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value of the amount received. The Company generally will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that the recipient is required to recognize as a result of the dividend equivalent award, provided that the deduction is not otherwise disallowed under the Code.
Section 409A of the Code. The 2024 Plan is intended to comply with Section 409A of the Code to the extent that such section would apply to any award under the 2024 Plan. Section 409A of the Code governs the taxation of deferred compensation. Any participant that is granted an award that is deemed to be deferred compensation, such as a grant of RSUs that does not qualify for an exemption from Section 409A of the Code, and does not comply with Section 409A of the Code, could be subject to taxation on the award as soon as the award is no longer subject to a substantial risk of forfeiture (even if the award is not exercisable) and an additional 20% tax (and a further additional tax based upon an amount of interest determined under Section 409A of the Code) on the value of the award.
Certain Tax Consequences to Element Solutions. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company generally will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation under Section 162(m) of the Code.
New Plan Benefits. A new plan benefits table for the 2024 Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2024 Plan if the 2024 Plan was then in effect, as described in the federal proxy rules, are not provided because all awards made under the 2024 Plan will be made at the Compensation Committee’s discretion. Therefore, the benefits and amounts that will be received or allocated under the 2024 Plan are not determinable at this time.

Vote Required
Approval of this proposal requires the affirmative vote of a majority of the votes cast. This means that if the 2024 Plan receives a greater number of votes "For" its approval than votes "Against," such proposal will be approved.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL
OF THE 2024 INCENTIVE COMPENSATION PLAN

PROPOSAL 4	Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm For 2024
☑ The Board recommends a vote FOR this proposal
•Independent firm
•Significant industry, global audit and financial reporting expertise
The Audit Committee, subject to stockholder ratification, has selected PricewaterhouseCoopers LLP ("PwC"), certified public accountants, to audit the financial statements and internal controls over financial reporting of the Company for the year ending December 31, 2024. PwC has served as the Company's independent registered public accounting firm since 2013. In connection with the selection of PwC, the Audit Committee annually reviews and negotiates the terms of the engagement letter with PwC. This letter sets forth important terms regarding the scope of their engagement, associated fees, payment terms and responsibilities of each party.
The Audit Committee and the Board believe that the continued retention of PwC as our independent auditors is in the best interests of the Company and our stockholders. However, if stockholders do not ratify the selection of PwC, the Audit Committee will consider the outcome of this vote for 2024 or the next fiscal year. Even in the event the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm and has authority to terminate or otherwise revise the engagement of PwC at any time.
Representatives of PwC are expected to attend the 2024 Annual Meeting, during which they will be available to respond to appropriate questions from stockholders.

REPORT OF THE AUDIT COMMITTEE
The information contained in this Report of the Audit Committee shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed with the SEC under the Securities Act or the Exchange Act.
The Audit Committee consists of directors whom the Board of Directors has determined to be "independent," as required by the applicable NYSE listing standards and SEC rules. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, preparing the financial statements of the Company and publicly reporting the same. PricewaterhouseCoopers LLP ("PwC"), the Company’s independent registered public accounting firm for 2023, was responsible for auditing the Company's audited financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board ("PCAOB").
In discharging its oversight responsibility for the audit process, the Audit Committee reviewed and discussed with management and PwC the Company’s audited financial statements for the year ended December 31, 2023 and PwC's evaluation of the Company’s internal control over financial reporting. The Audit Committee also discussed with PwC the matters required to be discussed by applicable requirements of the PCAOB and the SEC. As part of that review, PwC provided to the Audit Committee a written statement describing all relationships between PwC and the Company that might bear on PwC's independence and information required by applicable requirements of the PCAOB regarding PwC's communications with the Audit Committee concerning independence. Upon review, the Audit Committee discussed with PwC any relationships that may impact their objectivity or independence. The Audit Committee also considered whether the provision of any non-audit services by PwC was compatible with maintaining their independence, and concluded that PwC’s independence had been maintained.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board subsequently approved such recommendation) that the Company's audited financial statements for the year ended December 31, 2023 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 21, 2024.
The Audit Committee
Nichelle Maynard-Elliott (Chair)
Elyse Napoli Filon
Michael F. Goss
Principal Accountant Fees and Services
The following table provides detail about fees for professional services rendered by PwC to the Company for the years ended December 31, 2023 and 2022:

Services Provided	2023	2022
	(in millions)
Audit Fees	$5.6	$5.3
Audit-Related Fees	0.0	0.0
Tax Fees	0.5	0.4
All Other Fees	0.0	0.0
Total	$6.1	$5.7
Audit Fees: Consist of fees billed for the following professional services:
•Audits of the Company's consolidated financial statements;
•Reviews of the Company's interim condensed consolidated financial statements included in quarterly reports;
•Statutory audits of foreign entities; and
•Audit of the Company's internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, included in the audit of the Company's consolidated financial statements.

For 2023, audit fees included $0.6 million of non-recurring fees primarily related to a one-time income tax benefit related to U.S. foreign tax credits and acquisition activity.

Audit-Related Fees: Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under "Audit Fees." These services include consultations concerning financial accounting and reporting standards, due diligence, accounting relating to acquisitions and divestitures, and attest services that are not required by statute or regulation.
Tax Fees: Consist of tax compliance/preparation and other tax services, including fees for professional services related to international tax compliance, assistance with tax audits and assistance related to the impact of mergers, acquisitions and divestitures on tax return preparation.
All Other Fees: Consist of fees for all other services other than those reported above.
The Audit Committee has concluded that the provision by PwC of the non-audit services included in the total above was compatible with maintaining the independence of these auditors.
Pre-Approval Policies and Procedures for Audit and Permissible Non-Audit Services
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company's independent auditors. In recognition of this responsibility, the Audit Committee has established policies and procedures to pre-approve all audit and non-audit services to be provided to us by our independent registered public accounting firm by category, including audit-related services, tax services and other permitted non-audit services. Under these policies and procedures, the Audit Committee pre-approves all services obtained from our independent registered public accounting firm by category of service, including a review of specific services to be performed, fees expected to be incurred within each category of service and the potential impact of such services on auditor independence. The term of any pre-approval is for the financial year, unless the Audit Committee specifically provides for a different period in the pre-approval. If it becomes necessary to engage our independent auditors for additional services not contemplated in the original engagement letter with PwC or pre-approval, the Audit Committee requires separate pre-approval before any additional engagement.
All the 2023 work performed by PwC as described above under the captions Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees was approved or pre-approved by the Audit Committee in accordance with the policies and procedures set forth above.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the votes cast. This means that if PwC receives a greater number of votes "For" its 2024 selection than votes "Against," such selection will be ratified. If the selection of PwC is not ratified, the Audit Committee may reconsider the selection of the Company's independent auditors.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION
OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP FOR 2024

INFORMATION ABOUT THE MEETING AND VOTING

In accordance with the SEC rules, we are providing our stockholders with access to our proxy materials over the Internet, rather than in paper form, which reduces the environmental impact of the 2024 Annual Meeting and its related costs.
Why am I receiving these proxy materials?
You are receiving proxy materials because you are a stockholder of record for the 2024 Annual Meeting. This means that you were holding Element Solutions shares as of the close of business on April 8, 2024, the Record Date. The proxy materials provide notice of the 2024 Annual Meeting, describe the proposals presented for stockholder action and include information required to be disclosed to stockholders. We have made these materials available to you on the Internet or, upon your request, have delivered printed versions of these materials to you by mail.
If you are a stockholder of record with shares registered directly in your name, a one-page Notice of Internet Availability of Proxy Materials (the "Notice of Internet Availability") will be mailed to you on or about April [XX], 2024. Stockholders of record may access the proxy materials on www.proxyvote.com or request a printed set of the proxy materials by following the instructions in the Notice of Internet Availability. This notice also explains how you may request to receive future proxy materials by e-mail or in printed form by mail. If you choose the e-mail option, you will receive an e-mail next year with links to those materials and to the proxy voting site. We encourage you to choose this e-mail option, which will allow us to provide the information you need in a more timely manner, save printing and mailing cost and conserve natural resources. Your election to receive proxy materials by e-mail or in printed form by mail will remain in effect until you revise it.
If you are a beneficial owner, you will not receive a Notice of Internet Availability directly from us. Instead, your broker, bank or other nominee will forward to you their own notice with instructions on accessing the proxy materials relating to the 2024 Annual Meeting and how to vote your shares as well as other options that may be available to you for receiving the proxy materials.
When and where is the 2024 Annual Meeting?
The 2024 Annual Meeting will be a virtual-only meeting via live audio webcast. You will be able to attend the 2024 Annual Meeting by visiting www.virtualshareholdermeeting.com/ESI2024. To participate in the 2024 Annual Meeting, you will need the 16-digit control number included in your Notice of Internet Availability, proxy card or voting instruction form. The 2024 Annual Meeting will begin promptly at 11:00 a.m. (Eastern Time) on June 4, 2024.
We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate in the virtual 2024 annual meeting as they would at an in-person meeting. Stockholders as of the Record Date who attend and participate in the meeting will have an opportunity to submit questions at any time during the meeting through the virtual meeting platform at www.virtualshareholdermeeting.com/ESI2024. We will respond to questions during a designated portion of the meeting. The rules of conduct and proxy materials will be available on the meeting platform.
What if I have technical difficulties or trouble accessing the virtual 2024 Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have in accessing the virtual 2024 Annual Meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.
If I plan to attend the 2024 Annual Meeting, should I still vote by proxy?

Yes. Casting your vote in advance does not affect your right to attend the 2024 Annual Meeting. If you send in your proxy card and also attend the virtual meeting, you do not need to vote again at the meeting unless you want to change your vote.
What am I voting on?
There are four proposals scheduled to be voted on at the 2024 Annual Meeting:

Proposals	Board Recommendations
1 - Election of eight directors for a one-year term	FOR each Director Nominee
2 - Advisory vote to approve our 2023 executive compensation ("Say-on-Pay" vote)	FOR
3 - Approval of our 2024 Incentive Compensation Plan	FOR
4 - Ratification of PricewaterhouseCoopers LLC as our independent registered public accounting firm for 2024	FOR
We will also consider other proposals that properly come before the 2024 Annual Meeting in accordance with the procedures set forth in the Company's Amended and Restated By-Laws and, if applicable, the requirements of Rule 14a-19 of the Exchange Act.
Mr. Gliklich, our CEO, and Mr. Capps, our GC, have been selected by our Board to serve as proxy holders for the 2024 Annual Meeting. All of our shares of common stock represented by properly delivered proxies received in time for the 2024 Annual Meeting will be voted at the meeting by the proxy holders in the manner specified in the proxy by the stockholder. If you sign and return a proxy card without indicating how you would like your shares to be voted, the proxy holders will vote your shares in accordance with the recommendations of the Board. In the event proxies for disqualified or withdrawn nominees for the Board are received, such votes for such disqualified or withdrawn nominees will be treated as abstentions.
Which shares can I vote?
You may vote all of the shares of our common stock that you owned as of the Record Date, which is the close of business on April 8, 2024. You may cast one vote for each share of common stock held by you on the Record Date on each item of business presented at the 2024 Annual Meeting. These shares include shares that are:
•held directly in your name as the stockholder of record; and/or
•held for you as the beneficial owner through a broker, bank or other nominee.
On April 8, 2024, there were 242,063,821 shares of common stock issued, outstanding and entitled to vote.
What happens if additional matters are presented at the meeting?
The Company's Amended and Restated By-Laws provide that items of business may be brought before the 2024 Annual Meeting only pursuant to the Notice of Annual Meeting of Stockholders (or any supplement thereto) included in this Proxy Statement, by or at the direction of the Board of Directors, or by a stockholder of the Company who (i) was a stockholder at the time proper notice of such business is delivered to the Company Secretary, (ii) is entitled to vote at the meeting and (iii) complies with the procedures set forth in our Amended and Restated By-Laws and, if applicable, with the additional requirements of Rule 14a-19 (or any successor rule thereto) of the Exchange Act.
Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the 2024 Annual Meeting as of the date of this Proxy Statement. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2024 Annual Meeting in accordance with the laws of the State of Delaware governing corporations ("Delaware General Corporation Law") and/or our Amended and Restated By-Laws.
What constitutes a quorum and why is a quorum required?
A quorum of stockholders present is required for all items of business to be voted at the 2024 Annual Meeting. The presence at the meeting, in person or by proxy, of the holders of a majority in voting power of the Company's shares of common stock outstanding and entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the 2024 Annual Meeting. Proxies received but marked as abstentions, if any, and broker non-votes (described below) will be included in the calculation of the number of shares considered to be present at the 2024 Annual Meeting for quorum purposes. If we do not have a quorum, then the person presiding over the 2024 Annual Meeting or the stockholders present at the 2024 Annual Meeting may, by a majority of voting power thereof, adjourn the meeting, as authorized by our Amended and Restated By-Laws, until a quorum is present.
What is the difference between a stockholder of record and a beneficial owner?
Stockholder of Record: If your shares are registered directly in your name with any agent, including Computershare, the Company's transfer agent, you are considered to be, with respect to those shares, the "stockholder of record" and the Notice of Internet Availability was sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of Element Solutions or to vote in person at the 2024 Annual Meeting.
Beneficial Owner: If your shares are held by a broker, bank or other nominee, you are considered the "beneficial owner" of shares held in "street name" and the Notice of Internet Availability was forwarded to you by that nominee. As the beneficial owner, you have the right to direct your nominee as to how to vote your shares, and are also invited to attend the 2024 Annual Meeting.
If you hold shares both as a stockholder of record and in "street name," you must vote separately both set of shares.
How do I vote?
If you are a stockholder of record, you may vote:
•Via the Internet. You may vote via the Internet by visiting www.proxyvote.com and entering the 16-digit control number found on your Notice of Internet Availability. Instructions on Internet voting are provided in the Notice of Internet Availability.
•By Telephone. If you requested printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by calling the toll free number found on the proxy card.
•By Mail. If you requested printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.
•At the Virtual Meeting. You may vote during the virtual 2024 Annual Meeting by visiting www.virtualshareholdermeeting.com/ESI2024. Be sure to have your 16-digit control number available in order to join the meeting.
If you are a beneficial owner of shares held in "street name," you must follow the voting procedures of the broker, bank or other nominee who holds your shares. In general, you may vote:
•Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the 16-digit control number found in your Notice of Internet Availability. Instructions on Internet voting are provided in the Notice of Internet Availability. The availability of Internet voting may depend on the voting process of the broker who holds your shares.

•By Telephone. If you requested printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number found on the proxy card. The availability of telephone voting may depend on the voting process of the broker who holds your shares.
•By Mail. If you requested printed copies of the proxy materials by mail, you will receive a proxy card or a voting instruction form and you may vote by proxy by filling out the proxy card or voting instruction form and returning it in the envelope provided.
•At the Virtual Meeting. You may vote during the virtual 2024 Annual Meeting by visiting www.virtualshareholdermeeting.com/ESI2024. Be sure to have your 16-digit control number available in order to join the meeting.
TO FACILITATE THE TIMELY RECEIPT OF YOUR PROXY, WE ENCOURAGE YOU TO VOTE ON THE INTERNET OR BY TELEPHONE TODAY.
If you vote on the Internet or by telephone, you do not need to return your proxy card or voting instruction form. Internet and telephone voting for stockholders will be available 24 hours a day. To allow sufficient time for your broker to vote, your voting instructions must be received by 11:59 p.m. (Eastern Time) on June 3, 2024. Even if you plan to attend the 2024 Annual Meeting, we recommend that you vote your shares in advance.
Internet and telephone voting procedures are designed to authenticate stockholders by use of your 16-digit control number and to allow you to confirm that your instructions have been properly recorded. Stockholders voting via the Internet and by telephone should understand there may be costs associated with voting in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholders.
How many votes are needed to approve each proposal?
The table below sets forth the vote required for approval of each proposal described in this Proxy Statement, assuming a quorum is present:

Proposal	Vote Required
1 - Election of directors for a one-year term	Majority of votes cast
2 - Advisory 2023 Say-on-Pay vote	Majority of votes cast
3 - Approval of our 2024 Incentive Compensation Plan	Majority of votes cast
4 - Ratification of independent registered public accounting firm for 2024	Majority of votes cast
How do I obtain electronic access to the proxy materials?
The Notice of Internet Availability provides instructions regarding how to use the Internet to view the proxy materials for the 2024 Annual Meeting. This Proxy Statement and our 2023 Annual Report are available on the following website: www.proxyvote.com. If you hold your shares in "street name," you may be able to elect to receive future proxy statements and annual reports electronically. For information regarding electronic delivery, you should contact your broker, bank or other nominee. Stockholders requesting electronic delivery may incur costs, such as telephone and Internet access charges, that must be borne by the stockholder.
What if I lose the Notice of Internet Availability or other communication from my broker containing my 16-digit control number prior to voting?
Stockholder of Record. If you are a stockholder of record, you may obtain another Notice of Internet Availability containing your control number by writing to the Company Secretary at Element Solutions Inc, 500 East Broward Boulevard, Suite 1860, Fort Lauderdale, Florida 33394, or calling our Investor Relations function at (203) 952-0369.

Beneficial Owner. If your shares of common stock are held in "street name" through a broker, bank or other nominee, you must contact that nominee and request to obtain another notice from them.
Is my vote confidential?
Yes. Broadridge Investor Communication Solutions, Inc. ("Broadridge") will receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to Element Solutions or any of its officers or employees, except where disclosure is required by applicable law, disclosure of your vote is expressly requested by you, or we/Broadridge conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be provided to us from time to time and preliminary voting results will be publicly announced at the 2024 Annual Meeting.
If I am an employee holding shares pursuant to the Company's 2024 Employee Stock Purchase Plan ("2024 ESPP"), how will my shares be voted?
Employees holding shares of common stock of the Company acquired through the Company's 2024 ESPP will receive an email including voting instructions or a voting instruction card from Broadridge covering all shares credited to their share account held under Schwab Stock Plan Services at Charles Schwab, the 2024 ESPP administrator, as of the Record Date. The email or voting instruction cards may have an earlier return date than proxy cards.
How do I vote my shares held in a Charles Schwab brokerage account and/or through the Company's Employee Savings and 401(k) Plan?
Employees holding shares of common stock of the Company in a brokerage account held by Charles Schwab or shares acquired through the Company's 401(k) plan will be able to vote any shares included in their accounts as of the Record Date in accordance with the voting instructions that will be provided by the Schwab Stock Plan Services at Charles Schwab, the bank nominee where these brokerage accounts were opened.
What if I sign and return my proxy without providing any specific voting instructions?
Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the Internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the 2024 Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.
Beneficial Owner. If you are a beneficial owner of shares held in "street name" and do not provide the broker, bank or other nominee who holds your shares with specific voting instructions, under the rules of the NYSE, this broker, bank or other nominee may generally vote on "routine matters" but cannot vote on "non-routine matters." If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." Therefore, we strongly encourage you to give voting instructions to your nominee. Shares represented by such broker non-votes will be counted in determining whether there is a quorum.
Which proposals are considered "routine" or "non-routine"?
The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024 (Proposal 4) is a matter considered "routine" under applicable rules. A broker, bank or other nominee may generally vote on routine matters, which means that it can exercise discretion and vote your shares absent your instructions. Therefore, no broker non-votes are expected to exist in connection with Proposal 4.

The election of directors (Proposal 1), the approval, on an advisory basis, of the compensation of the NEOs in 2023 (Proposal 2) and the approval of our 2024 Incentive Compensation Plan (Proposal 3) are matters considered "non-routine" under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2 and 3.
What is the impact of broker non-votes and abstentions on the proposals being presented at the meeting?
The table below sets forth the impact of a broker non-vote and an abstention with respect to each proposal described in this Proxy Statement, assuming a quorum is present:

	Broker Non-Vote	Abstention
1 - Election of directors for a one-year term	No Impact	No Impact
2 - Advisory 2023 Say-on-Pay vote	No Impact	No Impact
3 - Approval of our 2024 Incentive Compensation Plan	No Impact	No Impact
4 - Ratification of independent registered public accounting firm for 2024	N/A	No Impact
Can I change my vote after I have delivered my proxy card?
Yes. You may revoke your proxy card at any time before its exercise by delivering to the Company Secretary a revocation of proxy at the address indicated below, executing a new proxy bearing a later date, or voting during the 2024 Annual Meeting. If you are a beneficial owner, you must contact your broker, bank or other nominee to change your vote.
Element Solutions Inc
Attn: Company Secretary
500 East Broward Boulevard, Suite 1860
Fort Lauderdale, Florida 33394
United States
Am I entitled to dissenter’s rights?
No. Delaware General Corporation Law does not provide for dissenter’s rights in connection with the matters being voted on at the 2024 Annual Meeting.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple Notices of Internet Availability or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice of Internet Availability or voting instruction card for each brokerage account in which you hold shares in "street name." If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability. Please vote the shares represented by each Notice of Internet Availability or voting instruction card you receive.
What is householding?
For those stockholders who have elected to continue to receive printed copies of the proxy materials, the SEC permits delivery of a single annual report to stockholders and a single proxy statement to any household at which two or more stockholders reside, who are believed to be members of the same family. The procedure, referred to as "householding," reduces the volume of duplicate information stockholders receive and the related expenses to the Company. We have not implemented householding with respect to our stockholders of record; however, a number of brokerage firms have instituted this process, which may impact certain beneficial owners (i.e., "street name" stockholders). If your family has multiple accounts in which a broker holds your shares of common stock in "street name," you may have previously received a householding information notification from this broker. Please contact your broker directly if you have any questions, require additional copies of this Proxy Statement or our 2023 Annual Report, or wish to revoke your decision to household and receive multiple reports going forward.
Where can I find voting results of the 2024 Annual Meeting?
We will announce the preliminary voting results for the proposals voted upon at the 2024 Annual Meeting and disclose final detailed voting results in a Current Report on Form 8-K filed with the SEC within four business days of the 2024 Annual Meeting.
Who should I call with other questions?
If you need assistance voting your shares or have additional questions about this Proxy Statement or the 2024 Annual Meeting, please contact our Investor Relations function at (203) 952-0369 or IR@elementsolutionsinc.com.
If you would like to receive additional copies of our 2023 Annual Report, please contact:
Element Solutions Inc
500 East Broward Boulevard, Suite 1860
Fort Lauderdale, Florida 33394
United States
Attention: Investor Relations

OTHER MATTERS

Stockholder Proposals
As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the 2024 Annual Meeting other than as set forth in the Notice of Annual Meeting of Stockholders included in this Proxy Statement. If any other matters properly come before the 2024 Annual Meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in accordance with the recommendations of the Board.
Stockholder Proposals for the 2025 Proxy Statement
In order to submit stockholder proposals to be considered for inclusion in the proxy materials for the Company's 2024 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, the proposal must be received by our Company Secretary at 500 East Broward Boulevard, Suite 1860, Fort Lauderdale, Florida 33394, United States, no later than December XX, 2024. The proposal must meet the requirements under Rule 14a-8 to be valid.
Stockholder Director Nominations and Other Stockholder Proposals for Presentation at the 2025 Annual Meeting of Stockholders
Our Amended and Restated By-Laws also establish an advance notice procedure with regard to director nominations (each, a "Nomination") and other stockholder proposals (each, a "Stockholder Proposal") that are not submitted for inclusion in the proxy statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the Company's 2024 annual meeting of stockholders, a notice of Nomination or Stockholder Proposal must be delivered to our Company Secretary at the Fort Lauderdale address indicated above, not less than 90 or more than 120 days prior to the first anniversary of the date of the 2024 Annual Meeting. As a result, any notice given by or on behalf of a stockholder pursuant to our Amended and Restated By-Laws (and not pursuant to Rule 14a-8) must be received no earlier than the close of business on February 4, 2025 and no later than the close of business on March 6, 2025.

Any notice must describe various matters regarding (i) the individuals subject to the Nomination, including but not limited to, the name, address, occupation and the number of shares held by such nominees, (ii) the Stockholder Proposal, including, but not limited to, the reasons for such proposal, and (iii) information about the stockholder giving notice and the beneficial owner, if any, on whose behalf the Nomination or the Stockholder Proposal is made. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s director nominees must comply with the requirements of Rule 14a-19 under the Exchange Act and provide notice to the Company Secretary at the address above between February 4, 2025 and March 6, 2025 with all the names of the nominees for whom such stockholder intends to solicit proxies. The notice must also meet all the requirements set forth in Rule 14a-19(b).
All Nominations and Stockholder Proposals must comply with the requirements as set forth in our Amended and Restated By-Laws, a copy of which may be obtained at no cost from our Company Secretary. The chairman of any annual meeting may refuse to allow any Nomination or Stockholder Proposal not made in compliance with these procedures and those of Rule 14a-19(b), if applicable.
List of Stockholders Entitled to Vote at the 2024 Annual Meeting
The names of stockholders of record entitled to vote at the 2024 Annual Meeting will be available at the Company’s principal office in Fort Lauderdale, Florida, for a period of ten days prior to the 2024 Annual Meeting. To the extent office access is affected in any manner, stockholders may email the Company at IR@elementsolutionsinc.com for alternative arrangements.
Proxy Solicitation Costs
We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, proxies may be solicited on our behalf by our officers, directors or employees in person, by telephone or electronic mail without extra compensation for that activity. We also expect to reimburse Computershare, our transfer agent, and Broadridge as well as banks, brokers and other persons for reasonable out-of-pocket expenses in sending proxy materials to the beneficial owners of our common stock and for obtaining the proxies of those owners.
Communication with the Board of Directors
Any stockholder or other party interested in contacting the Board, a Committee of the Board, the Board's independent Lead Director or any other director may do so in writing to:
Element Solutions Inc
Board of Directors [or Committee or director name, as appropriate]
500 East Broward Boulevard, Suite 1860
Fort Lauderdale, Florida 33394
United States
All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a stockholder of the Company.
As indicated in our Board Governance Principles, the Board has approved a process for handling correspondence received by the Company and addressed to non-management members of the Board. Under that process, the Executive Chairman or an officer delegated by the Chairman (the "Delegated Officer") reviews all such correspondence, maintains a log of all such correspondence and forwards to the other directors copies of all correspondence that, in the opinion of the Executive Chairman or the Delegated Officer, deal with the functions of the Board or any of its Committees or that the Executive Chairman or Delegated Officer otherwise determines require their attention. The Executive Chairman or Delegated Officer may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log at any time.

When deemed appropriate, concerns relating to accounting, internal controls or auditing matters are brought to the attention of our internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters.
Available Information
We will furnish, without charge, to each person whose proxy is being solicited, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2023, including the financial statements and schedule thereto, but not the exhibits. Stockholders should direct their requests to our Investor Relations function at Element Solutions Inc, 500 East Broward Boulevard, Suite 1860, Fort Lauderdale, Florida 33394.
Our annual report on Form 10-K for the year ended December 31, 2023 is also available, free of charge, through the Investors – SEC Filings section of our website at www.elementsolutionsinc.com. A copy of any exhibit to our annual report on Form 10-K will be forwarded upon written request to our Investor Relations function at the address indicated above.

APPENDIX A - ELEMENT SOLUTIONS INC 2024 INCENTIVE COMPENSATION PLAN
ELEMENT SOLUTIONS INC
2024 INCENTIVE COMPENSATION PLAN
1.Purpose. The purpose of this Element Solutions Inc 2024 Incentive Compensation Plan, as may be amended from time to time (this “Plan”), is to assist the Company and its Related Entities (each as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to the Company or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s stockholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of stockholder value.
2.Definitions. For purposes of this Plan, the following terms are defined as set forth below, in addition to such terms defined elsewhere in this Plan.
(a)“Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest relating to Shares or other property (including cash), granted to a Participant under this Plan.
(b)“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.
(c)“Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under this Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 9(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the Participant’s estate.
(d)“Beneficial Owner” and “Beneficial Ownership” have the respective meanings ascribed to such terms in Rule 13d‑3 under the Exchange Act and any successor to such Rule.
(e)“Board” means the Board of Directors of the Company.
(f)“Cause” has the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term means (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company or a Related Entity, (v) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.
(g)“Change in Control” means a Change in Control as defined in Section 8(b) hereof.
(h)“Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(i)“Committee” means a committee of the Board designated and authorized by the Board to administer this Plan; provided, however, that, if the Board fails to designate and authorize such a committee, or if there are no longer any members on the committee so designated by the Board, or for any other reason determined by the Board, then the Board shall serve as the Committee. While it is intended that the Committee shall consist of at least two directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of this Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under this Plan, and (ii) “Independent”, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of this Plan.
(j)“Company” means Element Solutions Inc, a Delaware corporation, and any successor thereto.
(k)“Consultant” means any consultant or advisor who, directly or indirectly, provides services to the Company or any Related Entity, so long as (i) such person renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) such person does not directly or indirectly promote or maintain a market for the Company’s securities, and (iii) the identity of such person would not preclude the Company from offering or selling securities to such person pursuant to this Plan in reliance upon either the exemption from registration provided by Rule 701 under the Securities Act, or, if the Company is required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act, registration under the Securities Act pursuant to a Registration Statement on Form S-8.
(l)“Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, subject to the terms of Section 2(q) hereof, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement). For clarity, for purposes of this Plan, military leave, statutory maternity or paternity leave, or sick leave shall be deemed Continuous Service, unless determined otherwise by the Committee.
(m)“Director” means a member of the Board or the board of directors of any Related Entity.
(n)“Disability” means, unless otherwise defined in an Award Agreement, (i) for purposes of the exercise of an Incentive Stock Option, a permanent and total disability (within the meaning of Section 22(e)(3) of the Code), and (ii) for all other purposes, the Participant’s inability to perform the duties of his or her position with the Company or any Related Entity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(o)“Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.
(p)“Effective Date” means June 4, 2024, which is the date on which this Plan is approved by stockholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Section 422 of the Code, Rule 16b-3 under the Exchange Act and applicable requirements under the rules of the Listing Market.
(q)“Eligible Person” means each Director, Employee, Consultant and other person who provides services to the Company or any Related Entity. The foregoing notwithstanding, only Employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in this Plan.

(r)“Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity, or is a prospective employee of the Company or any Related Entity (conditioned upon and effective not earlier than, such person becoming an employee of the Company or any Related Entity). The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.
(s)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including the rules thereunder and successor provisions and rules thereto.
(t)“Fair Market Value” means the fair market value of Shares, Awards or other property on the date as of which the value is being determined, as determined by the Committee, or under procedures established by the Committee, subject to the following:
(i)If, on such date, the Shares are listed on a national securities exchange or market system, the Fair Market Value of a Share shall be the closing price of a Share (or the mean of the closing bid and asked prices of a Share if the Shares are so quoted instead) as quoted on the applicable exchange or system, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Share has traded on such exchange or system, the date on which the Fair Market Value shall be established shall be the last day on which the Share was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.
(ii)If, on such date, the Shares are not listed on a national securities exchange or market system, but is traded on an over-the-counter market, the Fair Market Value of a Share shall be the average of the closing bid and asked prices for Shares, or, if there are no closing bid and asked prices, the last closing price, in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market.
(iii)If, on such date, the Shares are not listed on a national securities exchange or market system, and are not traded on an over-the-counter market, the Fair Market Value of a Share shall be as determined by the Committee or the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.
(u)“Good Reason” has the equivalent meaning or the same meaning as “good reason” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall have the meaning specified in the Award Agreement. In the absence of any definition in any employment, consulting, or other agreement for the performance of services or in the Award Agreement, such term shall mean (i) the assignment to the Participant of any duties inconsistent in any material respect with the Participant's duties or responsibilities as assigned by the Company or a Related Entity, or any other action by the Company or a Related Entity which results in a material diminution in such duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith or any other action which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; (ii) any material failure by the Company or a Related Entity to comply with its obligations to the Participant as agreed upon, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith or any other failure which is remedied by the Company or a Related Entity promptly after receipt of notice thereof given by the Participant; or (iii) the Company's or Related Entity’s requiring the Participant to be based at any office or location outside of fifty (50) miles from the location of employment or service as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities.
(v)“Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.
(w)“Independent”, when referring to either members of the Board or members of the Committee, shall have the same meaning as used in the rules of the Listing Market.

(x)“Listing Market” means the New York Stock Exchange or any other national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.
(y)“Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.
(z)“Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.
(aa) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.
(bb)“Parent” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.
(cc)“Participant” means a person who has been granted an Award under this Plan which remains outstanding, including a person who is no longer an Eligible Person.
(dd)“Performance Award” means any Award granted pursuant to Section 6(h) hereof.
(ee)“Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.
(ff)“Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof and shall include a “group” as defined in Section 13(d) thereof.
(gg)“Prior Plan” means the Element Solutions Inc Amended and Restated 2013 Incentive Compensation Plan, as amended.
(hh)“Related Entity” means any Parent or Subsidiary, or any business, corporation, partnership, limited liability company or other entity designated by the Committee in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly, and with respect to which the Company may offer or sell securities pursuant to this Plan in reliance upon either the exemption from registration provided by Rule 701 under the Securities Act, or, if the Company is required to file reports pursuant to Section 13 or Section 15(d) of the Exchange Act, registration under the Securities Act pursuant to a Registration Statement on Form S-8.
(ii)“Restricted Stock” means any Share issued with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
(jj)“Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.
(kk)“Restricted Stock Unit” means a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares, or a combination thereof, at the end of a specified deferral period.
(ll)“Restricted Stock Unit Award” means an Award of Restricted Stock Units granted to a Participant under Section 6(e) hereof.

(mm)“Restriction Period” means the period of time specified by the Committee that Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose.
(nn)“Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to this Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.
(oo)“Securities Act” means the Securities Act of 1933, as amended from time to time, including the rules thereunder and successor provisions and rules thereto.
(pp)“Shares” means the shares of common stock of the Company, and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 9(c) hereof.
(qq)“Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.
(rr)“Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.
(ss)“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, by an entity (i) acquired by the Company or any Related Entity, (ii) which becomes a Related Entity after the date hereof, or (iii) with which the Company or any Related Entity combines.
3.Administration.
(a)Authority of the Committee. This Plan shall be administered by the Committee except to the extent (and subject to the limitations imposed by Section 3(b) hereof) the Board elects to administer this Plan, in which case this Plan shall be administered by only those members of the Board who are Independent members of the Board, in which case references herein to the “Committee” shall be deemed to include references to the Independent members of the Board. The Committee shall have full and final authority, subject to and consistent with the provisions of this Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of this Plan, construe and interpret this Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of this Plan. In exercising any discretion granted to the Committee under this Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of any other Eligible Persons or Participants. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Related Entity or any Participant or Beneficiary, or any transferee under Section 9(b) hereof or any other person claiming rights from or through any of the foregoing persons or entities.
(b)Manner of Exercise of Committee Authority. The Committee, and not the Board, shall exercise sole and exclusive discretion (i) on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act, and (ii) with respect to any Award to an Independent Director. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to members of the Board, the Chief Executive Officer of the Company or other officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. The Committee may appoint agents to assist it in administering this Plan, including, without limitation, appointing one or more members of the Company’s management, with the power or authority otherwise granted to the Committee under this Plan, with respect to a number of Shares reserved and available for delivery under this Plan, subject to the terms and limitations of such power or authority as determined by the Committee in its sole and absolute discretion. In no event, however, may an agent appointed by the Committee to assist it in administering this Plan be permitted to grant Awards to, or exercise any discretion with respect to any and all other matters relating to Awards previously granted to, such agent appointed by the Committee to assist it in administering this Plan.
(c)Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of this Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to this Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.
4.Shares Subject to Plan.
(a)Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 9(c) hereof, the total number of Shares reserved and available for delivery under this Plan shall be 10,000,000 shares (the “Share Pool”). Any Shares delivered under this Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.
(b)Application of Limitation to Grants of Awards. No Award may be granted if the number of Shares to be delivered in connection with such an Award exceeds the number of Shares remaining available for delivery under this Plan, minus the number of Shares that would be counted against the limit upon settlement of then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or Substitute Awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.
(c)Availability of Shares Not Delivered under Awards and Adjustments to Limits.
(i) If any Shares subject to an Award, or after the Effective Date, Shares subject to any awards granted under the Prior Plan, are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award, or after the Effective Date, Shares subject to any award granted under the Prior Plan, is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award or award under the Prior Plan, the Shares to which those Awards or awards under the Prior Plan were subject, shall, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, be added back to the Share Pool and again be available for delivery with respect to Awards under this Plan.
(ii) Shares withheld from an Award to satisfy the exercise price or purchase price shall count against the maximum number of Shares remaining available for issuance pursuant to Awards granted under this Plan, and Shares delivered by a Participant to satisfy exercise price or purchase price requirements shall not be added back to the Share Pool.
(iii) Shares withheld from an Award granted under this Plan to satisfy tax withholding requirements shall count against the maximum number of Shares remaining available for issuance pursuant to Awards granted under this Plan, and Shares delivered by a Participant to satisfy tax withholding requirements shall not be added to the Share Pool.
(iv) Substitute Awards shall not reduce the Shares authorized for delivery under this Plan or authorized for delivery to a Participant in any period. Additionally, in the event that an entity acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan

(as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under this Plan and shall not reduce the Shares authorized for delivery under this Plan if and to the extent that the use of such Shares would not require approval of the Company’s stockholders under the rules of the Listing Market. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.
(v) Any Share that again becomes available for delivery pursuant to this Section 4(c) shall be added back as one (1) Share.
(vi) Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 9(c) hereof, the maximum aggregate number of Shares that may be delivered under this Plan as a result of the exercise of the Incentive Stock Options shall be 10,000,000 shares. In no event shall any Incentive Stock Options be granted under this Plan after the tenth anniversary of the date on which the Board adopts this Plan.
(vii) Notwithstanding anything in this Section 4 to the contrary, but subject to adjustment as provided in Section 9(c) hereof, in any fiscal year of the Company during any part of which this Plan is in effect, no Participant who is a Director but is not also an Employee or Consultant may be granted any Awards that have a “fair value” as of the date of grant, as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance), that exceeds $500,000 in the aggregate.
5.Eligibility; Per-Participant Limitations. Awards may be granted under this Plan only to Eligible Persons. Subject to adjustment as provided in Section 9(c) hereof, in any fiscal year of the Company during any part of which this Plan is in effect, no Participant may be granted (i) Options and/or Stock Appreciation Rights with respect to more than 1,000,000 Shares, or (ii) Restricted Stock Awards and/or any other Awards that are payable in Shares and subject to Section 8 hereof with respect to more than 2,000,000 Shares.
6.Specific Terms of Awards.
(a)General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 9(f) hereof), such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. Except as otherwise expressly provided herein, the Committee shall retain full power and discretion to accelerate, waive, or modify, at any time, any term or condition of an Award that is not mandatory under this Plan. Except in cases in which the Committee is authorized to require other forms of consideration under this Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Delaware law, no consideration other than services may be required for the grant (as opposed to the exercise) of any Award.
(b)Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:
(i)Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee; provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option, and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. Other than pursuant to Sections 9(c)(i) and (ii) hereof, the Committee shall not be permitted to (A)

lower the exercise price per Share of an Option after it is granted, (B) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with Substitute Awards), (C) cancel an outstanding Option in exchange for an Option with an exercise price that is less than the exercise price of the original Options, or (D) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without approval of the Company’s stockholders.
(ii)Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method by which notice of exercise is to be given and the form of exercise notice to be used, the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.
(iii)Form of Settlement. The Committee may, in its sole discretion, provide that the Shares to be issued upon exercise of an Option shall be in the form of Restricted Stock or other similar securities.
(iv)Incentive Stock Options. The Committee shall only grant Incentive Stock Options if (1) with respect to the initial Share pools set forth in Sections 4(a) and 4(c)(vi) hereof, within 12 months of the Effective Date, and/or (2) with respect to any increase in the Share pools set forth in Sections 4(a) and 4(c)(vi) hereof by an amendment to this Plan, within 12 months of the effective date of any such amendment, this Plan or such amendment, as the case may be, is approved by stockholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Section 422 of the Code, in accordance with applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and any other laws, regulations, and obligations of the Company applicable to this Plan. Incentive Stock Options may be granted subject to stockholder approval but may not be exercised or otherwise settled in the event stockholder approval is not obtained. The terms of any Incentive Stock Option granted under this Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in this Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under this Plan be exercised, so as to disqualify either this Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:
(A)the Option shall not be exercisable for more than ten years after the date such Incentive Stock Option is granted; provided, however, that, if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant;
(B)the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under this Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections

424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000; and
(C)if Shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.
(c)Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under this Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of this Plan, including the following:
(i)Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Stock Appreciation Right granted to Participants who are subject to the Code, or less than the associated Option exercise price, in the case of a Tandem Stock Appreciation Right. Other than pursuant to Sections 9(c)(i) and (ii) hereof, the Committee shall not be permitted to (A) lower the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), (C) cancel an outstanding Stock Appreciation Right in exchange for a Stock Appreciation Right with a grant price that is less than the grant price of the original Stock Appreciation Right, or (D) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without stockholder approval.
(ii)Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.
(iii)Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or, for Options that are not Incentive Stock Options, at any time thereafter before exercise or expiration of such Option. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(d)Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:
(i)Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan during the Restriction Period. The terms of any Restricted Stock Award granted under this Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with this Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of this Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the period that the Restricted Stock Award is subject to a risk of forfeiture, subject to Section 9(b) hereof and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or Beneficiary.
(ii)Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that, subject to the limitations set forth in Section 6(j) hereof, the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.
(iii)Certificates for Stock. Restricted Stock granted under this Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.
(iv)Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee shall either (A) require that any cash dividends paid on a Share of Restricted Stock be automatically reinvested in additional Shares of Restricted Stock, or (B) require that payment be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash dividend is payable, in each case, in a manner that does not violate the requirements of Section 409A of the Code if applicable. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.
(e)Restricted Stock Unit Award. The Committee is authorized to grant Restricted Stock Unit Awards to any Eligible Person on the following terms and conditions:
(i)Award and Restrictions. Satisfaction of a Restricted Stock Unit Award shall occur upon expiration of the deferral period specified for such Restricted Stock Unit Award by the Committee (or, if permitted by the Committee, as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code if applicable). In addition, a Restricted Stock Unit Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A Restricted Stock Unit

Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Restricted Stock Unit Award, a Restricted Stock Unit Award carries no voting, dividend, or other rights associated with Share ownership. Prior to satisfaction of a Restricted Stock Unit Award, except as otherwise provided in an Award Agreement and as permitted under Section 409A of the Code if applicable, a Restricted Stock Unit Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or any Beneficiary.
(ii)Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Award), the Participant’s Restricted Stock Unit Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that, subject to the limitations set forth in Section 6(j) hereof, the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Restricted Stock Unit Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Restricted Stock Unit Award.
(iii)Dividend Equivalents. As a condition to the grant of a Restricted Stock Unit, the Committee shall require that any cash dividends paid on a Share attributable to such Restricted Stock Unit be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Unit with respect to which such cash dividend is payable, in a manner that does not violate the requirements of Section 409A of the Code if applicable. Unless otherwise determined by the Committee, Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock Unit with respect to which such Shares or other property have been distributed.
(f)Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.
(g)Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued, or whether such Dividend Equivalents shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify; provided that in no event shall such Dividend Equivalents be paid out to Participants prior to the vesting of the corresponding Shares underlying the Award. Any such determination by the Committee shall be made as of the grant date of the applicable Award. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.
(h)Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The performance criteria may consist of the following (determined for the Company, on a consolidated basis, and/or for Related Entities, or for business or geographical units of the Company and/or a Related Entity): (1) earnings per share; (2) revenues or margins; (3) cash flow (including operating cash flow, free cash flow, cash return on investment, discounted return on investment, and cash flow in excess of cost of capital); (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) economic value added; (7) direct contribution; (8) net income; pretax earnings; earnings before all or some of the following items: interest, taxes, depreciation, amortization, stock-based compensation, ASC 718 expense, or any extraordinary or special items; earnings after interest expense and before extraordinary or special items; operating income or income from operations; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the Company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total stockholder return; (13) debt reduction; (14) market share; (15) entry into new markets, either geographically or by business unit; (16) customer retention and satisfaction; (17) strategic plan development and implementation, including turnaround plans; and/or (18) the Fair Market Value of a Share. Any of the foregoing criteria may be determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index, the Standard & Poor’s Midcap 400 Index, the Nasdaq Composite Index, the Russell 2000 Index, or another group of companies that are comparable to the Company. In determining the achievement of the performance goals, unless otherwise specified by the Committee at the time the performance goals are set, the Committee shall exclude the impact of (i) restructurings, discontinued operations, and extraordinary items (as defined pursuant to generally accepted accounting principles), and other unusual or non-recurring charges, (ii) change in accounting standards required by generally accepted accounting principles; or (iii) such other exclusions or adjustments as the Committee specifies at the time the Award is granted. Except as may be provided in Section 8 hereof or an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. The performance goals to be achieved for each Performance Period, the duration of the Performance Period, and the amount of the Award to be distributed, in each case, shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis in a manner that does not violate the requirements of Section 409A of the Code if applicable.
(i)Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of this Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under this Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under this Plan. Except as otherwise provided in the last sentence of Section 6(h) hereof, the Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of Section 13(k) of the Exchange Act or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.
(j)Certain Vesting Requirements and Limitations on Waiver of Forfeiture Restrictions. Except for certain limited situations (including death, disability, retirement, a Change in Control referred to in Section 8 hereof, grants to new hires to replace forfeited compensation, grants representing payment of earned Performance Awards or other incentive compensation, Substitute Awards, or grants to Directors):
(i)Restricted Stock Awards, Restricted Stock Unit Awards, and Other Stock-Based Awards (A) that are not subject to performance-based vesting requirements shall vest over a period of not less than three years from date of grant (but permitting pro-rata installments vesting over such time starting on the first year anniversary of the date of grant), or (B) that are subject to performance-based vesting requirements shall vest over a period of not less than one year; and
(ii)The Committee shall not waive the vesting requirements set forth in the foregoing clause (i).

The limitations set forth in this Section 6(j) shall not apply to up to 5% of the Share Pool (subject to adjustment as provided in Section 9(c) hereof).
7.Certain Provisions Applicable to Awards.
(a)Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under this Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock or Restricted Stock Units), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered (for example, Options or Stock Appreciation Right granted with an exercise price or grant price “discounted” by the amount of the cash compensation surrendered), provided that any such determination to grant an Award in lieu of cash compensation must be made in a manner intended to be exempt from or comply with Section 409A of the Code.
(b)Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code); provided, however, that, in the event that on the last day of the term of an Option or a Stock Appreciation Right, other than an Incentive Stock Option, (i) the exercise of the Option or Stock Appreciation Right is prohibited by applicable law, or (ii) Shares may not be purchased, or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right may be extended by the Committee for a period of up to thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, provided that such extension of the term of the Option or Stock Appreciation Right would not cause the Option or Stock Appreciation Right to violate the requirements of Section 409A of the Code.
(c)Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of this Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that any determination to pay in installments or on a deferred basis shall be made by the Committee at the date of grant. Any installment or deferral provided for in the preceding sentence shall, however, subject to the terms of this Plan, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, the rules and regulations adopted by the Securities and Exchange Commission thereunder, all applicable rules of the Listing Market and any other applicable law, and in a manner intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. Subject to Section 7(e) hereof, the settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the sole discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Stock Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the exercise or grant price. Installment or deferred payments may be required by the Committee (subject to Section 7(e) hereof, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. The acceleration of the settlement of any Award, and the payment of any Award in installments or on a deferred basis, all shall be done in a manner that is intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. The Committee may, without limitation, make provision for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d)Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 of the Exchange Act pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b) of the Exchange Act.
(e)Code Section 409A.
(i)The Award Agreement for any Award that the Committee reasonably determines to constitute a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), and the provisions of the Section 409A Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of this Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.
(ii)If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:
(A)Payments under the Section 409A Plan may be made only upon (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeable emergency”;
(B)The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;
(C)Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and
(D)In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).
For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.
(iii) Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

8.Change in Control.
(a)Effect of “Change in Control”. If and only to the extent provided in any employment or other agreement between the Participant and the Company or any Related Entity, or in any Award Agreement, or to the extent otherwise determined by the Committee in its sole discretion and without any requirement that each Participant be treated consistently, and except as otherwise provided in Section 8(a)(iv) hereof, upon the occurrence of a “Change in Control”, as defined in Section 8(b) hereof:
(i)Any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control, shall become immediately vested and exercisable.
(ii)Any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Restricted Stock Unit Award or an Other Stock-Based Award subject only to future service requirements granted under this Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant.
(iii)With respect to any outstanding Award subject to achievement of performance goals and conditions under this Plan, the Committee may, in its discretion, consider such Awards to have been earned and payable based on actual achievement of performance goals as measured immediately prior to the consummation of the Change in Control, or based upon target performance (either in full or pro-rata based on the portion of the Performance Period completed as of the Change in Control), except to the extent of any waiver by the Participant.
(iv)Except as otherwise provided in any employment or other agreement for services between the Participant and the Company or any Subsidiary, and unless the Committee otherwise determines in a specific instance, each outstanding Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award shall not be accelerated as described in Sections 8(a)(i), (ii) and (iii) above, if either (A) the Company is the surviving entity in the Change in Control and the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award continues to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control, or (B) the successor company or its parent company assumes or substitutes for the applicable Award, as determined in accordance with Section 9(c)(ii) hereof.
(b)Definition of “Change in Control”. Unless otherwise specified in any employment or other agreement for services between the Participant and the Company or any Related Entity, or in an Award Agreement, a “Change in Control” means the occurrence of any of the following:
(i)The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either (A) the value of then outstanding equity securities of the Company (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) (the foregoing Beneficial Ownership hereinafter being referred to as a “Controlling Interest”); provided, however, that for purposes of this Section 8(b), the following acquisitions shall not constitute or result in a Change in Control: (v) any acquisition directly from the Company; (w) any acquisition by the Company; (x) any acquisition by any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Entity; or (z) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) below; or
(ii)During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who constitute the Board on the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if equity securities of the Company are issued or issuable in connection with the transaction (each of the events referred to in this clause (A) being hereinafter referred to as a “Business Reorganization”), or (B) a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or equity of another entity by the Company or any of its Subsidiaries (each an “Asset Sale”), in each case, unless, following such Business Reorganization or Asset Sale, (1) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Stock and Outstanding Company Voting Securities immediately prior to such Business Reorganization or Asset Sale beneficially own, directly or indirectly, more than fifty percent (50%) of the value of the then outstanding equity securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of members of the board of directors (or comparable governing body of an entity that does not have such a board), as the case may be, of the entity resulting from such Business Reorganization or Asset Sale (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Reorganization or Asset Sale, of the Outstanding Company Stock and Outstanding Company Voting Securities, as the case may be (excluding any outstanding equity or voting securities of the Continuing Entity that such Beneficial Owners hold immediately following the consummation of the Business Reorganization or Asset Sale as a result of their ownership, prior to such consummation, of equity or voting securities of any company or other entity involved in or forming part of such Business Reorganization or Asset Sale other than the Company), (2) no Person (excluding any employee benefit plan (or related trust) of the Company or any Continuing Entity or any entity controlled by the Continuing Corporation or any Person that as of the Effective Date owns Beneficial Ownership of a Controlling Interest) beneficially owns, directly or indirectly, fifty percent (50%) or more of the value of the then outstanding equity securities of the Continuing Entity or the combined voting power of the then outstanding voting securities of the Continuing Entity except to the extent that such ownership existed prior to the Business Reorganization or Asset Sale and (3) at least a majority of the members of the Board of Directors or other governing body of the Continuing Entity were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Reorganization or Asset Sale; or
(iv)Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding anything to the contrary herein, the term “Change in Control” shall not include any sale of assets, a merger or other transaction effected exclusively for the purpose of changing the domicile of the Company. If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

9.General Provisions.
(a)Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to the Listing Market, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b)Limits on Transferability; Beneficiaries. No Award or other right or interest granted under this Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon), are by gift or pursuant to a domestic relations order, and are to a “Permitted Assignee” that is a permissible transferee under the applicable rules of the Securities and Exchange Commission for registration of securities on a registration statement on Form S-8. For this purpose, a “Permitted Assignee” means (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clauses (i) and (ii) are the only partners, members or stockholders, or (iv) a foundation in which any person or entity designated in clauses (i), (ii) or (iii) above control the management of assets. A Beneficiary, transferee, or other person claiming any rights under this Plan from or through any Participant shall be subject to all terms and conditions of this Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.
(c)Adjustments.
(i)Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer, then the Committee shall, in such manner if and as it may deem appropriate and equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 4 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate in order to prevent the reduction or enlargement of benefits under any Award.
(ii)Adjustments in Case of Certain Transactions. In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control, any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (A) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity; (B) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary; (C) full exercisability or vesting and accelerated expiration of the outstanding Awards; (D) replacement of such Awards with other rights or property selected by the Committee; or (E) settlement of the value of the vested portion of the outstanding Awards in cash or cash equivalents or other property, followed by cancellation of the vested and unvested portions of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction). For the purposes of this Plan, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award shall be considered assumed or substituted for if following the applicable transaction the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award immediately prior to the applicable transaction, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the applicable transaction, the consideration (whether stock, cash or other securities or property) received in the applicable transaction by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that, if such consideration received in the applicable transaction is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the applicable transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. The Committee may give written notice of any proposed transaction referred to in this Section 9(c)(ii) prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may, prior to the closing date of such transaction, exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his or her exercise of any Awards upon the consummation of the transaction.
(iii)Other Adjustments. The Committee or the Board is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to satisfaction of performance goals, or performance goals and conditions relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.
(d)Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of this Plan.
(e)Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under this Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. The amount of withholding tax paid with respect to an Award by the withholding of Shares otherwise deliverable pursuant to the Award or by delivering Shares already owned shall not exceed the maximum statutory withholding required with respect to that Award (or such other limit as the Committee shall impose, including without limitation, any limit imposed to avoid or limit any financial accounting expense relating to the Award).
(f)Changes to this Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate this Plan, or the Committee’s authority to grant Awards under this Plan, without the consent of stockholders or Participants, except that any amendment or alteration to this Plan shall be subject to the approval of the Company’s stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3) or the rules of the Listing Market, and the Board may otherwise, in its discretion, determine to submit other such changes to this Plan to stockholders for approval; provided that, except as otherwise permitted by this Plan or Award Agreement, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under the terms of any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in this Plan; provided that, except as otherwise permitted by this Plan or Award Agreement, without the consent of an affected Participant, no such Committee or the Board action may materially and adversely affect the rights of such Participant under terms of such Award.
(g)Clawback of Benefits.
(i)The Company may (A) cause the cancellation of any Award, (B) require reimbursement of any Award by a Participant or Beneficiary, and (C) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with the Company’s clawback policy (as amended from time to time, the “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by the Clawback Policy and is further agreeing that all of the Participant’s Award Agreements may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with the Clawback Policy.
(ii)If the Participant, without the consent of the Company, while employed by or providing services to the Company or any Related Entity or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Related Entity, as determined by the Committee in its sole discretion, then (A) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled, and (B) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement or otherwise specified by the Committee.
(h)Limitation on Rights Conferred Under Plan. Neither this Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under this Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company or any Related Entity including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of stockholders or any right to receive any information concerning the Company’s or any Related Entity’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company or any Related Entity in accordance with the terms of an Award. None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Awards unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award. Neither the Company, nor any Related Entity, nor any of their respective officers, directors, representatives or agents is granting any rights under this Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.
(i)Unfunded Status of Awards; Creation of Trusts. This Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in this Plan or any Award

Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company or Related Entity that issues the Award; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the obligations of the Company or Related Entity under this Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of this Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.
(j)Nonexclusivity of this Plan. Neither the adoption of this Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.
(k)Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
(l)Governing Law. Except as otherwise provided in any Award Agreement, the validity, construction and effect of this Plan, any rules and regulations under this Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, in each case, without giving effect to principles of conflict of laws, and applicable federal law.
(m)Jurisdiction. By accepting an Award, each Participant irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any action arising out of or relating to this Plan (and agrees not to commence any litigation relating to this Plan except in such courts), and (ii) further agrees that service of any process, summons, notice or document by U.S. registered mail to the address of such Participant contained in the records of the Company shall be effective service of process for any litigation brought against such Participant it in any such court.
(n)Foreign Laws. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of this Plan.
(o)Plan Effective Date; Termination of Plan. This Plan shall become effective on the Effective Date. This Plan shall terminate at the earliest of (a) such time as no Shares remain available for issuance under this Plan, (b) termination of this Plan by the Board, or (c) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of this Plan shall remain in effect until they have been exercised or terminated or have expired.
(p)Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of this Plan.
(q)Severability. If any provision of this Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

APPENDIX B - NON-GAAP DEFINITIONS AND RECONCILIATIONS

The executive compensation reflected in this Proxy Statement is awarded based on financial information that is not prepared in accordance with the Generally Accepted Accounting Principles standards ("GAAP"), including adjusted EBITDA, adjusted EBITDA CAGR (on a constant currency basis), adjusted EPS, cash return on investment (CRI), free cash flow, organic net sales growth and total shareholder return (TSR). Management and the Compensation Committee used these non-GAAP financial measures in their analysis of the Company’s performance and in their evaluation of the 2023 compensation. Non-GAAP financial measures, however, have limitations as analytical tools and should not be considered in isolation from, or a substitute for, or superior to, the related financial information that we report in accordance with GAAP.
For a discussion of the Company’s use of non-GAAP financial measures, see page 29 of the 2023 Annual Report under "Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures."
The following provides the definitions and, where applicable, reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures:
Constant Currency
The Company discloses adjusted EBITDA CAGR on a constant currency basis by adjusting results to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollars. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollars using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.
Adjusted EBITDA
Adjusted EBITDA is defined as EBITDA (earnings before interest, provision for income taxes, depreciation and amortization), excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share ("EPS")" reconciliation table below. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA provides investors with a more complete understanding of the long-term profitability trends of the Company's business and facilitates comparisons of its profitability to prior and future periods.

The following table reconciles GAAP "Net income" to "Pre-Bonus Adjusted EBITDA" and "Adjusted EBITDA," as applicable, and presents "Net Income Margin" and "Adjusted EBITDA Margin," for the periods presented below:

		Year Ended December 31,	Year Ended December 31,
(dollars in millions)		2023	2022
Net income		$118.2	$188.0
Add (subtract):
(Income) from discontinued operations, net of tax		(2.1)	(1.8)
Income tax expense		13.0	85.8
Interest expense, net		49.3	51.2
Depreciation expense		42.6	41.6
Amortization expense		124.1	119.7
EBITDA		345.1	484.5
Adjustments to reconcile to Adjusted EBITDA:
Inventory step-up	(1)	3.3	0.5
Restructuring expense	(2)	11.4	9.5
Acquisition and integration expense	(3)	16.8	10.6
Foreign exchange (gain) loss on intercompany loans	(4)	(9.7)	7.8
Debt refinancing costs	(5)	7.8	—
Goodwill impairment	(6)	80.0	—
Kuprion Acquisition research and development charge	(7)	15.7	—
Adjustment of stock compensation previously not probable	(8)	—	1.3
Other, net	(9)	11.9	12.4
Adjusted EBITDA		$482.3	$526.6
Bonus expense		12.4
Pre-bonus Adjusted EBITDA		$494.7

Net Income Margin
Total		5.1%	7.4%

Adjusted EBITDA Margin
Total		20.7%	20.7%
NOTE: For the footnote descriptions, please refer to the footnotes located under the Adjusted Earnings Per Share (EPS) reconciliation table below. For a definition of "constant currency," please see above.
Adjusted Constant Currency EBITDA Compound Annual Growth Rate ("EBITDA CAGR")
Adjusted EBITDA CAGR is defined as adjusted EBITDA growth (as opposed to a dollar value) over a certain performance period which growth excludes the impact of foreign currency translations, material acquisitions, divestitures, restructurings, refinancings and other unusual items as deemed appropriate by the Compensation Committee. Management believes this non-GAAP financial measure provides a more complete understanding of the long-term profitability trends of the Company’s business, and facilitates comparisons of its profitability to prior and future periods.
Adjusted Earnings per Share ("EPS")
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions.
Further, the Company adjusts its effective tax rate to 20%, as described in footnote (10) under the reconciliation table below. This effective tax rate, which reflects the Company’s estimated long-term expectations for taxes to be paid on its adjusted non-GAAP earnings, is consistent with how management evaluates the Company’s financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company’s jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits.

The resulting adjusted net income is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).
The following table reconciles GAAP "Net income" to "Adjusted net income" and presents the adjusted number of common shares used in calculating adjusted EPS for the period presented below:

		Year Ended December 31,
(dollars in millions, except per share amounts)		2023
Net income		$118.2
(Income) from discontinued operations, net of tax		(2.1)
Net income attributable to the non-controlling interests		(0.1)
Reversal of amortization expense	(1)	124.1
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	1.5
Inventory step-up	(1)	3.3
Restructuring expense	(2)	11.4
Acquisition and integration expense	(3)	16.8
Foreign exchange loss on intercompany loans	(4)	(9.7)
Debt refinancing costs	(5)	7.8
Goodwill impairment	(6)	80.0
Kuprion Acquisition research and development charge	(7)	15.7
Other, net	(9)	11.9
Tax effect of pre-tax non-GAAP adjustments	(10)	(52.6)
Adjustment to estimated effective tax rate	(10)	(12.8)
Adjusted net income attributable to common stockholders		$313.4

Adjusted EPS	(11)	$1.29

Adjusted common shares outstanding	(11)	243.9
(1)    The Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2)    The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.

(3)    The Company adjusts for costs associated with acquisition and integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4)    The Company adjusts for foreign exchange gains and losses on intercompany loans because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5)    The Company adjusts for costs related to the prepayment of its prior term loans because it believes these costs are not reflective of ongoing operations.
(6)    The Company recorded a non-cash impairment charge of $80.0 million related to its Graphics Solutions reporting unit in its Industrial & Specialty segment in the third quarter of 2023. The Company adjusts this cost because it believes it is not reflective of ongoing operations.
(7)    The Company adjusts for research and development costs associated with the purchase accounting related to the acquisition of Kuprion, Inc. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(8)    The Company adjusts for costs relating to certain stretch target performance-based restricted stock units granted to certain key executives as the achievement of the performance target for these awards was not deemed probable prior to the second quarter of 2021 and, therefore, compensation expense for these awards did not begin to be recognized until the second quarter of 2021 when achievement of the performance target became probable. The Company adjusts these costs as it believes it provides a more meaningful comparison of its performance between periods.
(9)    The Company's adjustments consist primarily of highly inflationary accounting losses for its operations in Turkey of $9.9 million, certain professional consulting fees and unrealized gains/losses on metals derivative contracts. The Company adjusts for highly inflationary accounting impacts for its operating in Turkey and unrealized gains/losses on metals derivative contracts as it believes it provides a more meaningful comparison of its performance between periods. The Company adjusts for certain professional consulting fees because it believes they are not reflective of ongoing operations.
(10)    The Company uses a non-GAAP effective tax rate to 20%. This rate, which reflects the Company's estimated long-term expectations for taxes to be paid on its adjusted non-GAAP earnings, is consistent with how management evaluates the Company's financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company's jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits. These economic benefits are expected to recur through 2028. Without taking into account these benefits derived from its U.S. tax attribute carryforwards and other similar adjustments, the Company's non-GAAP effective tax rate would have been 23.9% which would have resulted in a $0.07 reduction in Adjusted EPS for the year ended December 31, 2023.
(11)    The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding for the quarter-to-date period and an average of each quarter for the year-to-date period, plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation as it believes it provides a better understanding of its results of operations on a per share basis. See table below for further information:
Non-GAAP Adjusted Common Shares Outstanding at December 31, 2023:

(amounts in millions)	2023 FY Average
Basic common shares outstanding	241.5
Number of shares issuable upon vesting of granted Equity Awards	2.4
Adjusted common shares outstanding	243.9

Cash Return on Investment ("CRI")
CRI is defined as adjusted EBITDA less maintenance capex divided by gross property, plant and equipment plus working capital, subject to certain adjustments for acquisitions. Working capital is defined as net accounts receivable plus inventories minus accounts payable. Management believes CRI is a relevant metric for measuring capital efficiency.
Free Cash Flow
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for evaluating the Company's liquidity. Free cash flow should be considered as an additional measure of liquidity to, rather than as a substitute for, net cash provided by operating activities.
The following table reconciles "Cash flows from operating activities" to "Free cash flows":

Twelve Months Ended December 31,
(dollars in millions)	2023
Cash flows from operating activities	$333.6
Capital expenditures	(52.7)
Proceeds from disposal of property, plant and equipment	1.4
Free cash flows	$282.3

Organic Net Sales Growth
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals, and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.
Total Shareholder Return ("TSR")
TSR means the Company's TSR relative to the TSR of companies composing the S&P 500 Specialty Chemicals Index (CAP) or S&P 400 Index (stretch PRUSs) for the applicable period in which CAP is evaluated or the performance target is achieved, as applicable. Management believes that TSR, which indicates the total amount an investor reaps from a $100 investment over a certain period of time, is an important financial measure for evaluating the Company's financial performance.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ESI2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V37910-P04384 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ELEMENT SOLUTIONS INC

The Board of Directors recommends you vote FOR each of the nominees listed below:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Sir Martin E. Franklin	☐	☐	☐
1b. Benjamin Gliklich	☐	☐	☐
1c. Ian G.H. Ashken	☐	☐	☐
1d. Elyse Napoli Filon	☐	☐	☐
1e. Christopher T. Fraser	☐	☐	☐
1f. Michael F. Goss	☐	☐	☐
1g. E. Stanley O'Neal	☐	☐	☐
1h. Susan W. Sofronas	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:	**For**	**Against**	**Abstain**
2. Advisory vote to approve the Company's 2023 executive compensation	☐	☐	☐
3. Approval of the Company's 2024 Incentive Compensation Plan	☐	☐	☐
4. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2024	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V37911-P04384

PROXY CARD
ELEMENT SOLUTIONS INC
Annual Meeting of Shareholders
June 4, 2024 11:00 AM (EDT)
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Benjamin Gliklich and John E. Capps, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Element Solutions Inc that the shareholder(s) is/are entitled to vote at the 2024 Annual Meeting to be held via live webcast at 11:00 AM (EDT) on June 4, 2024 at www.virtualshareholdermeeting.com/ESI2024, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the 2024 Annual Meeting, or any adjournment or postponement thereof.

Continued and to be signed on reverse side